SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                           FORM S-4

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

             Chorus Communications Group, Ltd.
(Exact name of registrant as specified in its charter)

                           WISCONSIN
(State or other jurisdiction of incorporation or organization)

      TELEPHONE COMMUNICATIONS (NO RADIO TELEPHONE)[4813]
   (Primary Standard Industrial Classification Code Number)

                          39-1880843
             (I.R.S. Employer Identification No.)

                     1912 PARMENTER STREET
                   MIDDLETON, WI  53562-3139
                        (608) 828-2000
(Address, including ZIP Code, and Telephone Number, including area code, of registrant's principal executive officers)

                       HOWARD G. HOPEMAN
                     1912 PARMENTER STREET
                   MIDDLETON, WI  53562-3139
                        (608) 828-2000
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

(Copies to:)   Daniel T. Hardy, Esq.              Mark D.Timmerman, Esq.
          Darold J. Londo, Esq.                   310 West Sunset Court
          Grant B. Spellmeyer, Esq.               Madison, WI 53705-5145
          Axley Brynelson
          2 East Mifflin Street
          P.O. Box 1767
          Madison, WI  53701-1767

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC

     As soon as practicable after the effectiveness of this Registration Statement and the effective time ("Effective Time") of the merger of one wholly-owned subsidiary of Chorus Communications Group, Ltd. ("Chorus") with and into Mid-Plains, Inc. ("Mid-Plains") and the merger of another wholly-owned subsidiary of Chorus with and into Pioneer Communications, Inc. ("Pioneer") (collectively, referred to as the "Mergers") all as described in the Agreement and Plan of Merger, dated as of December 31, 1996.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                CALCULATION OF REGISTRATION FEE
Title of                         Proposed        Proposed
Each Class                       Maximum         Maximum         Amount of
of Securities      Amount to be  Offering        Aggregate       Registration
to be Registered   Registered    Price Per Unit  Offering Price  Fee
                   <F1>          <F2>                            <F3>

Common Stock       2,684,303     $9.88           $26,520,913.64  $9,145.14
No Par Value


<F1> Consists of 1,991,743 shares of Chorus Common Stock issuable upon the conversion pursuant to the Mergers of currently outstanding shares of Mid-Plains Common Stock and 692,560 shares of Chorus Common Stock issuable upon the conversion pursuant to the Mergers of currently outstanding shares of Pioneer Common Stock.

<F2> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended (the "Securities Act") based on the combined book value of such securities computed as of the latest practicable date of filing this Registration Statement.

<F3> Pursuant to Section 6(b) of the Securities Act, fees are 1/29th of one percent (1%) of the aggregate offering amount.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8 (a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8 (a), may determine.

             Chorus Communications Group, Ltd.

                     CROSS-REFERENCE SHEET
                            PART I
            INFORMATION REQUIRED IN THE PROSPECTUS



                    ITEM NUMBER IN FORM S-4
                       LOCATION IN PROXY
                     STATEMENT/PROSPECTUS


A.               INFORMATION ABOUT THE TRANSACTION



1.
Forepart of the Registration and
Outside Front Cover Page of
Prospectus
Facing Page of the Registration
Statement;
Outside Front Cover Page of Prospectus


2.
Inside Front and Outside Back Cover
Page of Prospectus
Inside Front Cover Page of Prospectus;
Where You Can Find More Information;
Table of Contents


3.

Risk Factors, Ratio of Earnings to
Fixed Charges and Other Information
Summary; Risk Factors;
The Mergers


4.
Terms of the Transaction
Outside Front Cover Page of
Prospectus; The Mergers; The Merger
Agreement; The Special Meetings;
Comparison of Shareholders Rights;
Description of Chorus Capital Stock
Following the Mergers


5.
Pro Forma Financial Information
Unaudited Pro Forma Combined Condensed
Financial Statements; Appendix VII;
Appendix VIII; Appendix IX


6.
Material Contacts with the Company
Being Acquired
The Mergers, The Merger Agreement


7.
Additional Information Required for
Reoffering by Persons and Parties
Deemed to be Underwriters *


8.
Interests of Named Experts and
Counsel *


9.
Disclosure of Commission Position
on Indemnification for Securities
Act Liabilities
Interests of Certain Persons In the
Mergers


B.        INFORMATION ABOUT THE REGISTRANT



10.
Information with Respect to S-3
Registrants*

11.
Incorporation of Certain
Information by Reference *


12.
Information with Respect to S-2 or
S-3 Registration *


13.
Incorporation of Certain
Information by Reference *


14.

Information with Respect to
Registrants Other Than S-3 or S-2
Registrants
Summary;
Where You Can Find More Information;
The Mergers; Unaudited Pro Forma
Combined Condensed Financial
Statements; Appendix VII;
Appendix VIII; Appendix IX


C. INFORMATION ABOUT THE COMPANIES BEING ACQUIRED



15.

Information with Respect to S-3 Companies *
Summary; Where You Can Find More Information; The Mergers; Unaudited Pro Forma Combined Condensed Financial Statements; Appendix VII.

16.
Information with Respect to S-2 or
S-3 Companies *


17.

Information with Respect to
Companies Other Than S-3 or S-2
Companies
Summary; Where You Can Find More Information;
The Mergers; Unaudited Pro Forma
Combined Condensed Financial
Statements; Appendix VIII


D.       VOTING AND MANAGEMENT INFORMATION

18.

Information if Proxies, Consents or
Authorizations are to be Solicited
Outside Front Cover Page of
Prospectus; Summary; The Mergers; The Merger
Agreement; The Special Meetings;
Comparison of Shareholders Rights;
Description of Chorus Capital Stock
Following the Mergers


19.
Information if Proxies, Consents or
Authorizations Are Not to be
Solicited or in an Exchange Offer *


* Omitted because the item is inapplicable or the answer thereto is negative.

                            PART II
            INFORMATION NOT REQUIRED IN PROSPECTUS



                    ITEM NUMBER IN FORM S-4
                     LOCATION IN FORM S-4


20.
Indemnification of Directors and
Officers
                            Part II


21.
Exhibits
                            Part II


22.
Undertakings
                            Part II


23.
Financial Statements
                            Part II



                       MID-PLAINS, INC.
                    Post Office Box 620070
               Middleton, Wisconsin  53562-0070


           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
               Saturday, May 17, 1997, 10:00 A.M.


     Mid-Plains, Inc. ("Mid-Plains") will hold a special meeting of its shareholders (the "Special Meeting") on May 17, 1997 at 10:00 A.M. at the Middleton High School Auditorium, 7400 North Avenue, Middleton, Wisconsin for the following purposes:

     1. To consider and vote on a proposal (the "Proposal") to approve an Agreement and Plan of Merger, dated as of December 31, 1996, (the
"Merger Agreement") between Pioneer Communications, Inc. ("Pioneer") and Mid-Plains. The Merger Agreement provides for, among other things, the merger of Mid-Plains Acquisitions, Inc., a wholly-owned subsidiary of Chorus Communications Group, Ltd., into Mid-Plains, with Mid-Plains surviving the merger as a wholly-owned subsidiary of Chorus Communications Group, Ltd., and for the merger of Pioneer Acquisitions, Inc., a wholly-owned subsidiary of Chorus Communications Group, Ltd., into Pioneer, with Pioneer surviving the merger as a wholly-owned subsidiary of Chorus Communications Group, Ltd.

     2. To transact such other business as may properly come before the Special Meeting.

     Mid-Plains has fixed the close of business on April 22, 1997 as the record date for the determination of shareholders entitled to vote at the Special Meeting or any adjournment thereof. A list of such shareholders will be available for inspection by shareholders of record during business hours at Mid-Plains, Inc., 1912 Parmenter Street, Middleton, Wisconsin for ten days prior to the date of the Special Meeting, and will also be available at the Special Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE TO APPROVE THE PROPOSAL, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of Mid-Plains Common Stock entitled to vote at the Special Meeting. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Special Meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Proposal.

Fredrick E. Urben                            March 17, 1997
Secretary

                 PIONEER COMMUNICATIONS, INC.
                      Post Office Box 231
                  Lancaster, Wisconsin  53813


           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                Friday, May 16, 1997, 2:00 P.M.


     Pioneer Communications, Inc. ("Pioneer") will hold a special meeting of its shareholders (the "Special Meeting") on May 16, 1997 at 2:00 p.m. at the Grant County Youth and Agriculture Building, 916 East Elm Street, Lancaster, Wisconsin, for the following purposes:

     1. To consider and vote upon a proposal (the "Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of December 31, 1996 (the "Merger Agreement"), between Pioneer and Mid-Plains, Inc. ("Mid-Plains").
The Merger Agreement provides for, among other things, the merger of Pioneer Acquisitions, Inc., a wholly-owned subsidiary of Chorus Communications
Group, Ltd., into Pioneer, with Pioneer surviving the merger as a wholly-owned subsidiary of Chorus Communications Group, Ltd. and, for the merger of Mid-Plains Acquisitions, Inc., a wholly-owned subsidiary of Chorus Communications Group, Ltd., into Mid-Plains, with Mid-Plains surviving the merger as a wholly-owned subsidiary of Chorus Communications Group, Ltd.

     2. To transact such other business as may properly come before the Special Meeting.

     Pioneer has fixed the close of business on April 22, 1997 as the record date for the determination of shareholders entitled to vote at the Special Meeting or any adjournment thereof. A list of such shareholders will be available for examination by shareholders of record during business hours at the offices of Pioneer, 140 North Monroe Street, Lancaster, Wisconsin, for ten days prior to the Special Meeting and will also be available at the Special Meeting.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE PROPOSAL, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Adoption of the Proposal requires the affirmative vote of a majority of the outstanding shares of Pioneer Common Stock entitled to vote at the Special Meeting. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Special Meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Proposal.

G. Burton Block                              March 17, 1997
Secretary

         MID-PLAINS                          PIONEER

       MERGERS PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Mid-Plains, Inc. and Pioneer Communications, Inc. have approved an agreement and plan of merger (the "Merger Agreement"), the principal objective of which is to cause the companies to become wholly-owned subsidiaries of a new holding/parent company. The new company will be named Chorus Communications Group, Ltd. ("Chorus") and will be headquartered in Dane County, Wisconsin. To effectuate the reorganization, Mid-Plains and Pioneer will be merged into two wholly-owned subsidiaries of Chorus (the "Mergers"), which will be formed to facilitate the reorganization. The corporate existence of both Mid-Plains and Pioneer will continue following the Mergers.

     If the Mergers are completed, Mid-Plains shareholders will receive one
(1) share of Chorus common stock for each share of Mid-Plains common stock that they own. Pioneer shareholders will receive four (4) shares of Chorus common stock for each share of Pioneer common stock that they own. We estimate that the shares of Chorus stock to be issued to Mid-Plains shareholders will represent approximately 74% of the outstanding stock of Chorus after the Mergers. Likewise, the shares of Chorus common stock to be issued to Pioneer shareholders will represent approximately 26% of the outstanding stock of Chorus after the Mergers.

     The Mergers cannot be completed unless the shareholders of both companies approve the Merger Agreement. We have scheduled separate special meetings for our shareholders to vote on the Mergers. YOUR VOTE IS VERY IMPORTANT.

     Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. If you fail to return your card, the effect will be a vote against the Merger Agreement.

     The dates, times and places of the meetings are as follows:

For Pioneer Shareholders:
Friday, May 16, 1997
2:00 p.m.
Grant County Youth and Agriculture Building
916 East Elm Street
Lancaster, Wisconsin


For Mid-Plains Shareholders:
Saturday, May 17, 1997
10:00 a.m.
Middleton High School Auditorium
7400 North Avenue
Middleton, Wisconsin

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed Mergers. We encourage you to read this entire document carefully. You may obtain additional information about Mid-Plains from documents that Mid-Plains has filed with the Securities and Exchange Commission ("SEC").

Dean W. Voeks                                Douglas J. Timmerman
President                                    President
Mid-Plains, Inc.                             Pioneer Communications, Inc.

(The following paragraph is shown outlined in a box in the S-4).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Joint Proxy Statement/Prospectus is March 17, 1997.

                      TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGERS. . . . . . . . . . . 1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . 2

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . .8

MARKET DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER
MATTERS
  Mid-Plains. . . .  . . . . . . . . . . . . . . . . . . . .10
  Pioneer. . . . . . . . . . . . . . . . . . . . . . . . . .10

THE MERGERS. . . . . . . . . . . . . . . . . . . . . . . . .12
  Background of the Mergers. . . . . . . . . . . . . . . . .13
  Reasons for the Mergers;
  Recommendations of the Boards. . . . . . . . . . . . . . .19
  Cautionary Statement Concerning Forward-
  Looking Statements . . . . . . . . . . . . . . . . . . . .22
  Accounting Treatment . . . . . . . . . . . . . . . . . . .22
  Material Federal Income Tax
  Consequences . . . . . . . . . . . . . . . . . . . . . . .22
  Regulatory Approvals . . . . . . . . . . . . . . . . . . .23
  Dissenters' Rights . . . . . . . . . . . . . . . . . . . .23
  Certain Litigation . . . . . . . . . . . . . . . . . . . .24

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.24
  Selected Financial Information of Mid-Plains . . . . . . .31
  Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation - Mid-Plains. . . . . . . . . . . . . . . . .31

  Selected Financial Information of Pioneer. . . . . . . . .35
  Management's Discussion and Analysis
  of Financial Condition and Results
  of Operation - Pioneer . . . . . . . . . . . . . . . . . .36

OPINIONS OF FINANCIAL ADVISORS . . . . . . . . . . . . . . .38
  Opinion of Mid-Plains' Financial Advisor . . . . . . . . .38
  Opinion of Pioneer's Financial Advisor . . . . . . . . . .41

INTERESTS OF CERTAIN PERSONS IN
THE MERGERS. . . . . . . . . . . . . . . . . . . . . . . . .42
  Indemnification and Insurance. . . . . . . . . . . . . . .42

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . .42
  General. . . . . . . . . . . . . . . . . . . . . . . . . .42
  Consideration to be Received in the Mergers. . . . . . . .43
  Exchange of Shares . . . . . . . . . . . . . . . . . . . .44
  Chorus Following the Mergers . . . . . . . . . . . . . . .44
  Certain Conditions . . . . . . . . . . . . . . . . . . . .44
  Certain Representations and Warranties . . . . . . . . . .45
  Transition Planning. . . . . . . . . . . . . . . . . . . .45
  Certain Covenants. . . . . . . . . . . . . . . . . . . . .46
  No Solicitation of Transactions. . . . . . . . . . . . . .46
  Certain Benefits Matters . . . . . . . . . . . . . . . . .46
  Indemnification and Insurance. . . . . . . . . . . . . . .46
  Termination. . . . . . . . . . . . . . . . . . . . . . . .47
  Termination Fees . . . . . . . . . . . . . . . . . . . . .47
  Expenses . . . . . . . . . . . . . . . . . . . . . . . . .47

THE SPECIAL MEETINGS . . . . . . . . . . . . . . . . . . . .48
  Times and Places; Purposes . . . . . . . . . . . . . . . .48
  Voting Rights; Votes Required for Approval . . . . . . . .48
  Proxies. . . . . . . . . . . . . . . . . . . . . . . . . .48

DIRECTORS AND MANAGEMENT OF CHORUS FOLLOWING THE MERGERS . .49
  Directors. . . . . . . . . . . . . . . . . . . . . . . . .49
  Committees of the Board of Directors . . . . . . . . . . .50
  Compensation of Directors. . . . . . . . . . . . . . . . .50
  Executive Compensation . . . . . . . . . . . . . . . . . .51
  Stock Ownership of Directors, Executive
  Officers and Five Percent Shareholders . . . . . . . . . .51

COMPARISON OF SHAREHOLDERS' RIGHTS . . . . . . . . . . . . .52
  Comparison of Current Mid-Plains
  Shareholder Rights and Chorus Shareholder
  Rights Following the Mergers . . . . . . . . . . . . . . .53
  Comparison of Current Pioneer
  Shareholder Rights and Chorus Shareholder
  Rights Following the Mergers . . . . . . . . . . . . . . .53

DESCRIPTION OF CHORUS CAPITAL STOCK
FOLLOWING THE MERGERS. . . . . . . . . . . . . . . . . . . .54
  Authorized Capital Stock . . . . . . . . . . . . . . . . .54
  Common Stock . . . . . . . . . . . . . . . . . . . . . . .54
  Preemptive Rights. . . . . . . . . . . . . . . . . . . . .54
  Transfer Agent and Registrar . . . . . . . . . . . . . . .54
  Federal Securities Laws Consequences; Stock
  Transfer Restriction Agreements. . . . . . . . . . . . . .55
  General Acquisition Restrictions . . . . . . . . . . . . .55

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . .55

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . .55

FUTURE SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . .56

WHERE YOU CAN FIND MORE
INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .56

APPENDIX I:    Agreement and Plan of Merger

APPENDIX II:   Secs.180.1301-180.1331, of the Wisconsin
               Business Corporation Law.

APPENDIX III:  Form of Amended and Restated Articles of Incorporation of
               Chorus Communications Group, Ltd.

APPENDIX IV:   Bylaws of Chorus Communications Group, Ltd.

APPENDIX V:    Opinion of Edelman & Co., Ltd.

APPENDIX VI:   Opinion of Madison Valuation Associates, Inc.

APPENDIX VII:  Audited Financial Statements of Mid-Plains, Inc.

APPENDIX VIII: Audited Financial Statements of Pioneer Communications, Inc.

APPENDIX IX:   Audited Financial Statement of Chorus Communications
               Group, Ltd.

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO REORGANIZE AS
SUBSIDIARIES OF CHORUS COMMUNICATIONS GROUP, LTD. ("Chorus")?
HOW WILL I BENEFIT?

A: This reorganization means that you will have a stake in what we expect to be a growing coalition of Wisconsin independent telecommunications companies. Chorus will continue to serve those markets currently serviced by Mid-Plains and Pioneer. We also will have opportunities in the new markets opened to us by legislation, including cable television and video entertainment. We believe that the reorganization will allow us to accelerate long-term growth, continue to provide competitive dividends, and create shareholder value in years to come.

Q:  WHAT DO I NEED TO DO NOW?

A: After reviewing this entire proxy statement/prospectus, just mail in your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meetings. The Pioneer meeting will take place May 16, 1997. The Mid-Plains meeting will take place May 17, 1997. The Boards of Directors of both Mid-Plains and Pioneer unanimously recommend voting in favor of the proposed reorganization.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the reorganization is approved by the shareholders and implemented, all outstanding stock certificates will have to be surrendered for re-issue by Chorus. We will send you written instructions for exchanging your share certificates.

Q:  PLEASE EXPLAIN THE EXCHANGE RATIO.

A: Pioneer shareholders will receive four (4) shares of Chorus Common Stock in exchange for each share of Pioneer Common Stock they own. Mid-Plains shareholders will receive one (1) share of Chorus Common Stock in exchange for each share of Mid-Plains common stock they own.

    Example: If you currently own 100 shares of Pioneer stock, then after the mergers you will be entitled to receive 400 shares of Chorus stock. If you currently own 100 shares of Mid-Plains stock, then you will be entitled to receive 100 shares of Chorus stock after the mergers.

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: After the reorganization, we expect the initial annualized dividend rate to be $1.08 per share of Chorus stock, reflecting our desire to provide you with competitive dividends. The annualized rate of $1.08 per share is equivalent to the current dividend rate paid to Mid-Plains shareholders. The expected dividend policy after the reorganization would result in an equivalent dividend of $4.32 per share on each of Pioneer's pre-merger shares, which represents a 15.2% increase as compared to the 1996 annualized dividend rate.

Q:  WHEN DO YOU EXPECT THE REORGANIZATION TO BE COMPLETED?

A: We are working towards completing the reorganization as quickly as possible. We hope to complete the reorganization as early as June 30, 1997.

Q:  WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE REORGANIZATION?

A: The exchange of shares by Pioneer shareholders will be tax-free to Pioneer shareholders for federal income tax purposes and the exchange of shares by Mid-Plains shareholders will be tax-free to Mid-Plains shareholders for federal income tax purposes.

FOR A COMPLETE EXPLANATION OF THESE MATTERS, PLEASE SEE THE RELEVANT
SECTION IN THE PROXY STATEMENT/PROSPECTUS.

                             SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Mergers fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information." (Page
56)

THE COMPANIES

Mid-Plains, Inc.
1912 Parmenter Street
Middleton, WI  53562-3139
(608) 828-2000

     Mid-Plains is a public utility currently providing telecommunications services primarily in Middleton, Cross Plains and the west side of Madison, Wisconsin. Mid-Plains created a wholly-owned subsidiary, Mid-Plains Communications Systems, Inc. ("MPCS") in 1980, which markets and installs communications systems and provides maintenance services related to their continued use. Mid-Plains operates in two industry segments: a telecommunications utility providing telephone and data services (telephone operations) and system sales and service operations. Mid-Plains telephone utility operations are subject to regulation by the Public Service Commission of Wisconsin ("PSCW"). Mid-Plains provides local exchange network service to customers within its 116 square mile service area located in Dane County, Wisconsin.

Pioneer Communications, Inc.
140 North Monroe Street
Lancaster, WI  53813
(608) 723-4140

     Pioneer is a holding company, which through its wholly-owned public utility subsidiaries, The Farmers Telephone Company ("Farmers") and Dickeyville Telephone Corporation ("Dickeyville"), currently provides local telephone and data services for the Beetown, Cassville, Dickeyville, Lancaster and Potosi exchanges, including communities of Glen Haven, Kieler, Tennyson and the surrounding areas. Pioneer provides telephone and business systems installations and services through an affiliated interest agreement with Farmers to a base of customers within the local exchange areas served by Farmers and Dickeyville. Pioneer operates a telephone directory service division ("Pioneer Directory") that publishes telephone directories for various telephone companies in Wisconsin as well as Minnesota and Iowa.

OUR REASONS FOR THE MERGERS

     The Boards of Pioneer and Mid-Plains believe that the Mergers will create a coalition of independent communications companies that will be better positioned collectively to compete effectively in the rapidly changing communications industry. Each Board believes that the Mergers will provide opportunities to achieve benefits for their respective shareholders and customers that might not otherwise be available. Chorus, operating with the combined markets, networks, financial resources, management, personnel and technical expertise of the respective companies, will be better able to capitalize on growth opportunities in the communications industry. In addition, we expect the Mergers will permit Chorus to derive advantages from the more efficient utilization of the combined assets, management and personnel of Pioneer and Mid-Plains.

     In reaching its recommendation in favor of the Mergers, each of our Boards of Directors considered a number of uncertainties, including but not limited to:

     (a) the rapidly changing regulatory and competitive environment in the telecommunications industry; and

     (b) the challenges of combining those parts of the businesses of two corporations, which may be combined at a cost savings to customers and shareholders.

     To review the reasons for the Mergers in greater detail, as well as related uncertainties, see pages 8 through 10 and 19 through 22.

OUR RECOMMENDATIONS TO SHAREHOLDERS

To Mid-Plains Shareholders:

     The Mid-Plains Board believes that the Mergers are in your best interest and unanimously recommends that you vote FOR the proposal to approve the Merger Agreement and the Mergers.

To Pioneer Shareholders:

     The Pioneer Board believes that the Mergers are in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the Mergers.

THE MERGERS

     The Merger Agreement is attached as Appendix I to this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Mergers.

What Mid-Plains Shareholders Will Receive  (see page 43)

     As a result of the Mergers, Mid-Plains shareholders will receive one (1) share of Chorus common stock for each share of Mid-Plains common stock that they own. No fractional shares will be issued.

     Mid-Plains shareholders should not send in their stock certificates until instructed to do so after the Mergers are completed.

Mid-Plains Shareholders' Ownership of Chorus Following the Mergers

     The shares of Chorus stock issued to Mid-Plains shareholders in the Mergers will constitute approximately 74% of the outstanding stock of Chorus after the Mergers.

What Pioneer Shareholders Will Receive  (see page 43)

     As a result of the Mergers, Pioneer shareholders will receive four (4) shares of Chorus common stock for each share of Pioneer common stock that they own. No fractional shares will be issued.

     Pioneer shareholders should not send in their stock certificates until instructed to do so after the Mergers are completed.

Pioneer Shareholders' Ownership of Chorus Following the Mergers

     The shares of Chorus stock issued to Pioneer shareholders in the Mergers will constitute approximately 26% of the outstanding stock of Chorus after the Mergers.

Board of Directors and Management of Chorus Following the Mergers (see pages 49 and 51)

     If the Mergers are completed, the senior management team for Chorus immediately following the Mergers will consist of the following individuals:
Dean W. Voeks, Chief Executive Officer; Howard G. Hopeman, Executive Vice-President and Chief Financial Officer; and Frederick E. Urben, Secretary and Treasurer.

     If the Mergers are completed, the Board of Directors of Chorus initially will consist of the five (5) following individuals: G. Burton Block, Charles Maulbetsch, Harold L. (Lee) Swanson, Douglas J. Timmerman and Dean W. Voeks.

Other Interests of Officers and Directors in the Mergers  (see page 42)

     In considering the Boards' recommendations that you vote in favor of the Mergers, you should be aware that a number of officers of Mid-Plains and Pioneer, including some officers who are also directors, have certain interests in the Mergers that are different from, or in addition to, yours.

Conditions to the Mergers  (see page 46)

     The completion of the Mergers depends upon meeting a number of conditions, including the following:

     (a) the approval of the holders of a majority of the stock of each of Mid-Plains and Pioneer;

     (b) there shall have been no law enacted or injunction entered which effectively prohibits the Mergers or which causes a material adverse effect on either of our companies;

     (c) the receipt of letters from our independent accountants stating that the Mergers will qualify for pooling of interests accounting treatment;

     (d) the receipt of a letter from our attorney stating that neither Mid-Plains, Pioneer nor our shareholders will recognize any gain or loss for federal income tax purposes in the Mergers.

     The conditions (a), (b), (c), and (d) above to the Mergers may not be waived by the company entitled to assert the condition.

Termination of the Merger Agreement  (see page 47)

     We can agree to terminate the Merger Agreement without completing the Mergers, and either of us can terminate the Merger Agreement if any of the following occurs:

     (a)  the Mergers are not completed by June 30, 1997;

     (b) the approvals of the holders of a majority of the stock of either Mid-Plains or Pioneer are not received;

     (c) a court or other governmental authority permanently prohibits the Mergers;

     (d) the business of the other party, or the prospects for Chorus, materially change for the worse;

     (e) the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the Merger Agreement; or

     (f) the Board of Directors of the other party: (A) withdraws or modifies in any adverse manner its approval or recommendation in favor of the Mergers, or (B) approves or recommends a significant transaction with a third party.

Termination Fees  (see page 47)

     The Merger Agreement generally requires Pioneer to pay to Mid-Plains a termination fee equal to 20% of all of Mid-Plains' out of pocket expenses related to the Merger Agreement if Pioneer either fails to comply with certain Merger Agreement covenants or if Pioneer fails to obtain shareholder approval for the Merger Agreement.

     The Merger Agreement generally requires Mid-Plains to pay to Pioneer a termination fee equal to 80% of all of Pioneer's out of pocket expenses related to the Merger Agreement if Mid-Plains either fails to comply with certain Merger Agreement covenants or if Mid-Plains fails to obtain shareholder agreement for the Merger Agreement.

Regulatory Approvals  (see page 23)

     We believe that it is not necessary to obtain the approval of any federal or state regulatory commission to complete the Mergers. Mid-Plains and Pioneer are required to and plan to make informational filings of the Mergers with the Wisconsin Public Service Commission within ten (10) days following the effective time of the Mergers.

Accounting Treatment  (see page 22)

     We expect the Mergers to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

Opinions of Financial Advisors  (see pages 38 through 40)

     In deciding to approve the Mergers, our Boards considered opinions from our respective financial advisors. Mid-Plains received an opinion as to the fairness of the Exchange Ratio from a financial point of view from Edelman & Co., Ltd. (the "Edelman Opinion"). Pioneer received an opinion as to the reasonableness of the Edelman Opinion from Madison Valuation Associates, Inc. These opinions are attached as Appendices V and VI to this Joint Proxy Statement/Prospectus. We encourage you to read these opinions. These opinions will not be updated to the effective time of the Mergers.

Material Federal Income Tax Consequences  (see page 22)

     We have structured the Mergers so that neither Mid-Plains, Pioneer nor our shareholders will recognize any gain or loss for federal income tax purposes in the Mergers. We have conditioned the Mergers on our receipt of legal opinions that such is the case.

Dissenters Rights  (see page 23)

     Under section 180.1301 to 180.1331 of the Wisconsin Statutes, both Mid-Plains and Pioneer shareholders have the right to dissent from the Merger Agreement.

Dividends after the Mergers  (see page 44)

     We expect that the initial annualized dividend rate paid to Chorus shareholders after completion of the Mergers will be $1.08 per share, subject to approval and declaration by the Chorus Board of Directors. The annualized rate of $1.08 per share is equivalent to the dividend paid on each share of Mid-Plains common stock for the last full fiscal quarter immediately preceding the date of the Merger Agreement times four. The payment of dividends by Chorus in the future, however, will depend on business conditions, its financial position and earnings, and other factors.

Chorus' Amended and Restated Articles of Incorporation and Bylaws (see Appendices III and IV)

     Chorus' proposed form of Amended and Restated Articles of Incorporation is attached as Appendix III and its proposed form of Bylaws is attached as Appendix IV.

     A vote by you in favor of the Mergers is a vote to approve the proposed Amended and Restated Articles of Incorporation. The Chorus Board of Directors has the power to adopt the proposed Bylaws.

       SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
             COMBINED CONDENSED FINANCIAL INFORMATION

     We are providing the following financial information to aid you in your analysis of the financial aspects of the Mergers. We derived this information from audited financial statements for 1994 through 1996 for both Mid-Plains and Pioneer. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained on the audited financial statements attached in Appendices VII and VIII.

           Mid-Plains--Historical Financial Information

                                         At or for the Year Ended December 31,
                                         1996           1995          1994
(Dollars in Thousands, Except for Per Share Amounts)
     Operating Revenues                  $27,087        $24,578       $21,460
     Income before extraordinary item    $ 3,442        $ 3,425       $ 2,889
     Income before extraordinary item
        per common share                 $  1.73        $  1.73       $  1.47
     Cash dividends declared per
        common share                     $  1.06        $  1.12       $   .86
     Book value per common share         $  9.80        $  9.95       $  9.23
     Total assets                        $39,888        $40,714       $33,889
     Long-term debt                      $12,401        $ 8,570       $ 6,954

            Pioneer--Historical Financial Information


                                        At or for the Year Ended December 31,
                                        1996            1995           1994
(Dollars in Thousands, Except for Per Share Amounts)
     Operating Revenues                 $ 6,094         $ 5,961        $ 5,537
     Net Income                         $ 1,299         $ 1,147        $   999
     Net Income per common share        $  7.50         $  6.62        $  5.82
     Cash dividends declared
        per common share                $  3.75         $  3.50        $  3.25
     Book value per common share        $ 40.36         $ 36.56        $ 33.09
     Total assets                       $11,817         $11,333        $10,872
     Long-term debt                     $ 3,459         $ 3,625        $ 3,808

Unaudited Pro Forma Combined Condensed Financial Information

     We expect that the Mergers will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting see "The
Merger--Accounting Treatment" on page 22.

     We have presented below unaudited pro forma financial information that reflects the pooling of interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statement and balance sheet by adding or combining the historical amounts of each company. The companies may have performed differently if they were combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the Mergers. See "Unaudited Pro Forma Combined Condensed Financial Statements" on page 24.

                   Unaudited Pro Forma Combined

                                         At or for the Year Ended December 31,
                                         1996           1995           1994
(Dollars in Thousands, Except for Per Share Amounts)
     Operating Revenues                  $33,181        $30,539        $26,997
     Income before extraordinary item    $ 4,741        $ 4,572        $ 3,888
     Income before extraordinary item
        per common share                 $  1.77        $  1.71        $  1.46
     Cash dividends declared per
        common share<F1>                 $  1.03        $  1.05        $   .84
     Book value per common share         $  9.88
     Total assets                        $51,705
     Long-term debt                      $15,860

<F1>The cash dividends declared per common share reflect the sum of the dividends declared by Mid-Plains and Pioneer divided by the number of shares that would have been outstanding for the periods presented after adjusting the Pioneer shares by the exchange ratio of 4 to 1.

Comparative Per Share Information

     We have summarized below the per share information for our respective companies on a historical, pro forma combined, and equivalent basis. The Pioneer Per Share Equivalents are calculated by multiplying the Unaudited Pro Forma Combined per share amounts by four (4). Pioneer shareholders will receive four (4) shares of Chorus Common Stock in exchange for each share of Pioneer Common Stock. The Mid-Plains Per Share Equivalents are calculated by multiplying the Unaudited Pro Forma Combined per share amounts by one (1). Mid-Plains shareholders will receive one (1) share of Chorus Common Stock in exchange for each share of Mid-Plains Common Stock.

                Comparative Per Share Information

                                         At or for the Year Ended December 31,
                                         1996          1995           1994
Unaudited Pro Forma Combined
Book value per common share              $ 9.88
Income before extraordinary item         $ 1.77        $ 1.71         $ 1.46
Net Income                               $ 1.10        $ 1.71         $ 1.46
Cash dividends declared per common share $ 1.03        $ 1.05         $  .84

Mid-Plains--Historical
Book value per common share              $ 9.80        $ 9.95         $ 9.23
Income before extraordinary item         $ 1.73        $ 1.73         $ 1.47
Net Income                               $  .84        $ 1.73         $ 1.47
Cash dividends declared per common share $ 1.06        $ 1.12         $  .86

Mid-Plains Per Share Equivalents
Book value per common share              $ 9.88
Income before extraordinary item         $ 1.77        $ 1.71         $ 1.46
Net Income                               $ 1.10        $ 1.71         $ 1.46
Cash dividends declared per common share $ 1.03        $ 1.05         $  .84

Pioneer--Historical
Book value per common share              $40.36        $36.56         $33.09
Net Income                               $ 7.50        $ 6.62         $ 5.82
Cash dividends declared per common share $ 3.75        $ 3.50         $ 3.25

Pioneer Per Share Equivalents
Book value per common share              $39.52
Income before extraordinary item         $ 7.08        $ 6.84         $ 5.84
Net Income                               $ 4.40        $ 6.84         $ 5.84
Cash dividends declared per common share $ 4.12        $ 4.20         $ 3.36

                           RISK FACTORS

     In addition to the other matters described in this Joint Proxy Statement/Prospectus, each Mid-Plains shareholder and each Pioneer shareholder should consider the specific factors set forth below.

The Proposed Mergers

     Mid-Plains has evaluated Pioneer and Pioneer has evaluated Mid-Plains based on respective historical financial performance, existing markets, and the steps each has taken to maximize efficiencies in their operations. Each of Mid-Plains and Pioneer are subject to the risk that the other company will not perform consistent with historic levels. Competition in the telecommunications industry will likely effect each of Mid-Plains and Pioneer whether or not the Mergers are consummated. However, the ability and the manner in which each company responds to such competition cannot be predicted.

Degree of Competition Each May Face and the Challenges of Growth Through Affiliations

     Assuming the Mergers are consummated, Chorus intends to pursue opportunities to affiliate with other independent telephone companies in the Upper Midwest that complement its organizational structure. In affiliating with such companies Chorus will be subject to the risks that these companies will not perform as expected or the returns from such companies will not support debt or capital expenditures incurred in connection with such affiliations. In addition, in seeking to affiliate with such companies Chorus will compete with other telecommunications companies, many of whom are larger and have greater financial and other resources than Chorus. Competition among bidders for acquisition targets is based upon a variety of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock, or other forms of consideration and similar matters. Expansion of Chorus' business through the affiliation of additional companies also may present the challenges of managing operations outside of its existing service areas and expanding Chorus' support systems to accommodate the additional demands of new markets.

     Chorus' continued expansion and development of the coalition concept will depend on, among other things, Chorus' ability to assess existing and new markets, and obtain any required governmental authorizations and permits, all in a timely manner, at reasonable costs and on terms and conditions acceptable to the company. Chorus' ability to manage this expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base.

Significant Technological Change in Personal Communications System Industry

     The personal communications system ("PCS") industry has experienced and is expected to continue to experience significant and rapid technological change. On January 14, 1997, Mid-Plains was the highest bidder in the Madison BTA of the F-block of the PCS Auction. See "Investments of Mid-Plains." The effect of future technological changes on Mid-Plains'
PCS business and operations cannot be predicted.

Government Regulation

     The Telecommunications Act of 1996, enacted on February 8, 1996 (the "Telecommunications Act"), mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, expand public availability of telecommunications services and streamline regulation of the industry. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies which could adversely affect each of Mid-Plains' and Pioneer's financial condition or results of operations.

     The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission ("FCC") and by state regulatory agencies. Changes in the regulation of wireless telecommunications providers could have a material effect on the Mid-Plains' operations or financial performance. There can be no assurance that either the FCC or those state agencies having jurisdiction over Mid-Plains' business will not adopt regulations or take other actions that would adversely affect Mid-Plains' financial condition or results of operations. In addition, FCC licenses to provide PCS service are subject to renewal and revocation. There may be competition for the license held by Mid-Plains upon its expiration, and there can be no assurance that Mid-Plains' license will be renewed.

Competition

     The telecommunications marketplace is expected to become increasingly competitive. Both Mid-Plains and Pioneer expect to compete with other communications technologies currently in operation, such as PCS. In addition, as a result of the enactment of the Telecommunications Act, each of Mid-Plains and Pioneer expect to compete in the future more directly with traditional landline telephone service providers and other telecommunications companies who expand the range of telecommunications products and services they offer. Furthermore, additional technological advances may make available other alternatives to traditional landline telephone service and cellular service, creating additional sources of competition. Such continuing technological advances and the current uncertainty regarding the impact of rules recently promulgated and to be promulgated by the FCC under the Telecommunications Act make it impossible to predict the extent of future competition.

     Each of Mid-Plains and Pioneer currently has no direct competitors in its local landline telephone operations. However, TDS Datacom, Inc. and KMC Telecom, Inc. have submitted applications with the Wisconsin Public Service Commission seeking authority to construct facilities in Mid-Plains' service area. Both companies have expressed the desire to deploy switches to provide local service as an alternative telecommunications utility to business and residential customers. Mid-Plains has begun preliminary discussions with both of these companies regarding these matters.

     As a result of recent regulatory and legislative initiatives, all of the operations of each of Mid-Plains and Pioneer are expected to face increased competition from entities providing other communications technologies and services. Some of these technologies and services currently are operational and others are being developed or may be developed in the future. In addition, the enactment of the Telecommunications Act is expected to have a significant impact on landline competition.

     All of such competition is expected to be intense. There can be no assurance that either Mid-Plains or Pioneer independently or jointly as subsidiaries of Chorus will be able to compete successfully in this environment or that new technologies and products that are more commercially effective than Mid-Plains' and Pioneer's technologies and products will not be developed.

Certain Anti-Takeover Provisions

     Certain provisions in Chorus' Amended and Restated Articles of Incorporation, By-laws and the Wisconsin Business Corporation Law may discourage potential takeover attempts and may tend to perpetuate existing management. These provisions provide for, among other things, staggered board of directors' terms, noncumulative voting for directors and limits on the calling of special meetings of shareholders. In addition, Chorus following the Mergers will have authorized but unissued shares of common stock. Such shares will be available for issuance in future mergers or acquisitions, future private and/or public offerings or for other general corporate purposes. Except as may otherwise be required to approve the transaction in which the additional authorized shares would be issued, shareholder approval generally would not be required for the issuance of these shares.

Absence of Market

     Shareholders of each of Pioneer and Mid-Plains should be aware of the long-term nature of their investment in Chorus. No public market exists for Chorus Common Stock, and it is unlikely any such market will develop in the near future.

MARKET AND DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Mid-Plains

     There is no established trading market for Mid-Plains common stock. Furthermore, there are no principal market makers for Mid-Plains' common stock. The following table sets forth, for the periods indicated, prices based only on unrelated party transactions for which the seller and/or buyer have responded to a Mid-Plains company inquiry. Transactions include both those handled privately (non-broker) and those handled by stock brokers. Non-broker prices do not include retail markup, markdown or commissions which are included in broker prices. Average prices are the weighted average of the transactions described above. These prices should not be relied upon as an indication of the price at which Chorus Common Stock may be traded in the future.

                  TRANSACTIONS    PRICE PER SHARE            DIVIDENDS
                  Number  Shares  High    Low     Average    Paid
1996
4th Quarter       17      6,763   $42.00  $35.00  $40.95     $.27
3rd Quarter        9      3,570   $42.00  $40.00  $41.87     $.27
2nd Quarter        7      2,702   $43.00  $41.50  $41.70     $.27
1st Quarter       12      5,634   $41.00  $38.00  $39.38     $.25

1995
4th Quarter        1      1,350   $40.00  $40.00   $40.00    $.25
Special Year-End                                             $.14
3rd Quarter        5        497   $40.00  $36.00   $38.96    $.25
2nd Quarter       16     17,157   $41.00  $35.00   $38.91    $.25
1st Quarter       14      3,818   $38.14  $35.00   $36.34    $.23

  There were 2,427 shareholders of record as of February 28, 1997 and 1,989,965 shares outstanding. If the Mergers are completed, the shares of Chorus Common Stock issued to Mid-Plains shareholders will represent approximately 74% of the outstanding stock of Chorus after the Mergers. The amount of shares of Mid-Plains Common Stock beneficially owned by each of Mid-Plains' directors and officers who are directors or officers of Chorus is set forth in "Stock Ownership of Directors, Executive Officers and Five Percent Shareholders."

  Mid-Plains has regularly paid dividends to its shareholders. In connection with a long-term financing agreement, Mid-Plains is subject to restrictions on the amount of retained earnings available for cash dividends. Under the Agreement, at December 31, 1996, $3,542,000 of its retained earnings were not restricted and thus available for the payment of dividends.

  Mid-Plains' Bylaws currently limit the common stock any one shareholder may hold to no more than five percent (5%) of the authorized and issued capital stock of the company provided however, the limitation automatically terminates without any further action of the Board of Directors of Mid-Plains upon the Effective Date of a Plan of Merger or share exchange approved by the requisite number of shareholders, which in effect causes the issued capital stock of Mid-Plains to be exchanged for the capital stock of a holding/parent company of Mid-Plains.

Pioneer

  There is no established trading market for Pioneer common stock. Furthermore, there are no principal market makers for Pioneer's common stock. The following table sets forth, for the periods indicated, the number of transfers and shares transferred based only on unrelated party transactions, according to Pioneer's stock ledger. Transactions include both those handled privately (non-broker) and those handled by stock brokers. Pioneer does not maintain nor does it inquire as to the price of the shares in these transactions.

                        TRANSACTIONS
                        Number       Shares
1996
4th Quarter             10           2,573
3rd Quarter              2             336
2nd Quarter             13           1,565
1st Quarter             10           2,510
1995
4th Quarter              5           2,469
3rd Quarter              4             294
2nd Quarter              7             602
1st Quarter              5           1,150

  There were 1,038 shareholders of record as of February 28, 1997 and 173,140 shares outstanding. If the Mergers are completed, the shares of Chorus Common Stock issued to Pioneer shareholders will represent approximately 26% of the outstanding stock of Chorus after the Mergers. The amount of shares of Pioneer common stock beneficially owned by each of Pioneer's directors who are directors of Chorus is set forth in "Stock Ownership of Directors, Executive Officers, and Five Percent Shareholders."

  Pioneer paid an annual dividend of $3.75 and $3.50 in 1996 and 1995 respectively. Pioneer has regularly paid dividends to its shareholders.

  Pioneer is not subject to restrictions on the payment of cash dividends to its shareholders. In connection with their mortgage notes with the Rural Utility Service and Rural Telephone Bank, The Farmers Telephone Company and Dickeyville Telephone Corporation, wholly-owned subsidiaries of Pioneer, are restricted as to the payment of dividends to Pioneer. As of December 31, 1996, the maximum amount which could be distributed to Pioneer in accordance with these restrictions was $166,096.

                         THE MERGERS

     We are furnishing this Joint Proxy Statement/Prospectus to holders of common stock, no par value ("Mid-Plains Common Stock"), of Mid-Plains, Inc., a Wisconsin corporation ("Mid-Plains"), and holders of common stock, $.01 par value ("Pioneer Common Stock"), of Pioneer Communications, Inc., a Wisconsin corporation ("Pioneer"), in connection with the solicitation of proxies by the respective Boards of Directors of Mid-Plains and Pioneer for use at their respective special meetings of shareholders, and at any adjournments or postponements thereof (the "Mid-Plains Meeting" and the "Pioneer Meeting," respectively, and together, the "Special Meetings"). At the Pioneer Meeting, holders of Pioneer Common stock will be asked to vote upon a proposal (the "Pioneer Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of December 31, 1996 (the "Merger Agreement"), between Pioneer and Mid-Plains, and the transactions contemplated thereby. At the Mid-Plains Meeting, holders of Mid-Plains Common Stock will be asked to vote upon a proposal (the "Mid-Plains Proposal") to approve the Merger Agreement, and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Appendix I.

     The Merger Agreement provides, among other things, for (i) the formation of Chorus, (ii) the merger of a wholly-owned subsidiary ("Pioneer Acquisitions") of Chorus with and into Pioneer, and (iii) the merger of a separate wholly-owned subsidiary of Chorus ("Mid-Plains Acquisitions") with and into Mid-Plains (collectively, the "Mergers"), with Pioneer and Mid-Plains, respectively surviving the Mergers as wholly-owned subsidiaries of Chorus. In the Mergers, each share of Pioneer Common Stock issued and outstanding immediately before the Effective Time (defined below) (excluding those held in the treasury of Pioneer and those held by Pioneer shareholders who perfect dissenters' rights), without any action on the part of the holder thereof, will be converted into four (4) shares of Chorus Common Stock (the "Pioneer Exchange Ratio") and each share of Mid-Plains Common Stock issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Mid-Plains and those held by Mid-Plains shareholders who perfect dissenters' rights), without any action on the part of the holder thereof, will be converted into one (1) share of Chorus Common Stock (the "Mid-Plains Exchange Ratio"). Collectively, the Pioneer Exchange Ratio and the Mid-Plains Exchange Ratio are referred to herein as the "Exchange Ratio." The Mergers will become effective upon the filing of Certificates of Merger with the Department of Financial Institutions of the State of Wisconsin (the time of such filings being herein referred to as the "Effective Time"), which is currently expected to occur soon after the Pioneer Proposal and the Mid-Plains Proposal are approved by the requisite votes of shareholders of Pioneer and Mid-Plains, respectively. Approval of the Merger Agreement includes approval of the Amended and Restated Articles of Incorporation of Chorus Communications Group, Ltd. as set forth in Appendix III.

             Chorus Communications Group, Ltd.
                    (following the Mergers)

A graph is shown in the S-4 indicating the structure of Chorus
Communications Group, Inc. following the Mergers. Chorus is divided into Mid-Plains and Pioneer, which are wholly-owned subsidiaries of Chorus. Mid-Plains Communications Systems, Inc. ("MPCS") is a wholly-owned subsidiary of Mid-Plains, and MPC of Illinois, Inc. is a wholly-owned subsidiary of MPCS. PCS-Wisconsin, LLC is a subsidiary of Mid-Plains. Pioneer includes its wholly-owned subsidiaries, The Farmers Telephone Company ("Farmers") and Dickeyville Telephone Corporation.

 BACKGROUND OF THE MERGERS

     Business of Mid-Plains, Inc.

     Mid-Plains is a public utility currently providing telecommunications services primarily in Middleton, Cross Plains and the west side of Madison, Wisconsin. Mid-Plains was incorporated in 1901.

     Mid-Plains created a wholly-owned subsidiary, Mid-Plains Communications Systems, Inc. ("MPCS") in 1980, which markets and installs communications systems and provides maintenance services related to their continued use.
In October, 1994 MPCS began providing long distance service. In October, 1995, MPCS began providing Internet service as midplains.net. MPCS created a wholly-owned subsidiary, MPC of Illinois, Inc., in 1988, which markets and installs communications systems and provides maintenance services related to their continued use in Illinois.

     Mid-Plains operates in two industry segments: a telecommunications utility providing telephone and data services (telephone operations) and system sales and service operations. However, Mid-Plains' principal line of business is providing telecommunications services. Operating revenues fall into four major classes: local network revenues, network access and long distance services, system sales and services, and other (billing and collection, directory, other nonregulated and miscellaneous).

     Mid-Plains telephone utility operations are subject to regulation by the Public Service Commission of Wisconsin ("PSCW"). Mid-Plains provides local exchange network service to customers within its 116 square mile service area located in Dane County, Wisconsin. The customers have local extended area services ("EAS") and access to the nationwide direct dial toll service network. Although Mid-Plains' customers have access to the nationwide direct toll network, Mid-Plains does not have toll operators. The operator service is provided primarily through Ameritech.

     Employee Benefits of Mid-Plains.

     Mid-Plains has a pension plan covering most of the employees of its telephone operations. The plan is non-contributory and provides for benefits to be paid to eligible employees at retirement based primarily upon years of service with Mid-Plains and compensation rates near retirement. Mid-Plains' funding policy is to contribute annually an amount up to the maximum amount that can be deducted for federal income tax purposes. Plan assets consist of fixed income securities. Employees have been notified that the pension plan will be terminated effective April 15, 1997. It is anticipated that plan settlement will not have a material impact on Mid-Plains.

     Mid-Plains offers a defined contribution 401(k) benefit plan to substantially all employees. The cost of the 401(k) plan was as follows:
1996 - $189,000; 1995 - $179,000; and 1994 - $178,000.

     Mid-Plains has a retiree health insurance plan for telephone operations employees retiring after 1992. The plan, which is unfunded, provides for limited coverage to retirees between the ages of 60 and 65, based on accumulated sick leave in excess of 720 hours. The cost of the plan was $67,000 in 1996, $48,000 in 1995, and $26,000 in 1994.

     Mid-Plains has a stock purchase plan which allows employees and directors to purchase limited quantities of Mid-Plains Common Stock. Mid-Plains has a pricing policy under which employees, other than officers and directors, may purchase shares at a discounted market price, and officers and directors may buy shares at full market price. Employees have been notified that said plan will be terminated effective March 7, 1997.

     Mid-Plains has an unfunded deferred compensation plan whereby an officer or director can defer a portion of his or her compensation for cash payment at a later date. For income tax purposes, a deduction is allowed at the time compensation is paid to the participants.

     Mid-Plains provides Dean W. Voeks, President, and Howard G. Hopeman, Vice-President and Chief Financial Officer, with a nonqualified supplemental retirement plan, which provides supplemental retirement benefits based on fixed annual contributions to the plan from 1995 until they reach age 60. The cost of the plan was $79,000 in 1996 and $76,000 in 1995.

     Investments of Mid-Plains.

     Mid-Plains owns an 18% share in a cellular partnership with Ameritech which provides cellular telephone service in Madison, Janesville/Beloit and bordering areas. The investment is accounted for using the cost method.
From time to time, the general partner of the cellular partnership may request additional capital contributions from the limited partners to fund expansion or operation of cellular service. In the event that additional capital is requested, Mid-Plains may either contribute an amount equal to its then current percentage interest or have its percentage interest reduced. During 1995, Mid-Plains participated in a capital call and contributed $1,995,000 to the partnership. No distributions from the partnership were received during 1994 or 1995. During 1996, Mid-Plains received distributions from the partnership totaling $273,000.

     PCS Wisconsin, LLC is a Wisconsin limited liability company of which Mid-Plains holds a 75% membership interest. On January 14, 1997, PCS Wisconsin, LLC was determined by the Federal Communications Commission ("FCC") to have been the high bidder in the Madison BTA of the F-block of the Broadband PCS Auction. PCS Wisconsin, LLC's high bid amount was $3,247,850. On January 23, 1997, PCS Wisconsin, LLC made an initial downpayment towards that license in the amount of $324,785. On or around March 15, 1997, PCS Wisconsin, LLC will make an additional downpayment of $324,785, assuming the FCC grants the license to PCS Wisconsin, LLC. Mid-Plains expects that the PCS license will be granted. The remaining 80% of the license fee will be financed by the federal government over the next 10 years.

     PCS Wisconsin, LLC will be required by the FCC to construct an operating system that will be capable of providing service to at least 25% of the population of the license area within 5 years of the grant of the license. PCS Wisconsin, LLC anticipates that construction, development and introduction of PCS networks and services will require substantial capital and operating expenditures over the next several years.

     Mid-Plains has retired its loan with the State of Wisconsin Investment Board ("SWIB") by obtaining financing from the Rural Telephone Finance Cooperative ("RTFC") in the amount of $29.1 million. These proceeds will be used to (1) refinance existing debt, allow for capital expenditures, and provide working capital for telephone operations ($12 million), (2) obtain a line of credit for telephone operations ($7 million), (3) fund investment in PCS Wisconsin, LLC ($9 million), and (4) as a condition of obtaining RTFC financing, purchase RTFC certificates (approximately $1.1 million).

     Business of Pioneer Communications, Inc.

     Pioneer is a holding company, which through its wholly-owned public utility subsidiaries, The Farmers Telephone Company ("Farmers") and Dickeyville Telephone Corporation ("Dickeyville"), currently provides local telephone and data services for the Beetown, Cassville, Dickeyville, Lancaster and Potosi exchanges, including communities of Glen Haven, Kieler, Tennyson and the surrounding areas. Pioneer provides telephone and business systems installations and services through an affiliated interest agreement with Farmers to a base of customers within the local exchange areas served by Farmers and Dickeyville. Pioneer operates a telephone directory service division ("Pioneer Directory") that publishes telephone directories for various telephone companies in Wisconsin as well as Minnesota and Iowa.
Pioneer provides local internet access to the surrounding area as PCII.Net. Pioneer, Farmers, and Dickeyville were incorporated in 1987, 1898, and 1956, respectively.

     Investments of Pioneer.

     In 1995, Farmers settled a legal proceeding involving the cellular license in Wisconsin Rural Service Area ("RSA") Number 8 Limited Partnership. As a result of the settlement, Farmers acquired a 2% limited partnership interest in Wisconsin RSA 8 Limited Partnership for $66,303. This investment is accounted for on the cost method. In addition, the settlement provided Farmers with an option to sell this interest during the period September 29, 1998 through March 29, 1999 for $400,000, adjusted for capital contributions and distributions and one-half the change in the Consumer Price Index from the date of the settlement.

     Pioneer has acquired Rural Telephone Board ("RTB") Class B stock valued at $213,309 as of December 31, 1996. Such RTB stock was purchased from the RTB as a condition of obtaining long-term financing. Holders of RTB Class
B stock are entitled to patronage dividends in the form of additional RTB Class B stock. However, such stock must be held until the related RTB loan is repaid and may be redeemed only after all shares of RTB Class A stock have been retired, at the discretion of the RTB Board of Directors.

     Pioneer also has made investments in commercial property in the Village of Dickeyville and in the City of Lancaster, which it leases.

     Employee Benefits of Pioneer.

     Pioneer provides a defined contribution 401(k) benefit plan to substantially all employees. The costs of the 401(k) plan was as follows:
1996 - $ 45,038; 1995 - $40,180; and 1994 - $35,518.

     The Communications Industry.

     Since the break-up of American Telephone and Telegraph Company
("AT&T"), effective January 1, 1984, the United States telecommunications industry has changed substantially. The range of communications services, the equipment available to provide and access such services and the number of competitors offering such services has continued to increase. Federal and state regulators are also encouraging changes that promote competition in the industry in the belief that increased competition will drive technological innovation, lower prices and improve service levels.

     During 1994, the Wisconsin Legislature changed the definition of small telecommunications utilities to include utilities with less than 50,000 access lines. This change reduced regulation for Mid-Plains and Pioneer's two subsidiaries Farmers and Dickeyville, allowing greater flexibility in regulatory matters. This legislation also resulted in open competition for Ameritech and GTE, and further relaxed regulation of other telecommunications utilities in Wisconsin.

     Mid-Plains, Farmers and Dickeyville provide local exchange services under indeterminate permits granting them exclusive franchises within their respective service areas. Under Wisconsin law, the PSCW can authorize additional competitors under certain circumstances which include either the provision by the incumbent LEC of local exchange service in another company's territory, or if the PSCW makes a determination that additional competition would be in the public interest.

     The Telecommunications Act of 1996.

     Overview. The Telecommunications Act of 1996 (the "Telecommunications Act"), enacted on February 8, 1996, mandates significant changes in existing telecommunications rules and policies to promote competition, ensure the availability of telecommunications services to all parts of the nation and streamline regulation of the telecommunications industry. Mid-Plains and Pioneer believe that the Telecommunications Act will dramatically change the telecommunications industry.

     Some specific provisions of the Telecommunications Act, which are expected to affect telecommunications providers, are summarized below.

     Competition. The primary purpose of the Telecommunications Act is to open all telecommunications markets, including local telephone service, to competition. The Telecommunications Act prohibits state and local barriers to competition. It directs the FCC to preempt all inconsistent state and local laws and regulations, after notice and comment proceedings. It also enables electric and other utilities to provide telecommunications service through qualifying subsidiaries. Only limited powers over competitive entry are left to state and local authorities. Each state retains the power to impose "competitively neutral" requirements that are consistent with the Telecommunications Act's universal service provision and necessary for universal services, public safety and welfare, continued service quality and consumer rights. While states may not impose requirements that effectively function as barriers to entry, states retain limited authority to regulate certain competitive practices. Arguments may be advanced that the Telecommunications Act preempts the enforcement of the exclusive franchise protection enjoyed by Mid-Plains, Farmers and Dickeyville under Wisconsin state law. Loss of the exclusive franchise protection would require the PSCW to address the carrier of last resort responsibilities and other aspects of regulation for these companies. TDS Datacom, Inc. and KMC Telecom, Inc.
have submitted applications with the PSCW seeking authorization to become a competitive local exchange carrier in the Mid-Plains' service territory.
No hearing has been scheduled on this request and the outcome of said proceeding is unknown at this time. Similarly, Mid-Plains has formally notified TDS Telecom, Inc. ("TDS") and the PSCW of Mid-Plains' desire to enter into an interconnection agreement with TDS to provide service to customers in TDS's service territories. Mid-Plains has begun preliminary discussions with both of these companies regarding these matters.

     Obligations of ILECS. The Telecommunications Act establishes a general duty for Incumbent Local Exchange Carriers ("ILECS") to: interconnect with other carriers, provide unbundled access to network elements, and to allow carriers to purchase its services at wholesale rates and then resell those services at a profit. Mid-Plains, Farmers and Dickeyville are classified as ILECS. The purpose of imposing these obligations on ILECS is to ensure that new competitors will have access to an ILECS' customers without needing to construct an entirely separate duplicate network to reach those customers. Rural telephone companies such as Mid-Plains, Farmers and Dickeyville are currently exempted from these requirements but, as indicated, below, that exemption can be terminated at any time by the PSCW.

       The Telecommunications Act sets forth "pricing standards" which restrict what ILECS can charge for interconnection and access to unbundled network elements. Prices must be based upon the cost of providing the interconnection or network element (without reference to a rate-of-return or other rate-based proceeding) and must be nondiscriminatory. The charges may include a reasonable profit. The FCC, PSCW and the courts are currently in the process of further defining these pricing rules. The Telecommunications Act establishes a framework for state commissions such as the PSCW to mediate and arbitrate interconnection disputes arising from negotiations between ILECS and carriers requesting interconnection, services or network elements.

     Universal Service. The Telecommunications Act establishes principles and a process for implementing a strengthened "universal service" policy. This policy seeks nationwide, affordable service and access to advanced telecommunications and information services. It also calls for reasonably comparable urban and rural rates and services. The Telecommunications Act also requires the provision of universal service to schools, libraries and rural health facilities at discounted rates, and requires that all interstate telecommunications providers make an equitable and non-discriminatory contribution and to support the cost of providing universal service, unless their contribution would be de minimis. It also authorizes states to require universal service contributions for intrastate services. In order to make the new universal service support mechanism function properly, the FCC is in the process of rewriting its rules governing interstate access charges and the fees paid by telephone customers such as the subscriber line charge. The amount of universal service contributions which Mid-Plains, Farmers and Dickeyville will be required to make is unknown at this time. The amount of universal service distributions, if any, which Mid-Plains, Farmers and Dickeyville will receive, is also unknown at this time.

     Bell Operating Company Provisions. The Telecommunications Act establishes a process for eliminating most restrictions placed on the seven Regional Bell Operating Companies ("RBOCs") by the divestiture order which approved the break-up of AT&T. Subject to specific safeguards, the RBOCs may immediately provide long distance service outside the area where that RBOC serves. Before providing in-region long distance services, an RBOC must obtain a FCC public interest finding and demonstrate that it has met a strict list of interconnection requirements and that there is a specified level of competition in each in-region state where the RBOC wants to provide long distance service. Once Ameritech receives authorization from the FCC to provide interlata long distance within this region, it will be another potential competitor to the long-distance operations of Mid-Plains, Farmers and Dickeyville.

     Cable Television Services. The Telecommunications Act eliminates the ban of LEC sales of cable programming service directly to subscribers within its telephone service area. Among other provisions, it authorizes LECs to operate Open Video Systems which provide cable television services over phone lines. Mergers, acquisitions and joint ventures by LECs and existing cable systems in the same area are prohibited unless they fall within one of several statutory exemptions. Mid-Plains and Pioneer are exploring potential provision of video services to customers.

     Impact on Mid-Plains, Farmers and Dickeyville. The Telecommunications Act will result in a new wave of competition in the telecommunications industry. Mid-Plains, Farmers and Dickeyville anticipate the Telecommunications Act and the rules promulgated thereunder will have a significant impact on their operations as discussed herein.

     There is no assurance that Mid-Plains, Farmers and Dickeyville will not be adversely affected by the changes mandated by the Telecommunications Act. The FCC and PSCW currently are in the process of drafting numerous rules and regulations to implement this legislation, and until such rules and regulations are in place, Mid-Plains, Farmers and Dickeyville cannot begin to accurately predict what the full impact of this legislation will be on the companies. As stated above, the Telecommunications Act exempts rural telephone companies such as Mid-Plains, Farmers and Dickeyville from certain requirements under the Act. Once an ILEC receives a bona fide request for interconnection, the PSCW will have the ability to terminate the rural telephone company exemption if it finds the interconnection request is not unduly economically burdensome, is technically feasible, and is consistent with the universal service requirements under the Telecommunications Act. Such a finding by the PSCW in regard to Mid-Plains, Farmers and Dickeyville could occur at any point after they receive a bona fide request. Mid-Plains, Farmers and Dickeyville expect that eventually the level of competition in their territories will be greater than it is today.

     Mid-Plains, Farmers and Dickeyville also view the enactment of this legislation as an opportunity to expand their operations into new geographic areas where they believe they can be viable competitors in the new era.

     Discussions between Mid-Plains and Pioneer.

     By 1995, our companies had each independently recognized that a combination with one or more similarly situated companies could be an effective means of achieving the operating efficiency, scale, scope and financial resources necessary to expand into new markets, such as long distance, video, and cable television markets, and to compete with new market entrants.

     During 1995, Dean W. Voeks, President of Mid-Plains, and Douglas J. Timmerman, President of Pioneer, met informally from time to time to discuss the possibility of Mid-Plains and Pioneer partnering on various projects, including directory solicitation and the PCS C Block auction. Mid-Plains had also made it known on several occasions that it was interested in affiliating with Pioneer for a variety of reasons.

     Formally, during this period, the Pioneer Board embarked upon a Strategic Planning Process, which included the development of a Strategic Plan which would position Pioneer to meet unregulated competition. Additionally, in the fall of 1995, the Pioneer Board held a retreat which involved bringing in several consultants to review Pioneer's options regarding the Strategic Planning Process, one of which was to consider the possibility of Pioneer entering into an alliance or partnership to better position itself to meet the challenges of the future.

     On October 18, 1995, Mr. Voeks and Mr. Timmerman were at a Madison Chamber of Commerce meeting on an unrelated matter and Mr. Timmerman approached Mr. Voeks and indicated that Pioneer's general manager was retiring and that Pioneer was trying to decide if it should replace him or align itself with a larger organization. On January 8, 1996 Mr. Timmerman went to Mr. Voeks' office to more formally express Pioneer's interest in partnering with Mid-Plains and questioned how Mr. Voeks thought such an arrangement would potentially work. At that time, Mid-Plains started working on a concept paper to outline how a coalition of independent companies could function under a single corporate "umbrella."

     On June 3, 1996, the Pioneer Board met with a consultant in a strategic planning meeting. As a result of that meeting, Mr. Timmerman was authorized to make informal contact with various telecommunications entities. Other Pioneer Directors were assigned different tasks within the overall context of strategic planning. One of those initiatives was researching the possible acquisition of a cable company.

     The Pioneer Board proceeded to develop a list of possible interested parties and on June 14, 1996 Mr. Timmerman and Mr. Voeks again met to discuss the prospect of partnering. Subsequently, Mr. Timmerman contacted and informed Mr. Voeks that Pioneer had decided to send out a letter to several companies asking for an indication of interest in partnering with Pioneer. Mr. Timmerman informed Mr. Voeks that he would also send Mid-Plains a copy. Upon receipt of the letter, the companies executed a confidentiality agreement and Mid-Plains received a packet of information prepared by Pioneer.

     On August 20, 1996, Mr. Voeks informed the Mid-Plains Board of the Pioneer affiliation opportunity presented to Mid-Plains for consideration. The Mid-Plains Board recommended that management employ the services of an investment banker specializing in mergers and acquisitions of telephone companies to analyze the opportunity of affiliating with Pioneer.

     In a letter to Mr. Timmerman dated August 26, 1996, Mr. Voeks discussed selling a telephone company versus partnering through the coalition concept. The expected benefits of the coalition concept are outlined in "Reasons for the Mergers" below.


     On September 4, 1996, Mr. Timmerman and Mr. Voeks met to discuss Mid-Plains' August 26, 1996 reply letter in greater detail. Mr. Voeks answered a number of questions that the Pioneer Board had raised relative to the conditions of Mid-Plains' coalition proposal, including the completion of due diligence and the other terms and conditions of a potential agreement between the companies. Mr. Timmerman indicated that Mid-Plains' proposal was indeed unique when compared to the others that Pioneer had received because none of the other proposals involved a partnering or coalition concept and none addressed the continuation of direct community interest, existing local employees, and local board of director involvement.


    At a Mid-Plains Board meeting on September 24, 1996, Mr. Voeks updated the Mid-Plains Board on the Pioneer affiliation opportunity and indicated that Mid-Plains had responded with an exchange ratio range of 3.5 to 4.5 contingent on due diligence by both companies. Mr. Voeks outlined the proposed coalition board and the structure of the combined organizations. Mr. Voeks also advised the Mid-Plains Board that he was discussing potential employment of qualified financial advisors to assist Mid-Plains in preparing the affiliation proposal.

     Subsequently, Mr. Timmerman informed Mr. Voeks in a telephone conference that Pioneer was planning meetings with three of the companies which submitted proposals to Pioneer. Initially, Mid-Plains was not included in these meetings. However, upon inquiry Mr. Timmerman informed Mr. Voeks that Pioneer intended to have Mid-Plains be the last presenter to the Pioneer Board because of the uniqueness of its proposal.

     On October 8, 1996, Mid-Plains contracted with Edelman & Co., Ltd. ("Edelman") to provide financial advisory services to Mid-Plains in connection with a possible merger transaction with Pioneer. Thereafter, Edelman began working with Mid-Plains' management with regard to the issue of determining the exchange ratio for the affiliation.

     During the balance of October, Edelman reviewed certain financial and operating information concerning Mid-Plains and Pioneer, including historical financial statements and access line data, consulted with Mid-Plains' management concerning the prospective transaction, and provided input to Mid-Plains regarding strategy and terms, including a recommendation that it be a stock transaction at an exchange ratio of not more than four (4) shares of Mid-Plains common stock for every one (1) share of Pioneer common stock. Edelman was not involved with negotiating the transaction. However, on October 22, 1996, an Edelman representative attended a meeting of the Mid-Plains Board to discuss the prospective transaction. At that meeting, the Mid-Plains Board decided to propose an exchange ratio not to exceed more than four (4) shares of Mid-Plains common stock for every one (1) share of Pioneer common stock.

     On October 28, 1996, Mr. Voeks, Mr. Hopeman, and an Edelman representative met with members of the Pioneer Board to discuss the transaction. At the close of that meeting, Mid-Plains proposed a 3.8:1 exchange ratio. On October 29, 1996 Mr. Timmerman contacted Mr. Voeks and requested consideration for a 4.0:1 exchange ratio.

     On Friday, November 1, 1996, Mr. Timmerman called Mr. Voeks and indicated that Pioneer's Board had agreed to the 4:1 exchange ratio, but requested a weekend delay so that the Pioneer Board could complete its consideration of the transaction. Mr. Voeks was informed on November 5, 1996 that the letter of intent would be signed and Mr. Timmerman had unanimous approval of Pioneer's Board to go ahead with the merger negotiations.

     At a Mid-Plains Board meeting on November 19, 1996, the Mid-Plains Board decided in concept to approve the merger between Mid-Plains and Pioneer, including the 4:1 exchange ratio, and to recommend approval of the merger to Mid-Plains shareholders. Also, the Mid-Plains Board authorized Mr. Voeks to execute a definitive agreement on behalf of Mid-Plains and the Mid-Plains Board.

     During the remainder of November, 1996, preliminary due diligence was performed by the companies and there were numerous telephone conferences and meetings between Mr. Timmerman and Mr. Voeks. Also, management of the companies attempted to reach an agreement on all elements of the proposed combination.

     In early December, 1996, management of each company reported that agreement had been reached on all major elements of the proposed combination, except the name to be given to the parent holding company. Also during this period, counsel for each company reviewed certain legal matters, including a detailed review of the terms of the proposed agreement and plan of merger, a draft of which had been distributed to members of the companies' Board of Directors. Mid-Plains' counsel advised management of the fiduciary duties of the directors and other relevant aspects of Wisconsin corporate law.

     At a Pioneer Board meeting on December 17, 1996, the Pioneer Board decided in concept to approve the merger between Pioneer and Mid-Plains, including the 4:1 exchange ratio and to recommend approval of the merger to Pioneer shareholders. Also, the Pioneer Board authorized Mr. Timmerman to further negotiate and execute the proposed agreement and plan of merger. The Merger Agreement was executed by Mid-Plains and Pioneer effective as of December 31, 1996.

     On January 9, 1997 the Mid-Plains Board considered the Merger
Agreement. Prior to that meeting, Edelman advised Mid-Plains management that based on information known to Edelman to date, Edelman expected to be able to provide a written opinion that the 4:1 exchange ratio was fair from a financial point of view to the holders of Mid-Plains common stock. Pursuant to the Merger Agreement, Mid-Plains was authorized to terminate the transaction if it was unable to obtain such an opinion on or before January 31, 1997. Edelman's written opinion was provided to Mid-Plains on January 22, 1997. See "Opinions of Financial Advisors."

     On January 21, 1997, Pioneer contracted with Madison Valuation Associates, Inc. to provide financial advisory services to Pioneer in connection with the Mergers.

     On January 29, 1997 the Pioneer Board considered the Merger Agreement.
At that meeting, Madison Valuation Associates, Inc. delivered an oral opinion that the analysis contained in the written opinion delivered by Edelman to the Mid-Plains Board was reasonable. Madison Valuation Associates, Inc. did not opine as to the fairness of the exchange ratio to the holders of Pioneer Common Stock. Such opinion was provided in writing to the Pioneer Board on February 17, 1997. See "Opinions of Financial Advisors."

REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE BOARDS

     The Boards of Pioneer and Mid-Plains believe that the Mergers will create a coalition of independent communications companies that will be better positioned collectively to compete effectively in the rapidly changing communications industry. Each Board believes that the Mergers will provide opportunities to achieve substantial benefits for their respective shareholders and customers that might not otherwise be available. Chorus, operating with the combined markets, networks, financial resources, management, personnel and technical expertise of our respective companies, will be better able to capitalize on growth opportunities in the communications industry. In addition, the Mergers will permit Chorus to derive significant advantages from the more efficient utilization of the combined assets, management and personnel of Pioneer and Mid-Plains.

     Reasons for the Mergers

     We believe that the Mergers will provide the following benefits:

         Improved Liquidity of Stock. Currently, there is no established public trading market for either Mid-Plains Common Stock, or Pioneer Common Stock. Combined the two companies will have a larger shareholder base with greater activity than any individual company's stock would have on its own.


         Positioning. The Mergers will position the companies for future partnering with other independent telephone companies. Mid-Plains is currently engaged in discussion with other such parties.

         Resources and Expertise. The Mergers will allow existing departments/expertise to be strengthened. Independently, Pioneer is too small to departmentalize to the degree necessary to bring value to the company. Synergies will be attained in the following areas:

          Billing. Billing flexibility is becoming increasingly more important to attracting business long distance customers. Establishing this expertise and making it available to Chorus will make this effort cost effective.

          Data processing. This is another area where the need for technical expertise is increasingly apparent. Effective maintenance of hardware, billing software, extensive Wide Area Networks ("WAN") fully integrated software and Mid-Plains' extensive WAN Network will significantly contribute to Chorus's ability to compete effectively.

          Engineering. Staff, hardware and software needs in this area are also increasing due to more sophisticated activity in network engineering as well as customer engineering. Maintaining facility control and also taking advantage of economies of scale in this area will be possible with Chorus sharing resources.

          External Affairs/Regulation. The ongoing interaction with the Wisconsin Public Service Commission ("PSCW") is necessary in the telecommunications industry today. It is difficult to develop a recognized presence, attend open meetings and maintain regular contact with PSCW staff as an isolated independent company. Chorus will be able to nurture this type of "marketing" relationship as we move more deeply into the "competitive" arena.

          Interconnect Services. Companies must become more adept in selling application solutions within and without their existing service territories. Customers feel comfortable in dealing with one organization for all of their communications needs. MPCS personnel will assist Mid-Plains and Pioneer company personnel in identifying and selling sophisticated applications. This combination provides differentiation from other competitors. Our statistics indicate that 45-50% of all franchise customers use the incumbent LEC for their customer premise equipment needs versus about 15-20% outside franchise boundaries. The future success of communications companies will require an effective sales organization to analyze opportunities, identify unique applications and serve existing customers. Typically, LECs of independent size have had no established sales department. An established sales force will assist the companies to identify new network opportunities, retain customers, and expand customer base.

          Long Distance & Internet Operations. In both of these areas, the efficiencies and economies of scale which we anticipate will be apparent in billing, sales and management. Success in the internet business will only come from expansion beyond our traditional service territories. This will allow us to expand our network capabilities and our marketing effort, and allow us the opportunity to staff our own internet help desk.

          Marketing. Chorus will be better positioned in the area of marketing than Mid-Plains and Pioneer are independently. Few LECs of independent size have staff dedicated solely to marketing, which
          is critical to the success of the organization.   Whether it is
          service promotion, community involvement, shareholder communications or a new service offering, marketing requires a wide variety of expertise, creative ideas and dedicated staff to successfully complete the activity. An example of this is an Annual Shareholder Report which is designed and used as a useful marketing tool for shareholders and Interconnect, long distance and Internet sales opportunities. Mid-Plains brings a separate dedicated marketing staff to the Mergers.

         Opportunities.

          Cable TV.  While many LECs are not currently involved in a cable
          TV enterprise, it is a natural evolution of the network because LECs generally have experience in the communication business and currently possess information necessary to address customer service and billing needs, and an existing customer base from which to expand. The bandwidth of the network must be enhanced significantly to meet the ever increasing demands of the customer. As we increase the capacity of the network, we will need to seek additional services to place on the network. It is a natural phenomenon that video services be considered as an additional revenue stream. Chorus will be able to launch technical and marketing tests for such services. If successful, this service could be made available throughout our customer base as rapidly as possible.

          Competition. The synergies which result from the Mergers will be such that we will gain strength to face competition in the communications industry. Efficiencies will be realized by (i) publishing the Mid-Plains telephone directory through the Pioneer publishing operation, (ii) providing organizational resources for potential offensive competitive activity by Pioneer in and around its southwestern Wisconsin market area, and (iii) including the Pioneer customer base in promotional and marketing efforts conducted for various services provided by Mid-Plains. Together, the companies have greater potential to move outside of their traditional franchise boundaries and compete with Ameritech, GTE, and others. Chorus expects to have the products, services and corporate culture to offer products and pricing competitive with that which will be offered by national "corporate" entities.

          Directory. This is a new opportunity for Mid-Plains and creates an environment where Mid-Plains' larger book will bring significant new business for the existing Pioneer Directory and will also bring increased credibility for sales to other independent telephone companies.

          Coalition Expansion. Completing the Mergers introduces the "coalition" concept to the local marketplace. It also creates an opportunity for presentation to other independent companies to encourage them to join in the coalition, thereby compounding the positive effects of the Mergers. This will allow for the development of an organization with a broader customer base, investor base and corporate expertise.

     Information and Factors Considered by the Boards of Directors

     In reaching its conclusions, each of our Boards of Directors considered, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of each company, and its projected future financial performance as a separate entity and on a combined basis; (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the communications industry;
(iii) the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the communications market; (iv) the Mergers' structure as a pooling of interest; (v) the possibility that achieving cost savings, operating efficiencies and synergies as a result of consummating the Mergers at this time might not be available to either company on its own (although specific levels of cost savings, operating efficiencies, and synergies were not quantified by either Board of Directors); (vi) the terms of the Merger Agreement; (vii) the opinion of Edelman & Co., Ltd.
described below as to the fairness, from a financial point of view, to the Mid-Plains shareholders, of the Mid-Plains Exchange Ratio and the opinion of Madison Valuation Associates, Inc. as to the reasonableness of the Edelman & Co., Ltd. opinion; (viii) the changing regulatory environment in the telecommunications industry; (ix) the challenges of combining the businesses of two corporations of this size and the attendant risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time; (x) labor relations with the companies' union and non-union employees; (xi) alternative transactions; and (xii) the impact of the Mergers on the customers and employees of each company. In reaching their respective decisions to approve the Mergers and to recommend the Mergers to shareholders, neither of our Boards of Directors assigned any relative or specific weights to the various factors considered and individual directors may have given differing weights to different factors. In consideration of all of the foregoing, and based on its business judgment, each of the Boards of Directors determined that the terms of the Merger Agreement, including the Exchange Ratio, were fair to and in the best interests of their respective shareholders.


     Each of the Boards of Directors also considered alternatives to the Mergers, including merging Pioneer into Mid-Plains and thereby eliminating the corporate existance of Pioneer. Certain financing restrictions and the possibility of abandoning existing franchise agreements prevented the companies from considering such alternatives.


     Recommendations of the Boards

     Each of our Boards of Directors believes that the terms of the Mergers are fair to, and in the best interests of, their respective shareholders and have, by unanimous vote of all directors present, approved the Merger Agreement and the transactions contemplated thereby and unanimously recommend that their respective shareholders vote "for" the Pioneer Proposal and the Mid-Plains Proposal, respectively. For a discussion of the possible detriments considered by the Boards of Directors, see "Risk Factors."


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of our companies and Chorus set forth under "Reasons for the Mergers, Recommendations of the Boards" and "Opinions of Financial Advisors" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of Chorus, Mid-Plains and Pioneer, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions in the markets served by our companies; a significant delay in the expected closing of the Mergers; future regulatory actions and conditions in our companies' operating areas; and competition from others in the local exchange and tolls service markets.

ACCOUNTING TREATMENT

     It is a non-waiverable condition to the consummation of the Mergers that we each receive from Kiesling Associates, LLP a letter dated the Closing Date to the effect that they concur with the conclusions of Mid-Plains' and Pioneer's management that the transactions contemplated by the Merger Agreement, if consummated, will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants. Under this accounting method, the assets and liabilities of Pioneer and Mid-Plains will be carried forward to Chorus at their historical recorded bases. Results of operations of Chorus will include the results of both Mid-Plains and Pioneer for the entire fiscal year in which the Mergers occur. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for Chorus. See "Unaudited Pro Forma Combined Condensed Financial Statements." Furthermore, based upon the limited cash resources of the parties, Mid-Plains and Pioneer may not consummate the Mergers even if the Mergers qualify for the pooling of interests accounting, if a large number of shareholders dissent.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the material federal income tax consequences of the Mergers as contemplated by Axley Brynelson and is based on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, existing administrative interpretations and court decisions, and is a summary of the opinion of Axley Brynelson regarding this matter. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively. We do not address all aspects of federal income taxation that may be important to a shareholder in light of such shareholder's particular circumstances or to shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, or dealers in securities. This discussion assumes that Pioneer and Mid-Plains shareholders hold their respective shares of stock as capital assets within the meaning of
Section 1221 of the Code.


     It is a condition to the obligations of our companies under the Merger Agreement that the companies receive an opinion of Axley Brynelson regarding material federal income tax consequences of the Mergers. Neither Mid-Plains nor Pioneer intends to secure a ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Mergers. We believe, based on the form of opinions of Axley Brynelson referred to above, that the Mergers will have the federal income tax consequences discussed below. The opinions of counsel referred to above will assume the absence of changes in existing facts and may rely on assumptions, representations and covenants including those contained in certificates of officers of Mid-Plains, Pioneer and others. The opinions referred to above neither bind nor preclude the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     Tax Implications to Mid-Plains Shareholders and Pioneer Shareholders. Except as discussed below and in the immediately following paragraph, (a) no gain or loss will be recognized for federal income tax purposes by holders of Mid-Plains Common Stock or Pioneer Common Stock who exchange their respective stock for Chorus Common Stock pursuant to the Mergers and (b) the aggregate tax basis of Chorus Common Stock received as a result of the Mergers will be the same as the shareholder's aggregate tax basis in the Mid-Plains Common Stock or Pioneer Common Stock surrendered in the exchange.

     Tax Implications to Mid-Plains, Pioneer and Merger Subsidiaries. No gain or loss will be recognized for federal income tax purposes by Mid-Plains, Pioneer or either of the Merger Subsidiaries as a result of the formation of the Merger Subsidiaries or the Mergers.

     The discussion set forth above under the "Material Federal Income Tax Consequences" is intended to provide only a general summary, and does not purport to be a complete analysis or description of all potential federal income tax consequences of the Mergers. In addition, the foregoing discussion does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the Mergers. This discussion does not address the tax consequences of any transaction other than the Mergers. Accordingly, each shareholder is strongly urged to consult with such shareholder's tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to such shareholder of the Mergers.

REGULATORY APPROVALS

     Mid-Plains, Farmers and Dickeyville are subject to regulation by PSCW as to rates and service rules, accounts, certain additions and extensions to facilities, and in other respects. Mid-Plains, Farmers and Dickeyville will continue to be subject to the jurisdiction of the PSCW after the Effective Time of the Mergers in the same manner that they were subject to such jurisdiction prior to the Mergers.

     Chorus will not be subject to regulation of its business and financial affairs to the same extent as Mid-Plains, Farmers and Dickeyville. However, subsequent to the Mergers, certain types of transactions between various members of the system consisting of Chorus and its subsidiaries will be subject to the jurisdiction of the PSCW under provisions of Wisconsin law governing transactions between public utilities and affiliated interests.

     It is not necessary for Mid-Plains and Pioneer to obtain the approval of the PSCW in order to complete the Mergers. Mid-Plains and Pioneer are required to and will make information filings of the Mergers with the PSCW within ten (10) days following the Effective Time.

DISSENTERS' RIGHTS

     Pursuant to secs. 180.1301 to 180.1331 of the Wisconsin Statutes, a copy of which is attached hereto as Appendix II, both Mid-Plains shareholders and Pioneer shareholders have the right to dissent from the Merger Agreement and, subject to consummation of the Mergers, to receive in cash the fair value of their shares of common stock by following the procedures set forth in such sections. Set forth below is a brief summary of secs. 180.1301 to
180.1331 of the Wisconsin Statutes, which does not purport to be complete and is qualified by reference to the actual statutes.

     Pursuant to sec. 180.1321 of the Wisconsin Statutes, any owner of Pioneer or Mid-Plains common stock desiring to assert dissenters' rights shall do all of the following: (i) deliver to the applicable company, before the vote to approve the Merger Agreement is taken, written objection to the Merger Agreement which includes his or her intent to demand payment for his or her shares if the proposed Merger Agreement is effectuated, and (ii) not vote in favor of the Merger Agreement. A shareholder who fails to satisfy both (i) and (ii) above is not entitled to payment for his or her shares by the applicable company.

     A shareholder may object to the Merger Agreement with respect to less than all of his or her shares of common stock. Mid-Plains shareholders who wish to object must file written objections with Mid-Plains by mail addressed to Mid-Plains, Inc., 1912 Parmenter Street, P.O. Box 620070, Middleton, WI 53562-0070, or by delivery in person to the company's principal office at 1912 Parmenter Street, Middleton, WI, both to the attention of Fredrick Urben, Secretary. Pioneer shareholders who wish to object to the Merger Agreement must file written objections with Pioneer by mail addressed to Pioneer Communications, Inc., 140 North Monroe Street, P.O. Box 231, Lancaster, WI 53813, or by delivery in person to the company's principal office at 140 North Monroe Street, Lancaster, WI, both to the attention of
G. Burton Block, Secretary.

     Within ten (10) days after the Merger Agreement is approved at the Special Meetings each company shall deliver a written dissenters' notice to each of its shareholders who has dissented to the Merger Agreement in accordance with sec. 180.1321 of the Wisconsin Statutes. Upon receipt of such notice, each dissenting shareholder shall have thirty (30) days to demand payment in writing and surrender the certificate or certificates representing his or her shares with respect to which he or she has dissented. A dissenting shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares and shall be bound by the Merger Agreement.

     Upon receipt of a payment demand or on the day of the Effective Time, whichever is later, the respective company shall pay each shareholder who has demanded payment the amount that the company estimates to be the fair value of his or her shares, plus accrued interest.

     A shareholder who does not agree with the appropriate company's estimation of the fair value of his or her shares must notify the company of his or her estimate within thirty (30) days after the company made or offered payment for his or her shares. If the shareholder and company cannot agree upon the fair value of the shares or amount of interest due, the company shall file a petition in any court of competent jurisdiction in the county in which its principal office is located, requesting a finding and determination of the fair value of such shares and accrued interest. If the appropriate company fails to institute such a proceeding within sixty (60) days after the shareholder notifies the company of his or her disagreement, such company shall pay each of its dissenters whose demand remains unsettled the amount demanded.

CERTAIN LITIGATION

     A case is currently pending before the State of Wisconsin Tax Appeals Commission involving an audit of Mid-Plains' sales and use tax liability to the State of Wisconsin for the years 1991 through 1994, inclusive. The amount at issue, including interest and penalty through December 26, 1996, is $150,789.19. The primary issues involved are whether certain equipment purchased by Mid-Plains qualifies as central office equipment and whether Mid-Plains should have collected sales tax in connection with its provision of billing and collection services to long distance carriers. Due to changes in the sales tax law, these issues are not on going, and resolution of the case will affect prior years only and not Mid-Plains' future sales tax liability. Mid-Plains does not expect that the outcome of the litigation will be material to its results of operations or financial condition.

  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Mergers using the pooling of interests method of accounting, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling-of-interest accounting, see "The Mergers-Accounting Treatment." These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Mid-Plains and Pioneer, which are provided herein.

     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Mergers been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of Chorus .

     The unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Mergers as if they had occurred on December 31, 1996, combining the balance sheets of Mid-Plains and Pioneer at December 31, 1996. The unaudited Pro Forma Combined Condensed Statements of Income give effect to the Mergers as if they had occurred at the beginning of the earliest period presented, combining the results of Mid-Plains and Pioneer for each year in the three year period ended December 31, 1996.

     As a result of the Mergers, Mid-Plains and Pioneer will incur certain transition costs, currently estimated at $211,500 and $90,500 (pretax), respectively, in connection with consummating the transaction and integrating the operations of Mid-Plains and Pioneer. The transition costs consist principally of professional and registration fees. While the exact timing, nature and amount of these transition costs is subject to change, the companies anticipate the following charges:

                              Mid-Plains   Pioneer       Total
     Professional Services
         Legal                $100,000     $ 50,000      $150,000
         Accounting           $ 10,000     $  5,000      $ 15,000
         Financial Advisors   $ 60,000     $ 15,000      $ 75,000

     Registration Fees        $  8,000     $  4,000      $ 12,000
     Printing and Postage     $ 33,500     $ 16,500      $ 50,000
     TOTAL                    $211,500     $ 90,500      $302,000


           (This space was intentionally left blank)

        CHORUS COMMUNICATIONS GROUP, LTD.
       PRO FORMA COMBINED CONDENSED BALANCE SHEET
                     AT DECEMBER 31, 1996
                          (Unaudited)

                                 Historical  Historical Pro Forma   Pro Forma
                                 Mid-Plains  Pioneer    Adjustments Combined
In Thousands
Assets
  Current Assets
     Cash and cash equivalents   $ 1,058     $  844                 $1,902
     Temporary investments         3,200                             3,200
     Accounts receivable           3,323      1,354                  4,677
     Inventories                   1,317        246                  1,563
     Other                           551        274                    825
        Total current assets       6,249      5,918                 12,167

  Property, Plant and Equipment   50,552     12,012                 62,564
  Less accumulated depreciation  (21,730)    (6,432)               (28,162)
  Total Property, Plant
  and Equipment                   28,822      5,580                 34,402

  Investments and Other Assets
     Cellular limited
     partnership interest          4,101                             4,101
     Other                           716        319                  1,035
  Total Investments and
  Other Assets                     4,817        319                  5,136

Total Assets                     $39,888    $11,817                $51,705
Liabilities and Shareholders' Equity
     Current Liabilities
       Accounts payable          $ 3,093    $   630                 $3,723
       Other                       1,305        230                  1,535
        Total Current Liabilities  4,398        860                  5,258

     Long-term debt               12,185      3,292                 15,477

     Deferred credits              3,808        677                  4,485

     Shareholders' Equity
       Common stock               11,889          2        $1,874   13,765
       Additional paid-in capital  1,874                   (1,847)     -0-
       Retained earnings           7,608      5,112                 12,720
     Total Shareholders' Equity   19,497      6,988           -0-   26,485

Total Liabilities and
Shareholders' Equity             $39,888    $11,817       $   -0-  $51,705




See accompanying Notes to Unaudited Pro Forma Combined Condensed
Financial Statements.

             CHORUS COMMUNICATIONS GROUP, LTD.
         PRO FORMA COMBINED CONDENSED INCOME STATEMENT
             FOR THE YEAR ENDED DECEMBER 31, 1996
                          (Unaudited)

                              Historical  Historical  Pro Forma    Pro Forma
                              Mid-Plains  Pioneer     Adjustments  Combined
In Thousands
Operating Revenues
  Telephone Operations         $19,861       $ 5,753               $25,614
  System sales and services      7,226           341                 7,567
    Total Operating Revenues    27,087         6,094                33,181
Operating Expenses
     Telephone Operations       13,846         3,755                17,601
     System sales and services   6,525           212                 6,737
        Total Operating Expenses20,371         3,967                24,338
Operating Income                 6,716         2,127                 8,843
Other income                        42           196                   238
Interest expense                (1,177)         (231)               (1,408)
Income Before Income Tax Expense and
  Extraordinary Item             5,581         2,092                 7,673
Income tax expense               2,139           793                 2,932
Income Before Extraordinary Item 3,442         1,299                 4,741
Extraordinary Item               1,782           -0-                 1,782
Net Income                     $ 1,660       $ 1,299     $  -0-     $2,959

Earnings per share
 Income before
 Extraordinary Item            $  1.73       $  1.88                $ 1.77
     Extraordinary item           (.89)                               (.67)
     Net Income                $   .84       $  1.88     $ -0-      $ 1.10



See accompanying Notes to Unaudited Pro Forma Combined Condensed
Financial Statements.

          CHORUS COMMUNICATIONS GROUP, LTD.
         PRO FORMA COMBINED CONDENSED INCOME STATEMENT
             FOR THE YEAR ENDED DECEMBER 31, 1995
                          (Unaudited)

                              Historical   Historical  Pro Forma     Pro Forma
                              Mid-Plains   Pioneer     Adjustments   Combined
In Thousands
Operating Revenues
 Telephone Operations          $18,103     $ 5,666                   $23,769
 System sales and services       6,475         295                     6,770
 Total Operating Revenues       24,578       5,961                    30,539
Operating Expenses
 Telephone Operations           11,973       3,861                    15,834
 System sales and services       6,141         178                     6,319
    Total Operating Expenses    18,114       4,039                    22,153
Operating Income                 6,464       1,922                     8,386
Other Income                        27         143                       170
Interest expense                 ( 957)       (246)                   (1,203)
Income Before Income Tax Expense 5,534       1,819                     7,353
Income tax expense               2,109         672                     2,781
Net Income                     $ 3,425     $ 1,147    $  -0-          $4,572

Earnings per share             $ 1.73      $ 1.66     $  -0-          $ 1.71



See accompanying Notes to Unaudited Pro Forma Combined Condensed
Financial Statements.

             CHORUS COMMUNICATIONS GROUP, LTD.
         PRO FORMA COMBINED CONDENSED INCOME STATEMENT
             FOR THE YEAR ENDED DECEMBER 31, 1994
                          (Unaudited)

                              Historical  Historical  Pro Forma     Pro Forma
                              Mid-Plains  Pioneer     Adjustments   Combined
In Thousands

Operating Revenues
 Telephone Operations         $15,560     $ 5,260                   $20,820
 System sales and services      5,900         277                     6,177
  Total Operating Revenues     21,460       5,537                    26,997
Operating Expenses
 Telephone Operations          10,534       3,512                    14,046
 System sales and services      5,444         197                     5,641
  Total Operating Expenses     15,978       3,709                    19,687
Operating Income                5,482       1,828                     7,310
Other Income                       18          48                        66
Interest expense                 (896)       (236)                   (1,132)
Income Before Income
    Tax Expense                 4,604       1,640                     6,244
Income tax expense              1,715         641                     2,356
Net Income                    $ 2,889     $   999      $  -0-        $3,888

Earnings per share            $  1.47     $  1.46      $  -0-        $ 1.46


See accompanying Notes to Unaudited Pro Form Combined Condensed
Financial Statements.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Note 1 - Reclassifications

     Certain reclassifications have been made to the historical financial statements to conform to the presentation expected to be used by the merged companies.

Note 2 - Exchange Ratio.

     Under the Merger Agreement, each outstanding share of Mid-Plains common stock will be converted into one share of Wisconsin Communications Group, Inc. common stock and each outstanding share of Pioneer Communications, Inc. common stock will be converted into four shares of Chorus Communications Group, Ltd. common stock. These exchange ratios were used in computing share and per share amounts in the accompanying pro forma combined condensed financial statements.

Note 3 - Pro Forma Combined Condensed Balance Sheet Adjustment

     An adjustment was made to eliminate Pioneer's additional paid-in capital to reflect a change from Pioneer's $.01 par value per common share to Chorus Communications Group, Ltd.'s no par value per common share.

 UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

                                   At or for the Year Ended December 31,
                                   1996         1995        1994
In Thousands, Except Per Share Data


Total assets                       $ 51,705
Long-term debt                     $ 15,860
Operating revenues                 $ 33,181     $ 30,539    $ 26,997
Income before extraordinary item   $  4,741     $  4,572    $  3,888
Net Income                         $  2,959     $  4,572    $  3,888

Per share data
 Book Value                        $   9.88
 Income before extraordinary item  $   1.77     $   1.71    $   1.46
 Net Income                        $   1.10     $   1.71    $   1.46
     Cash dividends declared<F1>   $   1.03     $   1.05    $    .84

<F1> The Cash dividends declared per common share in the Unaudited Pro Forma
Combined Condensed Financial Information reflect the sum of dividends declared by Mid-Plains and Pioneer divided by the number of shares that would have been outstanding for the periods presented after adjusting the Pioneer shares by the exchange ratio of 4 to 1.

SELECTED FINANCIAL INFORMATION OF MID-PLAINS

We are providing the following financial information of Mid-Plains to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for 1992 through 1996. The information is only a summary and you should read it in conjunction with Mid-Plains' historical financial statements (and related notes) contained in the annual reports and other information filed with the SEC. See Appendix VII.

          MID-PLAINS HISTORICAL FINANCIAL INFORMATION

                    1996       1995       1994      1993       1992

In Thousands, Except Per Share Data
Total assets        $ 39,888   $ 40,714   $ 33,889  $ 33,676   $ 31,079
Long-term debt      $ 12,401   $  8,570   $  6,954  $  7,756   $  8,482
Operating revenues  $ 27,087   $ 24,578   $ 21,460  $ 19,041   $ 18,075
Income before extraordinary
  item              $  3,442   $  3,425   $  2,889  $  2,882   $  2,680
Net Income          $  1,660   $  3,425   $  2,889  $  2,882   $  2,680


Per Share Data
  Book Value        $   9.80   $   9.95   $   9.23  $   8.53   $   7.76
  Income before extraordinary
    item            $   1.73   $   1.73   $   1.47  $   1.47   $   1.38
  Net Income        $    .84   $   1.73   $   1.47  $   1.47   $   1.38
  Cash dividends
    declared        $   1.06   $   1.12   $    .86  $    .78   $    .86

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MID-PLAINS

RESULTS OF OPERATIONS

OVERVIEW

As a result of actions taken in 1996, Mid-Plains has successfully implemented several key initiatives that better position the company for competition and future growth in the communications business. These initiatives, which are discussed below, include: an alternative regulation plan, discontinuation of applying certain accounting principles for regulated enterprises, entering into a merger agreement, successfully bidding on a personal communication license (PCS), and refinancing first mortgage notes.

Record revenues were once again reported in 1996. Consolidated operating revenues increased $2.5 million, to $27.1 million, in 1996, and $3.1 million, to $24.6 million, in 1995. Consolidated income before extraordinary item for 1996 remained constant at 1995's level of $3.4 million which was an increase of $0.5 million over 1994. Due to an extraordinary charge against income relating to the discontinuance of regulatory accounting principles (as discussed below) net income decreased $1.8 million in 1996 as compared to 1995.

Mid-Plains operates in two business segments: a telecommunications utility providing telephone and data services (telephone operations) and system sales and service operations.

TELEPHONE SERVICE OPERATING RESULTS

The Telephone segment contributed operating income of $6.0 million, $6.1 million, and $5.0 million to the consolidated operating income in 1996, 1995 and 1994 respectively.

OPERATING REVENUES

Telephone service revenues increased $1.8 million, to $19.9 million, in 1996, and $2.5 million, to $18.1 million, in 1995.

Local network services revenues increased $.9 million in 1996 as compared to 1995. These revenues increased principally as a result of higher demand for services, as evidenced by an 8.7% growth in access lines in 1996.
Additionally, effective September 1, 1996, Mid-Plains implemented its Alternative Regulation Plan which had the effect of increasing local network services revenues $.4 million for the year.

Local network service revenues for 1995 increased $.7 million as compared to 1994. The growth was primarily due to an increase in local network service rates in 1995 which increased revenues by $1.1 million, and an 8.6% growth in the number of access lines served which resulted in $.3 million increase in revenues. These increases were offset in part by a credit of $.6 million in 1994 to eliminate regulatory liabilities no longer considered payable.

Interstate network access and long distance network services revenues increased $.5 million in 1996 as compared to 1995. These revenues increased largely due to higher demand for access services as evidenced by an increase in minutes of use of 10.3% in 1996. This increase was offset, in part, by a net decrease in access rates of approximately 2.3%.

Interstate network access and long distance network services revenues increased $1 million in 1995 as compared to 1994. This increase was due to 7.0% higher demand for services and the provision of long distance service of $.5 million.

Intrastate network access and long distance network services revenues increased $.2 million in 1996 as compared to 1995. The increase in these revenues was primarily due to higher demand for access services as evidenced by an increase in minutes of use of 8.3% in 1996. This increase was offset by $.3 million due to the effects of rate reductions resulting from Mid-Plains' implementation of their Alternative Regulation Plan on September 1, 1996.

Intrastate network access and long distance network services revenues increased $.6 million in 1995 as compared to 1994. This increase was due to higher demand of 3.1% for services and the provision of long distance service of $.2 million.

OPERATING EXPENSES

Telephone operating expenses, which include plant, depreciation, customer, corporate, and general taxes, increased by $1.9 million to $13.8 million and $1.4 million to $12.0 million in 1996 and 1995, respectively.

The increases in plant, customer and corporate operations in 1996 as compared to 1995 were due primarily to growth in internal operations. Additionally, plant operations increased $.3 million in 1996 due to costs associated with providing Internet access.

The increases in plant, customer and corporate operations in 1995 as compared to 1994 were again due primarily to growth in internal operations. Additionally, an increase of $.3 million was due to the cost of providing long distance services.

Depreciation increased $.2 million in 1996 as compared to 1995 and $.3 million in 1995 as compared to 1994 as a result of increased depreciable property. Additionally, increases of $0.2 million in 1996 and $0.5 million in 1995 in depreciation expense were recorded in connection with the change-out of central office equipment.

On December 17, 1996 the Company's Board of Directors voted to terminate the pension plan effective April 15, 1997. It is anticipated that the plan settlement will not have a material effect on the Company. It is also anticipated that during 1997, after giving effect to enhanced 401(k) benefits, the company's pension costs will decrease approximately $430,000 due to these changes.

SYSTEM SALES AND SERVICE OPERATING RESULTS

The system sales and service segment contributed operating income of $.7 million, $.3 million and $.5 million to the consolidated operating income in 1996, 1995 and 1994, respectively.

OPERATING REVENUES

System sales and services revenues increased $.8 million in 1996, to $7.2 million, as compared to 1995. The increase was due primarily from the growth in new system sales. System sales and services revenues for 1995 increased $.6 million, to $6.5 million over 1994, due primarily from new system sales as well as an increase in maintenance sales.

OPERATING EXPENSES

As a percentage of system sales and services revenues, cost of sales and services was 59% in 1996, 64% in 1995, and 58% in 1994. The lower cost of sales and services percentage in 1996 was primarily the result of the Company's higher equipment pricing. The higher cost of sales and services percentage in 1995 in relationship to 1994 was primarily due to reclassifying to cost of sales, payroll overheads, which in 1994 were included in operating expenses. If the reclassifications had been made in 1994, the cost of sales percentage in 1994 would have increased 3% with a corresponding reduction in operating expenses.

System sales and services operating expenses increased $.3 million in 1996 primarily due to growth in internal operations and increase in incentives.

OTHER ITEMS

Interest expense increased $.2 million in 1996 as compared to 1995 and $0.1 million in 1995 as compared to 1994, primarily due to the increase in the amounts of short-term bank notes owed during the year. Additionally, in July, 1995 interest on debentures increased as a result of an additional $2.5 million financing, but this was offset in part by a reduction in the debenture interest rates from 11% to 8%.

EXTRAORDINARY ITEM - DISCONTINUANCE OF REGULATORY ACCOUNTING PRINCIPLES

Mid-Plains discontinued applying Statement of Financial Accounting Standards No. 71 ("SFAS 71"), "Accounting for the Effects of Certain Types of Regulation" in the second quarter of 1996. Mid-Plains determined that it no longer met the criteria for following SFAS 71 due to changes in legislative, regulatory and competitive environments. Future business transactions will be recorded following their economic substances, and regulatory assets and liabilities pursuant to SFAS 71 will no longer be recognized.

Although Mid-Plains' recorded assets and net equities were reduced as a result of this discontinuance of application of SFAS 71, no material impact on current and future cash flows is anticipated.

LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW

Mid-Plains requires funds primarily for its construction program, the maturity and retirement of long-term debt, dividend payments and investments. The capital resources available to meet these requirements are provided through internally generated funds and external financing. Net cash provided from operations of the Company and its subsidiary for the years 1994 - 1996 was $22.0 million. External financing for the same period totaled $8.2 million.

CAPITAL REQUIREMENTS AND RESOURCES

The primary capital requirement of the Company has historically consisted of expenditures under its construction program. Total construction expenditures for the years 1994 - 1996 were $17.3 million. Total capital expenditures for 1997 are estimated to be $9 million.

In 1995, Mid-Plains contributed $2 million in a capital call to the cellular partnership in which Mid-Plains has a limited interest. Additionally, as discussed below, Mid-Plains anticipates a significant investment in PCS Wisconsin, LLC, which will be required in the next few years.

In 1995, Mid-Plains sold $5.0 million of five-year debentures, $2.5 million of which were used to retire debentures that were due on that date. In addition, in January, 1997 Mid-Plains entered into a financing agreement that permits Mid-Plains to borrow up to $22 million of long-term debt and $7 million on revolving lines-of-credit.

It is expected that capital requirements for its construction program, maturity and retirement of long-term debt, dividend payments and investment in PCS Wisconsin, LLC will be provided for with cash flow from operations, the issuance of debt and, if necessary, equity financing.

After giving effect to the February, 1997 refinancing, Mid-Plains had available unused lines-of-credit of $7 million. The Company has experienced no difficulty in obtaining funds for its construction program or other purposes and anticipates none in the future.

PCS WISCONSIN, LLC

PCS Wisconsin, LLC ("PCS-WI"), a 75% owned subsidiary of Mid-Plains, was established in 1996 to build and operate a personal communications system in south central and southwestern Wisconsin. On January 14, 1997, PCS-WI was the successful bidder for a broadband Personal Communications Services ("PCS") license at an auction held by the FCC. This license will, when granted, authorize PCS-WI to provide two-way voice and data services on a new wireless, digital network. The license covers Dane County and nine adjacent counties with a total population of 600,000. PCS-WI's bid for the license was $3,248,000.

Under the terms of the license, PCS-WI will be required to construct an operating system that will be capable of providing service to at least 25% of the population in the license area within five years of the grant of the license. PCS-WI anticipates that construction, development and introduction of the PCS networks and services will require substantial capital and operating expenditures over the next several years. However, Mid-Plains has not determined reasonable cost projections for the construction, development and introduction of the PCS network with any degree of certainty. Currently, Mid-Plains has $9 million available through a financing agreement with the Rural Telephone Finance Cooperative ("RTFC") to invest in PCS-WI.

In addition to the risks associated with startup operations of PCS-WI, it is anticipated the company will encounter stiff competition from the two existing cellular providers as well as from five other new PCS license holders.

EXTERNAL FINANCING

External financing for the years 1994 - 1996 was $8.2 million consisting of $5.0 million raised through the sale of debentures, $0.8 million from the sale of common stock under the employee stock purchase plan, and a net increase in short-term bank notes of $2.4 million.

On January 31, 1997, Mid-Plains entered into a financing agreement with the RTFC that permits Mid-Plains to borrow up to $22 million. The RTFC financing agreements provide that $12 million of the loan is available for refinancing existing debt, capital expenditures and to provide working capital for telephone operations; $9 million is available to invest in PCS-WI (see above) and $1 million is available to purchase RTFC's Subordinate Capital Certificates, a condition of obtaining financing. RTFC permits the interest on the loans to be either fixed or variable, with the rates to be determined by RTFC. The variable rate at February 7, 1997 was 6.3%.

In connection with its long-term debt, the Company is subject to certain restrictions on its debt and the amount of retained earnings available for cash dividends. Under the agreement, at December 31, 1996, $3,542,000 of Mid-Plains' retained earnings were available for the payment of dividends.

OTHER MATTERS

PENDING MERGER

Mid-Plains and Pioneer Communications, Inc.("Pioneer") have entered into an Agreement and Plan of Merger ("Merger Agreement") dated December 31, 1996, which will result in the combination of Mid-Plains and Pioneer into creating Chorus Communications Group, Ltd., a holding company, expected to better position the companies to compete effectively in the rapid changing communications industry. Chorus Communications Group, Ltd. will serve more than 38,000 access lines in southern Wisconsin. It is anticipated that Chorus Communications Group, Ltd. will retain Mid-Plains' common share dividend payment level as of the effective time of the merger. On January 9, 1997, the Board of Directors of Mid-Plains declared a quarterly dividend of 27 cents per share. This represents an annual rate of $1.08 per share.

ALTERNATIVE REGULATION PLAN

On August 27, 1996, Mid-Plains became the first independent local exchange company in Wisconsin to receive approval on its application for an Alternative Regulation Plan. Under this five-year plan, Mid-Plains is required to maintain certain basic residential and business rates under a rate ceiling as well as reduce access charges received from intrastate long distance providers. In return, the plan eliminated the tie between local rates and rate-of-return regulation. As part of the Plan, effective September 1, 1996, local rates on residential and standard business lines were increased, while access rates paid by long distance carriers to the Company for intrastate access were lowered. While the changes noted above were designed to be revenue neutral to Mid-Plains, they assisted positioning Mid-Plains to better meet the competition of the future.

COMPETITION

The communications industry is undergoing significant changes. The industry is converging, forming alliances and positioning to provide a variety of services. Market convergence has intensified. Legislation and regulation changes, technological advances and customer demand have expanded the types of services, products and number of companies offering communication services and products.

On February 8, 1996, the President signed the Telecommunications Act of 1996 into law. The bill broke down regulatory barriers at both the state and federal level and is certain to accelerate the convergence of local, long distance, wireless, video and data. The FCC and state regulators must decide precisely how Congress's instructions will be carried out. Due to Mid-Plains' size, it currently has limited exception from several provisions of the bill.

The breakdown of barriers at both the state and federal levels allows new competitors to enter telecommunication service markets. At the same time, telecommunications providers can enter new markets in areas of increased competition.

As we look ahead, Mid-Plains faces stiff competition with prices and technology under continued pressure. Along with this, Mid-Plains also sees growing opportunities in a market-driven information highway.

SELECTED FINANCIAL INFORMATION OF PIONEER

We are providing the following financial information of Pioneer to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for 1995 through 1996 and unaudited financial statements for 1992 through 1994. The information is only a summary and you should read it in conjunction with Pioneer's historical financial statements (and related notes) contained in the annual reports.
See Appendix VIII.

           PIONEER HISTORICAL FINANCIAL INFORMATION

                    1996       1995        1994       1993       1992

                                                      (Unaudited)(Unaudited)
(Dollars In Thousands, Except Per Share Data)
Total assets        $11,817    $11,333     $10,872    $ 9,898    $8,732
Long-term debt      $ 3,549    $ 3,625     $ 3,808    $ 3,729    $3,260
Operating revenues  $ 6,094    $ 5,961     $ 5,537    $ 5,385    $4,766
Net Income          $ 1,299    $ 1,147     $   999    $ 1,055    $  894
   Per share data
   Book value       $ 40.36    $ 36.56     $ 33.09    $ 30.37    $27.30
   Net income       $  7.50    $  6.62     $  5.82    $  6.20    $ 5.30
   Cash dividends   $  3.75    $  3.50     $  3.25    $  3.25    $ 3.25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS - PIONEER

RESULTS OF OPERATIONS

OVERVIEW

     Pioneer provides telecommunications services to Southwestern Grant County, Wisconsin. Pioneer publishes telephone directories for various telephone companies throughout Wisconsin as well as Minnesota and Iowa. DWR Long Distance, a division of Dickeyville Telephone Corporation, continues to provide service to parts of Southwest Wisconsin and Northeast Iowa. PCII.Net provides local access to the internet information superhighway. The Farmers Telephone Company owns a 2% interest in the RSA No. 8 Limited Partnership. Farmers and Dickeyville have also become authorized agents for U.S. Cellular.

TELEPHONE SERVICE OPERATING RESULTS

     The regulated utility operations collectively contributed net operating income of $1,439,000, $1,341,000, and $1,250,000 to the consolidated operating income for the years ended December 31, 1996, 1995 and 1994 respectively.

OPERATING REVENUES

     Telephone operations revenues decreased $28,253 in 1996 and increased $250,614 in 1995.

     Local Network Service revenues increased $373,000 in 1995 due primarily to the rate increase that went into effect in November 1994 and the implementation of Extended Community Calling ("ECC"). The ECC revenue is considered local revenue which resulted in a significant decrease in intralata access revenue.

     Network Access, Long Distance, and Miscellaneous revenues decreased $137,000 in 1996 due primarily to the implementation of equal access and DWR Long Distance converting to the switchless arrangement. Network access and long distance revenues include both interstate and intrastate services.

     Network Access, Long Distance, and Miscellaneous revenues decreased $113,000 in 1995 due primarily to the discontinuance of the Universal Service Fund and the implementation of ECC. Network access and long distance revenues include both interstate and intrastate services.

     Directory division revenues increased $116,000 in 1996 and $160,000 in 1995 due to an increase in the number of telephone directories published.

OPERATING EXPENSES

     Operating expenses, which include plant, depreciation, customer, corporate and general taxes decreased $135,853 in 1996. The conversion of DWR Long Distance to a switchless arrangement reduced call completion expenses, which was then the main factor that resulted in the decrease in expense.

     Operating expenses, which include plant, depreciation, customer, corporate, and general taxes increased $358,000 in 1995. An increase in plant maintenance and depreciation on the new switching equipment contributed significantly to that increase. The cost of paper for printing directories in the directory division and an increase in access and call completion expense in the DWR Long Distance division also contributed to the overall increase in operating expenses.

OTHER ITEMS

     Interest expense for 1996 amounted to $231,299 which showed a decrease of $15,244 from 1995. Interest expense for 1995 amounted to $246,543 which showed a minimal increase of $10,662 over 1994. Total access lines increased from 7,234 at the end of 1995 to 7,357 at the end of 1996, an increase of 1.17%. Total access lines increased from 6,869 at the end of 1994 to 7,234 at the end of 1995, an increase of 5.3%.

LIQUIDITY AND CAPITAL RESOURCES

     Pioneer requires funds primarily for its construction program, repayment of debt and dividend payment program. The resources to meet these needs are primarily provided through internally generated funds. Net cash provided from operations for the company for 1996, 1995 and 1994 were $2,124,000, $2,007,000 and $1,538,000. External financing during this period was only $245,000.

     The Company's primary capital requirement over this period was to finance construction costs over the past three years of approximately $2,500,000. Estimated capital expenditures for 1997 are $550,000.

     It is expected that the capital necessary to finance these expenditures along with dividends and the repayment of long-term debt will be met through cash flow from operations and to the extent necessary new debt.

     Additional information regarding the Companies cash position, outstanding debt and current investments are disclosed in the financial statements.

REGULATORY ENVIRONMENT

     For regulatory purposes, Pioneer's telephone subsidiaries, The Farmers Telephone Company and Dickeyville Telephone Corporation, are currently considered small telecommunications utilities and are subject to reduced regulation which allows for greater flexibility in regulatory matters.

     The telecommunications industry continues to undergo various regulatory, competitive and technological changes. The Federal Telecommunications Act of 1996 will transform the telecommunications industry and change telecommunications policies in such areas as entry into local exchange and long distance markets, pricing of telecommunications services, ownership of facilities, use of spectrum and message content. Not since the Federal Communications Act of 1934 has a single piece of legislation been more important for the telephone industry and its customers. While the long-term impact of the new federal telecommunications legislation is not known, it is certain that the act will have significant effects in Wisconsin.

     Wisconsin regulation of local exchange carriers ("LECs") is also changing. The Public Service Commission's encouragement of local exchange competition will cause the emergence of companies providing competitive access and other services to compete with LECs. Local service competition will be enhanced by the convergence of telecommunications, cable, wireless, video, computer and other technologies. While the changes may eventually cause regulatory risks and adverse revenue and earnings' pressure on Farmers Telephone Company and Dickeyville Telephone Corporation, competition should also bring more creative use of the market and new opportunities. Farmers and Dickeyville will continue to monitor the ongoing changes in regulation, competition and technology and consider which developments provide the most favorable opportunities for them to pursue.

                OPINIONS OF FINANCIAL ADVISORS

OPINION OF MID-PLAINS' FINANCIAL ADVISOR

     Edelman has delivered its written opinion (the "Original Edelman Opinion") to the Mid-Plains Board that, as of January 22, 1997, and based upon and subject to the various considerations set forth in such opinion, the Exchange Ratio under the Merger Agreement was fair from a financial point of view to the holders of Mid-Plains Common Stock.

Upon receipt of the audited financial statements for Mid-Plains and Pioneer for the fiscal year ending December 31, 1996, Edelman has also delivered its written opinion to the Mid-Plains Board that, as of February 21, 1997, and based upon and subject to the various considerations set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Mid-Plains Common Stock (the "Updated Edelman Opinion"). Neither the Original Edelman Opinion nor the Updated Edelman Opinion will be updated to the Effective Time.


     The full text of the Updated Edelman Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Edelman & Co., Ltd., is attached as Appendix V to this Joint Proxy Statement/Prospectus. Shareholders of Mid-Plains are urged to read such opinion in its entirety. The Updated Edelman Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any shareholder of Mid-Plains as to how such shareholder should vote at the Special Meeting. The summary of the Updated Edelman Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In forming the Updated Edelman Opinion, Edelman reviewed, among other things: (i) with respect to Mid-Plains, the Annual Reports on Form 10-K and Annual Reports to shareholders for the fiscal years ended December 31, 1991 through 1995, the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and audited financial statements for the fiscal year ended December 31, 1996, (ii) with respect to Pioneer, the Annual Report to shareholders for the fiscal year ended December 31, 1995, which contains audited financial statements; audited financial statements for the fiscal year ended December 31, 1996; the Annual Reports to shareholders for the fiscal years ended December 31, 1991 through 1994, which contain unaudited financial statements; the audited financial statements of Dickeyville Telephone Corporation and Farmers Telephone Company for the fiscal years ended December 31, 1991 through 1995; (iii) certain other information concerning the future prospects of Mid-Plains and Pioneer, and of the combined entity, as furnished by the respective companies, (iv) historical stock trading data for Mid-Plains and Pioneer common stock, and for the stocks of certain larger publicly traded independent telephone companies, (v) the financial terms of the combination contemplated by the Merger Agreement and the financial terms of other mergers and acquisitions which Edelman believed to be relevant, (vi) the business strategy and shareholder benefits underlying the Mergers, as described by senior management of Mid-Plains and Pioneer, and (vii) such other matters as Edelman deemed necessary. An Edelman representative met with certain senior officers of Mid-Plains and Pioneer to discuss the foregoing as well as other matters relevant to its opinion, including the past and current business operations, financial condition and future prospects of Mid-Plains and Pioneer. Edelman also took into account its assessment of general economic, market, industry and financial conditions, and such additional financial and other factors as Edelman deemed relevant.

     In conducting its review and preparing its opinion, Edelman relied upon the accuracy and completeness of the financial and other information provided to it or as publicly available and did not independently verify any such information. Edelman relied upon assurances of Mid-Plains and Pioneer management that the forward-looking information they provided was reasonable and reflected the best currently available information. Edelman did not inspect any properties, assets or liabilities of Mid-Plains or Pioneer and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Mid-Plains or Pioneer. In rendering its opinion, Edelman assumed that the Mergers will be consummated on the terms described in the Merger Agreement.

     In connection with preparing and rendering its opinions, Edelman performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying Edelman's opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Edelman believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying Edelman's opinions. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

     The following is a summary of the material valuation, financial and comparative analyses performed by Edelman in arriving at the Updated Edelman Opinion, dated February 21, 1997. In forming its opinion, Edelman:

     1. Contribution Analysis. Analyzed the separate and combined recent financial results of Mid-Plains and Pioneer. Mid-Plains contributed 74.9% of combined net income for 1995 and 73.0% of combined net income before extraordinary items and a debt prepayment charge for 1996. Mid-Plains contributed 73.6% of the combined shareholders equity and 80.8% of combined access lines as of December 31, 1996. By comparison, Mid-Plains shareholders will receive 74.2% of combined company shares under the Exchange Ratio.

     2. Dilution Analysis. Measured the pro forma effect of the Merger, using recent operating and balance sheet data, on Mid-Plains earnings and book value per share. Based on results of operations and ending shares outstanding for 1996, the merger would result in roughly 1.6% accretion to Mid-Plains in earnings per share before extraordinary items and the prepayment charge, and .8% accretion in book value per share.

     3.  Stock Trading, Market and P/E Analysis.

          (a) Historical Exchange Ratio. Sought to compare the Exchange Ratio to the historical ratio of respective trading prices of Pioneer and Mid-Plains. However, there is no available market price for Pioneer stock. Accordingly, it is not possible to identify an historical trading ratio comparing the two stocks. In any case, the trading characteristics of the stocks would make such a statistic of limited value even if Pioneer prices were available.

          (b) P/E Comparisons with Major Independent Telephone Companies; Market for Mid-Plains Stock. Compared the price-to-earnings ratio ("P/E") and liquidity of Mid-Plains stock to those of five larger, comparable independent telephone companies: Aliant Communications, Inc., ALLTEL Corporation, Century Telephone Enterprises, Inc., Frontier Corporation, and Telephone and Data Systems, Inc. These companies were chosen because each, in the opinion of Edelman, is a substantial, publicly traded company, which is not a regional Bell operating company. The Mid-Plains P/E of 23.7 compared to mean and median P/E's of 19.8 and 15.4, respectively, for the other five companies. Their P/E ratios ranged from 14.2 to 37.0. Certain characteristics, such as Mid-Plains' high rate of growth, may justify to certain investors the higher P/E for Mid-Plains. Other characteristics, such as higher concentrations of cellular telephone or long-distance telephone operations for some of the comparable companies, may point other investors toward a lower relative valuation of Mid-Plains.

     Beyond such operational differences, however, is the issue of the relatively small and sporadic level of trading activity in Mid-Plains stock. Mid-Plains stock is not traded on any exchange or in the NASDAQ National Market or NASDAQ Small Cap market. Available trading data led to the conclusion that in evaluating the fairness of the Exchange Ratio to Mid-Plains shareholders, primary reliance cannot be placed on the dollar value of the merger consideration to Pioneer shareholders as indicated by the Mid-Plains stock price. Thus, primary analytical weight was not placed on the analyses described in paragraphs 3(c) and 4 below.

          (c) Public Company P/E's Applied to Pioneer. Applied the P/E ratios of the five larger independent telephone companies described above to Pioneer's net income for 1996. The mean and median P/E's, when used as multiples for Pioneer's net income, resulted in aggregate values approximately 12% and 31% below the aggregate value represented by the Exchange Ratio using a $42.00 price per share for Mid-Plains. $42.00 per share represents the high price for Mid-Plains common stock as reported in known transactions during the fourth quarter of 1996 and through February 20, 1997. This information was gathered by Mid-Plains on unrelated party transactions for which the seller and/or buyer have responded to a Mid-Plains inquiry, and from public sources related to broker transactions. Transactions include both those handled privately (non-broker) and those handled by stock brokers.

     4. Comparable Sale Transactions. Analyzed the financial terms and purchase price multiples of the following six mergers/acquisitions involving independent local telephone service providers and compared those terms to the
Merger: (i) the acquisitions of Arvig Telcom, Inc., Tipton Telephone Company, Inc., Camden Telephone Company, Inc., and Deposit Telephone Company, Inc. by Telephone and Data Systems, Inc.; (ii) the acquisition of Kingsley Telephone Company by Century Telephone Enterprises, Inc.; and (iii) the pending acquisition of telephone assets of Fairbanks Municipal Utility System by Pacific Telecom, Inc. Based on a $42.00 Mid-Plains stock price, Pioneer shareholders are to receive consideration of approximately $29.1 million. Applying this value to Pioneer's latest financial and operating data results in a P/E, Price-to-Book Value and Price Per Access Line of 22.4, 4.2 and $3,954, compared to median values for the other transactions analyzed of 19.4, 2.9 and $3,573. The ranges of P/E ratio, price-to-book ratio, and price per access line for the comparable transactions were 12.4 to 32.9, 2.5 to 4.2, and $1,771 to $3,950 respectively. P/E ratio and price-to-book ratio data were not available for the Fairbanks Municipal Utility System transactions.

     5.  Other Considerations.

          (a) Coalition Business Plan. Mid-Plains and Pioneer management wish to assemble a growing coalition of independent Wisconsin telephone companies in the new holding company, with the Merger as a first step. Operating benefits are expected to include a greater diversity of locations and sharing of resources and expertise in a variety of operational areas. Mid-Plains management believes that the Pioneer transaction will facilitate further growth by merger. Additionally, the Merger is expected to result in a higher degree of liquidity for Mid-Plains shareholders, as a larger shareholder base is created.

          (b) Growth Rates. Considered that Mid-Plains, by virtue of its location in a growing market area, has experienced stronger growth in its operation and profitability than Pioneer. Pioneer had greater growth in shareholders equity. Access lines, net income before extraordinary items (and the prepayment charge) and shareholders equity grew at annualcompounded rates of 7.7%, 12.8% and 6.9% at Mid-Plains from 1991 through 1996, compared to 2.6%, 6.4% and 10.7% at Pioneer. The disparity in population growth rates between the two service areas are likely to continue, although perhaps at narrowed levels.

          (c) Competitive Threats and Opportunities. In the view of Mid-Plains and Pioneer management, the business of providing local telephone service is entering a new, competitive era due to changing legal and business conditions. Management of both companies believe that Mid-Plains, because of its location in a larger, more densely populated metropolitan area, will encounter significant competition earlier than Pioneer. Because of its size and location, Mid-Plains may also have earlier competitive opportunities.
It is reasonable to assume that competitive threats and opportunities offset each other for Mid-Plains, but that Mid-Plains' future earnings stream will have a higher degree of volatility than Pioneer's.

          (d) Personal Communications Services (PCS). Based on the outcome of a recent Federal Communications Commission auction, Mid-Plains expects to be going forward with a PCS venture which will require a large investment over the next three years. While management believes the new venture will become a significant profit contributor, significant initial operating losses are expected initially. PCS adds an additional significant degree of risk and volatility to Mid-Plains' future earnings and cash flow stream.

          (e) Free Cash Flow Generation. Whereas Pioneer contributed approximately 27% and 26% of latest combined company income and equity (see item #1 above), during 1991-1996 it generated approximately 37% of combined company free cash flow (defined as earnings before taxes, interest and depreciation/amortization, less capital expenditures). This trend is expected to continue. The combination with Pioneer will be beneficial to Mid-Plains with respect to Pioneer's capacity to generate needed cash for investment. This may have an impact on the combined company's ability to pay higher dividends and/or minimize debt requirements.

          (f) Combined Prospects Absent Synergies. Based on input from Mid-Plains and Pioneer regarding their future prospects over the next five years on a stand-alone basis, certain observations can be made about their combined prospects. Such forward-looking suppositions should be taken not as fact but as indications of potential future trends and issues. It was first assumed that the combination will result in no change, positive or negative, in expenses and revenues. On this basis (i) the income statement impact of early losses in PCS, particularly in 1998, appears to be cushioned by Pioneer's profit contribution, making the combination appear significantly accretive to earnings per share from the Mid-Plains point of view before PCS becomes a significant profit contributor, and (ii) in five years, both from a book value and earnings point of view, the dilution/accretion impact of the transaction appears to be immaterial, although Mid-Plains' management believes that PCS will show further significant profit gain beyond that point.

     Included in Mid-Plains' projections were the following underlying assumptions: competitive challenges would be offset by opportunities to expand beyond its traditional markets, growth would continue along historical trends, the build-out and operation of its personal communications service license would occur without the participation of its minority interest partner, and debt and equity financing would be necessary. Pioneer's projections were based primarily on the underlying assumption that growth would continue along historical trends.

          (g) Synergies. Management of Mid-Plains believes that the combination of Mid-Plains and Pioneer will result in material profit improvement over time on a combined basis. Examples cited by management include (i) publishing the Mid-Plains telephone directory through the Pioneer publishing operation, (ii) providing organizational resources for potential offensive competitive activity by Pioneer in and around its southwestern Wisconsin market area, and (iii) including the Pioneer customer base in promotional and marketing efforts for various services conducted by Mid-Plains. Additionally, it is expected that over time cost synergies will be realized because of staff attrition and other factors.

     Edelman was engaged by Mid-Plains as of October 8, 1996. In addition to its fairness opinion work, Edelman has consulted with Mid-Plains regarding financial terms and negotiating strategy in connection with the Mergers.

     Pursuant to the terms of its engagement letter dated October 8, 1996, Mid-Plains has paid Edelman an initial retainer fee of $10,000 and an initial opinion fee of $15,000. Mid-Plains has further agreed to pay Edelman $35,000 if the Mergers are approved by the Mid-Plains and Pioneer shareholders.

     Edelman was selected as financial advisor to Mid-Plains in connection with the Mergers because of its experience and expertise in transactions similar to the Mergers, and its specific familiarity with Mid-Plains and its business.

     Edelman was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Mid-Plains or any of its assets. Edelman also expressed no opinion as to the price or range of prices at which Chorus Common Stock may trade subsequent to consummations of the Mergers.

OPINION OF PIONEER'S FINANCIAL ADVISOR

     Madison Valuation Associates, Inc. ("MVA") has delivered its written opinion to the Pioneer Board on February 17, 1997, that, based upon and subject to the various considerations set forth in such opinion, the analysis contained in the fairness opinion expressed by Edelman to the directors of Mid-Plains as to the ownership interests received by Mid-Plains in the holding company to be established to effect the proposed merger of Pioneer and Mid-Plains is reasonable. Such written opinion dated February 17, 1997, confirmed an oral opinion delivered to the Pioneer Board at its meeting on January 29, 1997. MVA was not asked nor has MVA delivered an opinion as to the fairness of the Exchange Ratio to Pioneer's shareholders. In addition, an opinion that the Edelman analysis and opinion are reasonable is not an opinion that the Exchange Ratio is fair to Pioneer's shareholders.


     In forming its opinion, MVA: (i) reviewed Edelman's fairness opinion to the Mid-Plains Board dated January 22, 1997, (ii) reviewed Edelman's memorandum to file regarding the Mid-Plains fairness opinion as of December 31, 1996, dated January 22, 1997, (iii) reviewed Edelman's supporting information and research, (iv) discussed Edelman's fairness opinion and analysis with an Edelman representative, (v) studied the proposed offering document and any other workpapers MVA deemed to be appropriate, and (vi) conducted its own independent research of certain larger publicly traded independent telephone companies and stock transactions in the telecommunications industry involving companies similar to Pioneer and Mid-Plains. In conducting its review and preparing its opinion, MVA relied upon the accuracy and completeness of the financial and other information provided to it by Edelman, Pioneer, its agents, advisors and representatives or otherwise available from generally recognized public sources and did not independently verify any such information. MVA did not inspect any properties, assets or liabilities of Mid-Plains or Pioneer and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Mid-Plains or Pioneer. MVA did not determine the potential value of Pioneer or its stock in a merger or purchase with any company other than Mid-Plains, and MVA did not prepare an independent opinion as to the fairness of the proposed transaction involving Pioneer and Mid-Plains. Further, MVA made no recommendation to Pioneer's stockholders or directors about the decision to accept or reject the exchange offer.

     Pursuant to the terms of its engagement letter dated January 21, 1997, Pioneer has agreed to pay MVA $15,000 as an opinion fee.

     MVA is a regionally recognized financial advisory and valuation firm and was selected as financial consultant to Pioneer in connection with the Mergers because of its experience and expertise in transactions similar to the Mergers and its experience and expertise in the telecommunications sector. As part of its regular financial consulting services, MVA regularly is engaged in the valuation of closely-held businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

     MVA was engaged by Pioneer as of January 21, 1997 for the purpose of delivering an opinion as to whether the analysis contained in the fairness opinion expressed by Edelman to the directors of Mid-Plains as to the ownership interests received by Mid-Plains is reasonable. MVA did not participate in the structuring or the negotiation of the terms of the Mergers. In addition, MVA was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Pioneer or any of its assets. MVA also expressed no opinion as to the price or range of prices at which Chorus Common Stock may trade subsequent to consummation of the Mergers.

     A copy of the Madison Valuation Associates, Inc. Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix VI to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the Madison Valuation Appraisers, Inc. Opinion set forth in this Joint Proxy Statement/Prospectus is qualified by reference to the full text of such opinion. Shareholders of Pioneer are urged to read such opinion in its entirety.

          INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     In considering the respective recommendations of the Mid-Plains Board and the Pioneer Board with respect to the Mergers, shareholders of Mid-Plains and shareholders of Pioneer should be aware that certain officers of Mid-Plains and Pioneer, including some officers who are also directors, have certain interests in the Mergers that are different from, or in addition to, the interests of shareholders of Mid-Plains and shareholders of Pioneer generally. Two officers of Mid-Plains, Dean W. Voeks and Fredrick E. Urben, were also members of Mid-Plains' 7-person Board of Directors when the Mid-Plains Board approved the Mergers. Four officers of Pioneer, Douglas J. Timmerman, Mark V. Brickl, Gerald Knapp, and G. Burton Block, were also members of Pioneer's 8-person Board of Directors when the Pioneer Board approved the Mergers.

INDEMNIFICATION AND INSURANCE

     Chorus is required by the Merger Agreement to provide indemnification and liability insurance arrangements for officers and directors of Pioneer and Mid-Plains. See "The Merger Agreement--Indemnification and Insurance." Notwithstanding this provision, however, SEC rules require that this Joint Proxy Statement/Prospectus contain the following statement:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                     THE MERGER AGREEMENT

GENERAL

     The Merger Agreement contemplates the Mergers of Pioneer Acquisitions, Inc. ("Pioneer Acquisitions") with and into Pioneer and Mid-Plains Acquisitions, Inc. ("Mid-Plains Acquisitions") with and into Mid-Plains, with Pioneer and Mid-Plains, respectively, surviving the Mergers as wholly-owned subsidiaries of Chorus. The Mergers will become effective in accordance with the Certificates of Merger to be filed with the Department of Financial Institutions of the State of Wisconsin. It is anticipated that such filings will be made immediately after the Closing under the Merger Agreement, which Closing, in turn, should occur as soon as practicable after the last of the conditions precedent to the Mergers set forth in the Merger Agreement has been satisfied or waived. The following description of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and attached hereto as Appendix I.

CONSIDERATION TO BE RECEIVED IN THE MERGERS

     At the Effective Time:

     (a) Mid-Plains Acquisitions will be merged into Mid-Plains, with Mid-Plains being the surviving corporation.

     (b) Pioneer Acquisitions will be merged into Pioneer, with Pioneer being the surviving corporation.

     (c) Each issued and outstanding share of Mid-Plains Common Stock, other than those shares of shareholders exercising their dissenters' rights ("Mid-Plains Dissenting Shares"), which shall not be deemed to include any share then held in Mid-Plains' treasury, shall by virtue of the Mergers and without any action on the part of the holder thereof, be converted into one outstanding share of Chorus Common Stock, whereupon each such share of Mid-Plains Common Stock so converted shall be deemed to be a share acquired by Mid-Plains and held in its treasury.
          Each such share of Chorus Common Stock so issued shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622(2) of the WBCL.

     (d) The issued and outstanding shares of common stock of Mid-Plains Acquisitions shall by virtue of the Mergers and without any action on the part of Chorus, be converted into a number of shares of Mid-Plains transferred from those deemed acquired by Mid-Plains and held in its treasury pursuant to subsection (a) above, equal to the number of shares of Chorus Common Stock issued pursuant to subsection (a) above. Each such share of Mid-Plains shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622(2) of the WBCL.

     (e) Each issued and outstanding share of Pioneer Common Stock, other than those shares of shareholders exercising their dissenters' rights ("Pioneer Dissenting Shares"), which shall not be deemed to include any share then held in Pioneer's treasury, shall by virtue of the Mergers and without any action on the part of the holder thereof, be converted into four (4) outstanding shares of Chorus Common Stock, whereupon each such share of Pioneer Common Stock so converted shall be deemed to be a share acquired by Pioneer and held in its treasury. Each such share of Chorus Common Stock so issued shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622(2) of the WBCL.

     (f) The issued and outstanding shares of common stock of Pioneer Acquisitions shall by virtue of the Mergers, and without any action on the part of Chorus, be converted into the number of shares of Pioneer transferred from those deemed acquired by Pioneer and held in its treasury pursuant to subsection (e) above. Each such share of Pioneer shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622(2) of the WBCL.

     (g) All shares of Mid-Plains and Pioneer thereafter remaining in their respective treasuries shall be cancelled.


     (h) The 100 shares of Chorus Common Stock owned by Mid-Plains immediately prior to the Mergers shall by virtue of the Mergers and without further action be deemed transferred to Chorus's treasury and cancelled.

     (i) Pioneer Dissenting Shares will be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the WBCL, unless and until the right of such holder to receive fair value for such Pioneer Dissenting Shares terminates in accordance with the WBCL, in which case such shares will cease to be Pioneer Dissenting Shares and will represent the right to receive Chorus Common Stock pursuant to the Merger Agreement;

     (j) Mid-Plains Dissenting Shares will be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the WBCL, unless and until the right of such holder to receive fair value for such Mid-Plains Dissenting Shares terminates in accordance with the WBCL, in which case such shares will cease to be Mid-Plains Dissenting Shares and will represent the right to receive Chorus Common Stock pursuant to the Merger Agreement;

EXCHANGE OF SHARES

     Subject to the terms and conditions of the Merger Agreement, at or prior to the Effective Time, Mid-Plains and Pioneer will jointly appoint an exchange agent to effect the exchange of certificates representing shares of Pioneer Common Stock and Mid-Plains Common Stock for certificates representing shares of Chorus Common Stock (the "Exchange Agent"). Chorus will from time to time deposit certificates representing shares of Chorus Common Stock with the Exchange Agent for conversion of shares as described above under "Consideration to be Received in the Mergers." Commencing immediately after the Effective Time, holders of Pioneer Common Stock and Mid-Plains Common Stock are required to surrender their certificates to the Exchange Agent (or, if at the time of such surrender there is no Exchange Agent, to Chorus directly). In exchange for such share certificates, holders will receive Chorus Common Stock Certificates representing such number of shares as described under "Consideration to be received in the Mergers." Holders of unexchanged shares of Pioneer Common Stock or Mid-Plains Common Stock will not be entitled to receive any dividends or other distributions payable by Chorus until their certificates are surrendered. Upon surrender, however, subject to the WBCL, such holders will receive accumulated dividends and distributions, without interest.

CHORUS FOLLOWING THE MERGERS

     Headquarters. The Merger Agreement provides that the headquarters of Chorus will be located in Dane County, Wisconsin.

     Board. The Merger Agreement provides that, at the Effective Time, the Chorus Board will consist of five (5) members, four (4) of whom initially will be designated by the Mid-Plains Board and one (1) of whom initially will be designated by the Pioneer Board. Chorus shareholders will elect directors upon the expiration of the initial terms of directors, which shall be staggered. See "Directors and Management of Chorus Following The Mergers."

     Dividends. The Merger Agreement reflects the parties' intention that the initial quarterly dividend per share of Chorus Common Stock following the Mergers will be at least equal to the dividend paid on each share of Mid-Plains Common Stock for the last full fiscal quarter immediately preceding the date of the Merger Agreement, which initial quarterly dividend is expected to be $.27 per share, subject to approval and declaration by the Chorus Board.

CERTAIN CONDITIONS

     Conditions of Each Party's Obligations to Effect the Mergers. In addition to shareholder approval, the obligation of each party to the Merger Agreement to consummate the Mergers is subject to the following: (a) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which makes the Mergers illegal or otherwise prohibits their consummation, or which causes a Material Adverse Effect on Pioneer or Mid-Plains, (b) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective and no stop order suspending the effectiveness of the Registration Statement or proceedings therefor shall be then threatened, initiated, or in effect, (c) each of Pioneer and Mid-Plains shall have received a letter from Kiesling Associates LLP to the effect that the transactions contemplated by the Merger Agreement qualify for pooling of interests accounting treatment, (d) each of Pioneer and Mid-Plains shall have received all material third-party consents with respect to the transactions contemplated by the Merger Agreement, (e) each of Pioneer and Mid-Plains shall have received an opinion from Axley Brynelson as to certain tax matters related to the contemplated transactions, (f) the Mid-Plains Board shall have received an opinion from its financial advisor to the effect that the Exchange Ratio is fair from a financial point of view to its respective shareholders and (g) the Pioneer Board shall have received the opinion from their financial advisor that the analysis completed by Mid-Plains' financial advisor was reasonable. The conditions to a party's obligations to effect the Mergers may be waived by the party entitled to assert the condition.

     Conditions to the Obligations of Pioneer. The obligation of Pioneer to effect the Mergers is further subject to all the following conditions:
(a) the representations and warranties of Mid-Plains contained in the Merger Agreement shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time and except that, for purposes of determining whether such condition is met, a representation and warranty shall be deemed to be true and correct unless the failure of such representation and warranty to be true would not result or reasonably be expected to result in a Material Adverse Effect on Pioneer, Mid-Plains, or Chorus (either with or without including its ownership of Pioneer and Mid-Plains), (b) Mid-Plains shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Merger Agreement on or before the Effective Time, (c) Pioneer shall have received an officers' certificate as to the matters set forth in the immediately preceding subsections (a) and (b), (d) no shareholder rights plan shall have been adopted by Mid-Plains, and (e) at the Effective Time, the composition of Chorus's Board of Directors complies with the requirements of the Merger Agreement.

     Conditions to the Obligations of Mid-Plains. The obligation of Mid-Plains to effect the Mergers is further subject to all the following conditions: (a) the representations and warranties of Pioneer contained in the Merger Agreement shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time and except that, for purposes of determining whether such condition is met, a representation and warranty shall be deemed to be true and correct unless the failure of such representation and warranty to be true would result or reasonably be expected to result in a Material Adverse Effect on Pioneer, Mid-Plains or Chorus (either with or without including its ownership of Pioneer and Mid-Plains),
(b) Pioneer shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Merger Agreement on or before the Effective Time, (c) Mid-Plains shall have received an officers' certificate as to the matters set forth in the immediately preceding subsections (a) and (b), (d) no shareholder rights plan shall have been adopted by Pioneer, and (e) at the Effective Time, the composition of Chorus's Board of Directors complies with the requirements of the Merger Agreement.

     "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (a) the telecommunications industry, (b) the United States economy or (c) the United States securities markets if, in any of (a), (b) or (c), the effect on Pioneer or Mid-Plains or Chorus (determined without including its ownership of Pioneer and Mid-Plains after the Mergers) (as the case may be), and their respective subsidiaries, taken as a whole, is not disproportionate relative to the effect on the others and their subsidiaries, taken as a whole.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties of Mid-Plains and Pioneer as to, among other things, due organization and good standing, capitalization, ownership of subsidiaries and other investments, corporate authority to enter into the contemplated transactions, recent reports filed with the SEC, financial statements, tax matters, employee matters, regulatory matters, information supplied for use in this Joint Proxy Statement/Prospectus, contractual defaults, material changes or events, litigation, violations of law, employee benefit plans, labor relations, environmental matters, required Board and shareholder approvals, insurance, intellectual property, material contracts, accounting matters, and conflicts with organizational documents or certain material agreements.

TRANSITION PLANNING

     Dean W. Voeks and Douglas J. Timmerman, as Presidents of Mid-Plains and Pioneer respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Mergers and the other transactions contemplated by the Merger Agreement. Until the Effective Time, Messrs. Voeks and Timmerman jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the business of Mid-Plains and Pioneer after the Effective Time, and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

CERTAIN COVENANTS

     The Merger Agreement provides that, prior to the Effective Time, Pioneer, Mid-Plains, and their respective subsidiaries will each conduct its business in the ordinary course consistent with past practices and will use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of key officers, employees and consultants who are integral to the operation of its business as presently conducted, and to preserve its present relationships with significant customers and suppliers and with other persons and entities with whom it has significant business relationships. By way of amplification and without limiting the foregoing, the Merger Agreement places restrictions on the ability of each of Pioneer and Mid-Plains to (a) issue or sell capital stock and related securities or grant options therefor, (b) amend its charter or bylaws, (c) effect a stock split, combination, or reclassification, (d) change its dividend, (e) repurchase or redeem its stock, (f) make material acquisitions of, or investments in, other entities, (g) make material dispositions of assets, (h) incur indebtedness, (i) enter into derivative contracts, (j) increase employee compensation or severance benefits, (k) make material changes in its accounting policies, (l) make material capital expenditures, (m) adopt or amend employment or consulting agreements or benefit plans, (n) enter into certain material contracts, and (o) take any action which would result in a material breach of contract or affect the accounting treatment of the Mergers.

     The Merger Agreement contains certain other covenants including covenants relating to the obtaining of pooling of interests accounting treatment for the transactions contemplated by the Merger Agreement, preparation and distribution of this Joint Proxy Statement/Prospectus, public announcements, mutual notification of certain matters, and access to information. In addition, the Merger Agreement contains a general covenant requiring each of the parties thereto to use its commercially reasonable efforts to effect the consummation of the Mergers.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that Pioneer, without the prior written consent of Mid-Plains, will not, and will not authorize any of its officers, directors, employees, financial advisors or agents to, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or take any other action knowingly to facilitate any inquiries or proposals which constitute or may reasonably be expected to lead to an Acquisition Proposal (defined below), engage in any discussions or negotiations relating thereto, or accept any Acquisition Proposal.

     "Acquisition Proposal" means a proposal or offer (other than by the other party to the Merger Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving Pioneer or any of its subsidiaries (collectively, the "Proposal Parties") or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all the assets of, such Proposal Party; provided, however, that any proposal or offer involving the acquisition by Pioneer of an equity interest in or assets of any person, whether by tender or exchange offer, merger, consolidation or otherwise, which does not involve, directly or indirectly the issuance of more than 15% of the then outstanding stock of Pioneer shall not constitute an Acquisition Proposal.

CERTAIN BENEFITS MATTERS

     Except as specifically set forth in the Merger Agreement (including schedules thereto) or as mutually determined by Pioneer and Mid-Plains, the employee benefit plans covering present and former employees or directors of each of Pioneer and Mid-Plains and certain of their respective subsidiaries, or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, "Benefit Plans") in effect as of December 31, 1996 will remain in effect, subject to their terms, after the Effective Time with respect to the classes of employees covered by such plans immediately prior to the Effective Time, unless otherwise expressly terminated by the respective company.

INDEMNIFICATION AND INSURANCE

     Chorus will cause each of Mid-Plains and Pioneer to (a) maintain in effect its current provisions regarding indemnification of officers and directors contained in its charters and bylaws (and in those of its subsidiaries), (b) maintain in effect its current policies (or policies of at least equal coverages and amounts) of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising from facts or events which occurred on or before the Effective Time, and (c) indemnify its directors and officers to the fullest extend permitted under Wisconsin law and its charters and bylaws.

TERMINATION

     Prior to the Effective Time, the Merger Agreement may be terminated by Pioneer and Mid-Plains by mutual consent, or by either of Pioneer or Mid-Plains if (a) the Mergers have not been consummated on or before June 30, 1997 (the "Termination Date") (Provided that the party wishing to terminate shall not have prevented such consummation by failing to fulfill any of its obligations under the Merger Agreement), (b) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued an order, decree or ruling which has become final and nonappealable, or taken any other action permanently to restrain, enjoin or otherwise prohibit the transactions contemplated by the Merger Agreement, (c) the other has breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or any representation or warranty made by the other in the Merger Agreement is incorrect in any material respect, and such breaches, failures, or misrepresentations are not cured within 30 days of notice, and individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect on Pioneer, Mid-Plains or Chorus (with or without including its ownership of Pioneer and Mid-Plains), (d) the board of directors of Mid-Plains or Pioneer resolves to or does withdraw or adversely modify its approval or recommendation of the Merger Agreement or the Mergers, fails to reaffirm such approval or recommendation upon request, or approves or recommends any acquisition of a material portion of its assets or any tender offer for shares of its capital stock in each case by a third party (a "Withdrawal"), or (e) any of the required approvals of the shareholders of either have not been obtained at a duly held meeting (including any adjournments thereof).

TERMINATION FEES

     Termination Fees Payable by Pioneer. The Merger Agreement obligates Pioneer to pay to Mid-Plains 20% of all of Mid-Plains' out of pocket expenses related to preparing the Merger Agreement and related activities (the "Initial Termination Fee") if (i) Mid-Plains terminates the Merger Agreement because of either a Withdrawal by Pioneer or Pioneer's failure to comply (and to cure such non-compliance within 30 days' notice of the same) with certain Merger Agreement covenants relating to the holding of a shareholders meeting, the solicitation of proxies with respect to the Pioneer Proposal, and the filing of certain documents with the Department of Financial Institutions of the State of Wisconsin, or (ii) either party terminates the Merger Agreement because of the failure of Pioneer to obtain shareholder approval for the Merger Agreement and the transactions contemplated thereby at a duly held shareholders' meeting.

     Termination of Fees Payable by Mid-Plains. The Merger Agreement obligates Mid-Plains to pay to Pioneer a termination fee equal to 80% of all Pioneer's out of pocket expenses related to preparing the Merger Agreement and related activities (the "Initial Mid-Plains Termination Fee") if (i) Pioneer terminates the Merger Agreement because of either a Withdrawal by Mid-Plains or Mid-Plains' failure to comply (and to cure such non-compliance within 30 days' notice of the same) with certain Merger Agreement covenants relating to the holding of a shareholders meeting, the solicitation of proxies with respect to the Mid-Plains Proposal, and the filing of certain documents with the Department of Financial Institutions of the State of Wisconsin, or (ii) either party terminates the Merger Agreement because of the failure of Mid-Plains to obtain shareholder approval for the Merger Agreement and the transactions contemplated thereby at a duly held shareholders' meeting.

EXPENSES

     Except as otherwise provided in the Merger Agreement, each of Pioneer and Mid-Plains will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that the expenses incurred in connection with the printing of this Joint Proxy Statement/Prospectus, as well as the filing fees related thereto, shall be paid one-third by Pioneer and two-thirds by Mid-Plains.

                     THE SPECIAL MEETINGS

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of Mid-Plains Common Stock by the Mid-Plains Board for use at the Mid-Plains Meeting and (ii) from the holders of Pioneer Common Stock by the Pioneer Board for use at the Pioneer Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective shareholders of Mid-Plains and Pioneer on or about April 24, 1997.

TIMES AND PLACES, PURPOSES

     The Mid-Plains Meeting will be held Middleton High School Auditorium,
7400 North Avenue, Middleton, Wisconsin, on May 17, 1997 starting at 10:00 a.m. local time. At the Mid-Plains Meeting, the shareholders of Mid-Plains will be asked to consider and vote upon (i) the Mid-Plains Proposal and (ii) such other matters as may properly come before the Mid-Plains Meeting. A representative from Kiesling Associates LLP, principal accountants for Mid-Plains for the most recently completed fiscal year, (i) are expected to be present at the Mid-Plains meeting, (ii) will have an opportunity to make a statement if they desire to do so, and (iii) are expected to be available to respond to appropriate questions.


     The Pioneer Meeting will be held at the Grant County Youth and Agriculture Building, 916 East Elm Street, Lancaster, Wisconsin, on May 16, 1997, starting at 2:00 p.m., local time. At the Pioneer Meeting, the shareholders of Pioneer will be asked to consider and vote upon (i) the Pioneer Proposal, and
(ii) such other matters as may properly come before the Pioneer Meeting. A representative from Kiesling Associates LLP, principal accountants for Pioneer for the most recently completed fiscal year, (i) are expected to be present at the Pioneer meeting, (ii) will have an opportunity to make a statement if they desire to do so, and (iii) are expected to be available to respond to appropriate questions.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     Mid-Plains. The Mid-Plains Board has fixed the close of business on April 22, 1997 as the Mid-Plains Record Date. Only holders of record of shares of Mid-Plains Common Stock on the Mid-Plains Record Date are entitled to notice of and to vote at the Mid-Plains Meeting. On the Mid-Plains Record Date, there were approximately 1,991,743 shares of Mid-Plains Common Stock outstanding and entitled to vote at the Mid-Plains Meeting held by approximately 2,400 shareholders of record.

     Each holder of record, as of the Mid-Plains Record Date, of Mid-Plains Common Stock, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Mid-Plains Common Stock entitled to vote is necessary to constitute a quorum at the Mid-Plains Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Mid-Plains Common Stock outstanding on the Mid-Plains Record Date is required to approve and adopt the Mid-Plains Proposal.

     Pioneer. The Pioneer Board has fixed the close of business on April 22, 1997 as the Pioneer Record Date. Only holders of record of shares of Pioneer Common Stock on the Pioneer Record Date are entitled to notice of and to vote at the Pioneer Meeting. On the Pioneer Record Date, there were approximately 173,140 shares of Pioneer Common Stock outstanding and entitled to vote at the Pioneer Meeting, held by approximately 1,000 shareholders of record.

     Each holder of record, as of the Pioneer Record Date, of Pioneer Common Stock, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Pioneer Common Stock entitled to vote is necessary to constitute a quorum at the Pioneer Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Pioneer Common Stock outstanding on the Pioneer Record Date is required to approve and adopt the Pioneer Proposal.

PROXIES

     All shares of Mid-Plains Common Stock and Pioneer Common Stock represented by properly executed proxies received prior to or at the respective Mid-Plains Meeting or Pioneer Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Mid-Plains Proposal or the Pioneer Proposal, as the case may be. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Special Meeting, will not be voted. Accordingly, since the affirmative vote of a majority of outstanding shares is required for approval of each of the Mid-Plains Proposal and the Pioneer Proposal, a proxy marked "ABSTAIN" will have the effect of a vote against such proposals.

     The Mid-Plains Board and the Pioneer Board are not currently aware of any business to be acted upon at their respective Special Meetings other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the Mid-Plains Proposal or the Pioneer Proposal will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies. Neither Mid-Plains nor Pioneer currently intends to seek an adjournment of its respective Special Meeting.

     A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of Mid-Plains or Pioneer, as the case may be, a signed notice of revocation or a later-dated signed proxy or by attending the applicable Special Meeting and voting in person. Attendance at the Mid-Plains Meeting or the Pioneer Meeting will not in itself constitute the revocation of a proxy.

     It is the policy of Mid-Plains and Pioneer to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstance.

     The cost of solicitation of proxies will be paid by Mid-Plains for Mid-Plains proxies and by Pioneer for Pioneer proxies. Both Mid-Plains and Pioneer plan to solicit proxies by mail. Neither Mid-Plains nor Pioneer plan to retain the service of any organization to aid in the solicitation of proxies. To the extent necessary in order to ensure sufficient representation at its Special Meeting, Mid-Plains or Pioneer may request by telephone or other communication medium the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

     Shareholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of stock certificates for Pioneer Common Stock and Mid-Plains Common Stock will be mailed by Chorus or an Exchange Agent to former Pioneer and Mid-Plains shareholders as soon as practicable after the consummation of the Mergers.

   DIRECTORS AND MANAGEMENT OF CHORUS FOLLOWING THE MERGERS

     The Merger Agreement provides that, immediately following the consummation of the Mergers, the Chorus Board will consist of five (5) members to be designated by the Mid-Plains and Pioneer Boards. Charles Maulbetsch, Harold L. (Lee) Swanson, Douglas J. Timmerman, and Dean W. Voeks were designated by the Mid-Plains Board, and G. Burton Bloch was designated by the Pioneer Board. These individuals have consented to serve on the Chorus Board and have been elected to serve as such until the annual meeting at which their respective terms will expire as provided below.
Brief biographies of the director designees follow. These biographies include their age (as of March 31, 1997), an account of their business experience, and the names of corporations of which they are also directors.

DIRECTORS

     Dr. G. Burton Bloch, DDS  Age: 74
     Principal Occupation: Real Estate and Small Business
     Owner-Manager;
     Annual Meeting at which current term of office will expire:
     1999.

     Other Information: Dr. Bloch has served as a director of Pioneer since 1987, and Farmers, subsidiary of Pioneer since 1975.

     Charles Maulbetsch.  Age: 62
     Principal Occupation: Retired Bank Officer.
     Annual Meeting at which current term of office will expire:
     1999.

     Other Information: Mr. Maulbetsch has served as a director of Mid-Plains since 1981. He was a Vice-President of Middleton Community Bank from January 1, 1995 until his retirement on December 31, 1995. Prior to that he was a Bank Consultant. He is a director of Middleton Community Bank.

     Harold L. (Lee) Swanson.  Age 59
     Principal Occupation: President of State Bank of Cross
     Plains.
     Annual Meeting at which current term of office will expire:
     2000.

     Other Information: Mr. Swanson has served as a director of Mid-Plains since 1981. He has served as a director of Mid-Plains Communications Systems, Inc., subsidiary of Mid-Plains, since 1981. He is also a Director of State Bank of Cross Plains and Madison Gas & Electric Company.

     Douglas J. Timmerman.  Age 56
     Principal Occupation:  CEO Anchor Bank and Anchor
     BanCorp Wisconsin, Inc.
     Annual Meeting at which current term of office will expire:
     1998.

     Other Information: Mr. Timmerman has served as a director and President of Pioneer since 1987, and Farmers, subsidiary of Pioneer, since 1976. He is also a director of Anchor Bank, Anchor BanCorp Wisconsin, Inc., Credit
     Bureau of Madison, Federal Home Loan Bank of Chicago, and
     Wisconsin Cheeseman, Inc.

     Dean W. Voeks.     Age 54
     Principal Occupation:  President of Mid-Plains;
     President
     of Mid-Plains Communications Systems, Inc., subsidiary of Mid-Plains.
     Annual meeting at which current term of office will expire:
     1998.

     Other Information: Mr. Voeks has been an officer of Mid-Plains since 1987. He has served as a director of Mid-Plains since 1991. He has served as a director of Mid-Plains Communications Systems, Inc., subsidiary of Mid-Plains, since 1991. He has served as a managing board member and President of PCS Wisconsin, LLC, subsidiary of Mid-Plains, since 1996. He is a director of First Business Bank of Madison and the Wisconsin State
     Telephone Association.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Chorus Board may create one or more committees and appoint members of the Chorus Board to serve on them. Committee structure and membership will be determined by the Chorus Board shortly after the completion of the Mergers. It is anticipated that the Chorus Board will form an audit committee, a compensation committee and a nominating Committee.

COMPENSATION OF DIRECTORS

     The specific terms of the compensation to be paid to directors of Chorus, Mid-Plains, Pioneer or any of their subsidiaries for service on the Chorus Board have not yet been determined. However, the director compensation for Chorus is not expected to include a pension plan.

     In 1996, each non-employee director of Mid-Plains received an annual fee of $14,000 for serving on the Mid-Plains Board. No additional fees were paid for attending meetings. Employee directors received no directors' fees. In addition, no fees were paid to the directors of MPCS or MPC of Illinois, Inc.

     In 1996, each director of Pioneer received an annual fee of $2,250 for serving on the Pioneer Board. In addition, each director received $125 for each Pioneer Board meeting attended. The directors of Pioneer held 12 meetings in 1996. The directors of Farmers received an annual fee of $11,500 and a meeting fee of $175. The directors of Dickeyville received an annual fee of $5,250 and a meeting fee of $125. The directors of Farmers held 12 meetings and Dickeyville directors held 6 meetings during 1996.

EXECUTIVE COMPENSATION

     The senior management team for Chorus immediately following the Mergers shall include the following individuals:

          Dean W. Voeks (age 54)  Chief Executive Officer
          Howard G. Hopeman (age 53)  Executive Vice-President and
              Chief Financial Officer
          Fredrick E. Urben (age 55)  Secretary/Treasurer

     The Chorus Board will rely on its compensation committee, which will be composed of non-employee directors, to recommend the form and amount of compensation to be paid to Chorus's Chief Executive Officer, Dean W. Voeks. Dean W. Voeks shall fix the form and amount of compensation to be paid to the other executive officers.

     The following table summarizes the compensation for the fiscal years 1994, 1995, and 1996 of the President (the chief executive officer) and one other executive officer of Mid-Plains whose compensation exceeded $100,000 for the fiscal year 1996.
                            Summary Compensation Table
                            Annual Compensation               All Other
Name and Principal Position Year     Salary       Bonus       Compensation<F1>
Dean W. Voeks:              1996     $145,000     $35,000     $5,700
  President                 1995     $140,000     $25,000     $5,544
                            1994     $125,000     $ 7,500     $5,590

Howard G. Hopeman:          1996     $ 97,000     $15,000     $4,704
  Vice President and        1995     $ 93,500     $11,000     $4,389
  Chief Financial Officer   1994     $ 90,100     $ 2,700     $3,898

<F1> Mid-Plains' matching contribution to defined contribution 401(k)
benefit
plan.

     No employee or director of Pioneer was paid more than $100,000 for the year ended December 31, 1996.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT SHAREHOLDERS

     No director or executive officer is expected to own more than 0.9% of the outstanding shares of Chorus Common Stock after giving effect to the Mergers. The directors and executive officers of Chorus as a group are expected to beneficially own 3.9% of the outstanding shares of Chorus Common Stock or 104,557 shares after giving effect to the Mergers. No person is expected to beneficially own more than 5% of the outstanding shares of Chorus after giving effect to the Mergers (based upon publicly available information). Prior to the Effective Time of the Mergers, each director and each executive officer of Chorus as a group beneficially owned common stock of either Mid-Plains or Pioneer as listed in the following table. In accordance with the Merger Agreement, each share of Pioneer Common Stock represented below shall be converted into four (4) shares of Chorus Common Stock.


     Pioneer
     Name of Beneficial Owner     Shares Beneficially Owned  Percent of Class
     Dr. G. Burton Bloch          4,720<F1>                  2.7%
     Douglas J. Timmerman         5,727<F2>                  3.3%

<F1> Includes 4,692 shares of Pioneer Common Stock in a family trust in which
Dr. Bloch has a pecuniary interest, voting and investment power, and 28 shares of Pioneer Common Stock in a partnership in which Dr. Bloch has a pecuniary interest, voting and investment power.

<F2> Includes 5,678 shares of Pioneer Common Stock in a family partnership in which Mr. Timmerman has a pecuniary interest, voting and investment power, 28 shares of Pioneer Common Stock in a partnership in which Mr. Timmerman has a pecuniary interest, voting and investment power, and 21 shares of Pioneer Common Stock in custodial ownership form in which Mr. Timmerman has voting and investment power.

Mid-Plains
Name of Beneficial Owner     Shares Beneficially Owned    Percent of Class
Howard G. Hopeman             7,659<F1>                   0.4%
Charles Maulbetsch           21,707<F1>                   1.1%
Harold L. (Lee) Swanson       9,325<F1><F2>               0.5%
Fredrick E. Urben            21,924<F1><F3>               1.1%
Dean W. Voeks                 2,154<F1>                   0.1%

<F1>Includes 5,244; 500; 4,515; 3,500 and 1,037 shares of Mid-Plains Common
Stock in self-directed Individual Retirement Accounts, to which Messrs. Hopeman, Maulbetsch, Swanson, Urben, and Voeks, respectively, have voting and investment power.

<F2> Includes 2,325 shares of Mid-Plains Common Stock held by the State Bank of
Cross Plains Profit Sharing Plan and Money Purchase Pension Plan which Mr. Swanson serves as a member of its Qualified Plan Committee and thereby has shared voting and investment power.

<F3>Includes 3,400 shares of Mid-Plains Common Stock in a family trust in which
Mr. Urben has a pecuniary interest, voting and investment power and 4,004 shares of Mid-Plains Common Stock in a trust in which Mr. Urben has no pecuniary interest but has voting and investment power.

             COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of Mid-Plains shareholders are currently governed by the Wisconsin Business Corporation Law (the "WBCL") and the articles of incorporation and bylaws of Mid-Plains. The rights of Pioneer stockholders are currently governed by the WBCL and the articles of incorporation and bylaws of Pioneer. The rights of Chorus shareholders following the Effective Time will be governed by the WBCL and the articles of incorporation and bylaws of Chorus as set forth in Appendices III and IV hereto. Upon consummation of the Mergers, the rights of Mid-Plains shareholders and Pioneer shareholders, who become shareholders of Chorus in the Mergers, will be governed by the WBCL, the articles of incorporation of Chorus, and the bylaws of Chorus. The following are summaries of certain differences between the current rights of Mid-Plains and Pioneer shareholders and those of Chorus shareholders following the Mergers.

     The following discussions are not intended to be complete and are qualified by reference to the WBCL, the Mid-Plains Articles of Incorporation, the Mid-Plains Bylaws, the Pioneer Articles of Incorporation, the Pioneer Bylaws, the Amended and Restated Articles of Incorporation of Chorus Communications Group, Ltd. (the "Chorus Articles of Incorporation"),and the Chorus Bylaws. Copies of the Chorus Articles of Incorporation and the
Chorus Bylaws, in substantially the forms to be adopted prior to the Effective Time, are attached to this Joint Proxy Statement/Prospectus as Appendices III and IV, respectively. Copies of the Mid-Plains Articles of Incorporation, the Mid-Plains Bylaws, the Pioneer Articles of Incorporation, and the Pioneer Bylaws are incorporated by reference herein and will be sent to holders of shares of Mid-Plains Common Stock and Pioneer Common Stock, respectively, upon request. See "Where You Can Find More Information."

COMPARISON OF CURRENT MID-PLAINS SHAREHOLDER RIGHTS AND CHORUS SHAREHOLDER RIGHTS FOLLOWING THE MERGERS

     The rights of the holders of Chorus Common Stock will be substantially the same under the WBCL and the Chorus Articles of Incorporation and Chorus Bylaws as they were under the WBCL and the Mid-Plains Articles of Incorporation and the Mid-Plains Bylaws with the following exceptions.

     Authorized Capital. The total number of authorized shares of capital stock of Mid-Plains is 25,000,000 shares, consisting of 25,000,000 shares of Mid-Plains Common Stock, no par value. The authorized capital of Chorus is as set forth under "Description of Chorus Capital Stock Following the Merger--Authorized Capital Stock." As a result of the filing of the Chorus Articles of Incorporation of Chorus, the total number of authorized shares of capital stock of Chorus will be increased from 9,000 to25,000,000, no par value per share.

     Board of Directors. Mid-Plains' Board currently consists of 7 directors, which number may be increased to no more than 13 or decreased to no less than 5 by resolution of the Board, pursuant to the Mid-Plains Articles of Incorporation. Effective June 1, 1997, the age limit for Mid-Plains Directors is seventy (70) years of age. Effective June 1, 1997, Mid-Plains Directors are required to resign from the Mid-Plains Board coincident with their attainment of age seventy (70).

     Chorus' Board will initially consist of 5 directors. The Chorus Articles of Incorporation provides that the number of directors constituting the Chorus Board shall be fixed by bylaw. The Chorus Bylaws currently provides for a Board of Directors consisting of no more than 13, nor less than 5 directors, which number and range may be increased or decreased by resolution of the Chorus Board. The Chorus Bylaws does not contain an age limitation.

     Stock Limitation. The Mid-Plains Bylaws provide that no one shareholder is entitled to hold more than five percent (5%) of the authorized and issued capital stock of Mid-Plains provided, however, this limitation shall automatically terminate without any further action of the Mid-Plains Board only upon the effective date of a plan of merger or share exchange approved by the requisite number of shareholders, which in effect causes the issued capital stock of the corporation to be exchanged for the capital stock of a holding/parent company of the corporation. The Chorus Bylaws does not contain a similar stock limitation.

COMPARISON OF CURRENT PIONEER SHAREHOLDER RIGHTS AND CHORUS SHAREHOLDER RIGHTS FOLLOWING THE MERGERS

     Authorized Capital. The total number of authorized shares of capital stock of Pioneer is 500,000 shares, consisting of 500,000 shares, par value $.01 per share, of common stock. The authorized capital of Chorus is as set forth under "Description of Chorus Capital Stock Following the Mergers-- Authorized Capital Stock." As a result of the filing of the Articles of Incorporation of Chorus, the total number of authorized shares of capital stock of Chorus will be increased from 9,000 to 25,000,000, no par value per share.

     Board of Directors. Pioneer's Board currently consists of 8 directors, which number may be increased or decreased by the Board pursuant to Pioneer's Bylaws. Chorus's Board will initially consist of 5 directors. The Chorus Articles of Incorporation provides that the number of directors constituting the Chorus Board shall be fixed by bylaw. The Chorus Bylaws currently provides for a Board of Directors consisting of no more than 13, nor less than 5 directors, which number and range may be increased or decreased by resolution of the Chorus Board. Also, the Chorus Board may appoint one or more former directors to the position of Director Emeritus to assist the Chorus Board with the discharge of its duties upon such terms and conditions and at such compensation as the Chorus Board may determine. However, a Director Emeritus is not entitled to vote on any matter that comes before the Chorus Board.


   DESCRIPTION OF CHORUS CAPITAL STOCK FOLLOWING THE MERGERS

     The summary of the terms of the common stock of Chorus set forth below does not purport to be complete and is qualified by reference to the Chorus Articles of Incorporation and the Chorus Bylaws. Copies of the Chorus Articles of Incorporation and the Chorus Bylaws, in substantially the forms to be adopted immediately prior to the Effective Time, are attached as Appendices III and IV.

AUTHORIZED CAPITAL STOCK

     Under the Chorus Articles of Incorporation, the total number of shares of all classes of stock that Chorus has authority to issue is 25,000,000 shares, no par value, all of which are shares of Chorus Common Stock.

COMMON STOCK

     Holders of shares of Chorus Common Stock will be entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by the Chorus Board and to share ratably in the assets of Chorus legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up.


     While future dividends on Chorus Common Stock will depend upon its respective earnings, financial condition and other factors, it is anticipated that dividends on Chorus Common Stock will be inaugurated at a rate equal to $1.08 per year.

     Initially, the funds required by Chorus to operate, to invest in subsidiaries, and to enable it to pay dividends on its common stock are expected to be derived for the most part from dividends paid by Mid-Plains and Pioneer on their common stock. As a practical matter, therefore, the ability of Chorus to pay dividends on its common stock in the immediate future may be limited by existing covenants restricting the right of Mid-Plains, Pioneer, Farmers and Dickeyville to pay dividends on or to acquire its common stock. Such covenants will not be altered by the Merger
Agreement. Farmers and Dickeyville currently have mortgages with the United States of America, securing certain Rural Electrification Administration ("REA")(now known as the Rural Utilities Service ("RUS")) notes, which contain certain restrictions regarding the payment of cash dividends and the redemption of common stock. Mid-Plains currently has a mortgage with the Rural Telephone Finance Cooperative ("RTFC") securing certain promissory notes and a revolving line of credit agreement, which contains certain restrictions regarding the payment of cash dividends and the redemption of common stock.

     Holders of Chorus Common Stock will be entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. The Chorus Articles of Incorporation does not provide for cumulative voting for the election of directors.

     The shares of Chorus Common Stock, when issued to holders of outstanding shares of Pioneer Common Stock and Mid-Plains Common Stock in connection with the Mergers, will be validly issued, fully paid and non-assessable, except as provided under Sec. 180.0622(2) of the WBCL.

PREEMPTIVE RIGHTS

     No holder of any shares of Chorus Common Stock will have any preemptive or preferential right to acquire or subscribe for any unissued shares of Chorus Common Stock.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for Chorus Common Stock after the Mergers will be designated by Mid-Plains and Pioneer prior to the Effective Time of the Mergers.



FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This Joint Proxy Statement/Prospectus does not cover any resales of Chorus Common Stock to be received by the shareholders of Mid-Plains or Pioneer upon consummation of the Mergers, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

     All shares of Chorus Common Stock received by Mid-Plains or Pioneer shareholders in the Mergers will be freely transferable, except that the shares of Chorus Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of Mid-Plains or Pioneer prior to the Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 144 or 145 promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Mid-Plains or Pioneer generally include individuals or entities that control, are controlled by, or are under common control with, Mid-Plains or Pioneer and may include certain officers, directors and principal shareholders of Mid-Plains or Pioneer.

GENERAL ACQUISITION RESTRICTIONS

     There are various provisions in the WBCL, the Chorus Articles of Incorporation, and the Chorus By-laws which may be deemed to restrict the ability of a person, firm or entity to acquire Chorus. These provisions provide for, among other things, staggered boards of directors, non-cumulative voting for directors and limits on the calling of special meetings of shareholders. All of these provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which shareholders of Chorus may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will render the removal of the current Board of Directors more difficult. These provisions also could decrease the likelihood of temporary increases in the price of Chorus's Common Stock which frequently result from non-negotiated takeover attempts and may tend to perpetuate existing management. The description of these provisions is necessarily general and reference should be made to the text of Articles of Incorporation and By-laws of Chorus attached hereto as Appendix III and IV respectively.

                         LEGAL MATTERS

     The validity of the Chorus Common Stock to be issued in connection with the Mergers will be passed upon by Axley Brynelson.

                            EXPERTS

The financial statement of Chorus at March 11, 1997 which is attached to this Joint Proxy Statement/Prospectus as Appendix IX, has been audited by Kiesling Associates LLP, independent auditors, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pioneer at December 31, 1996 and December 31, 1995 and for each of the three years in the period ending December 31, 1996, which are attached to this Joint Proxy
Statement/Prospectus as Appendix VIII, have been audited by Kiesling Associates LLP, independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of Mid-Plains at December 31, 1996 and December 31, 1995 and for each of the three years in the period ended December 31, 1996, which are attached to this Joint Proxy Statement/Prospectus as Appendix VII, have been audited by Kiesling Associates LLP, independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                 FUTURE SHAREHOLDER PROPOSALS

     Any Chorus shareholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Chorus must submit such proposal to the Secretary of Chorus by December 15, 1997. In addition, the current Chorus bylaws provide that any shareholder wishing to make a nomination for director to be elected at the 1998 annual meeting of Chorus must submit a nomination in writing to Chorus's principal executive offices between January 1, 1998 and February 28, 1998 and that nomination must meet certain other requirements as set forth in the Chorus bylaws.

     Mid-Plains and Pioneer expect to hold annual meetings of shareholders in the third quarter of 1997 unless the Mergers are completed prior thereto. SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement. Neither Mid-Plains nor Pioneer shareholders may submit a proposal for inclusion in the Proxy materials for either the 1997 annual meeting of Mid-Plains or Pioneer, if such meetings are necessary. A copy of the Mid-Plains Bylaws may be obtained from the Secretary of Mid-Plains. A copy of the Pioneer Bylaws may be obtained from the Secretary of Pioneer. See "Where You Can Find More Information."

              WHERE YOU CAN FIND MORE INFORMATION

     Chorus filed a Registration Statement on Form S-4 to register with the SEC the Chorus Common Stock to be issued to Mid-Plains and Pioneer shareholders pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Chorus in addition to being a proxy statement of Mid-Plains and Pioneer for the Special Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     Mid-Plains files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Mid-Plains files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Mid-Plains SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     The SEC allows Mid-Plains to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that Mid-Plains can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that Mid-Plains has previously filed with the SEC. These documents contain important information about Mid-Plains and its finances.

     Mid-Plains SEC Filings (File No. 0-8320)          Period

     Annual Report on Form 10-K                   Year ended December
                                                  31, 1996

     Quarterly Reports on Form 10-Q               Quarters ended March
                                                  31, 1996, June 30,
                                                  1996, and September
                                                  30, 1996

     Current Reports on Form 8-K                  January 7, 1997

     Mid-Plains is also incorporating by reference additional documents that Mid-Plains files with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meetings of our shareholders.

     Mid-Plains has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Mid-Plains, and Pioneer has supplied all such information relating to Pioneer.

     If you are a Mid-Plains shareholder, Mid-Plains may have sent you some of the documents incorporated by reference. Mid-Plains or Pioneer shareholders can obtain any such documents through Mid-Plains, Pioneer or the SEC. Documents incorporated by reference are available from Mid-Plains or Pioneer without charge, excluding all exhibits unless Mid-Plains has specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

     Mid-Plains Shareholder Services        Pioneer Shareholder Services
     1912 Parmenter Street                  140 North Monroe Street
     Middleton, WI  53562-3139              Lancaster, WI  53813
     (608) 836-4212                         (608) 723-4140

     If you would like to request documents from Mid-Plains or Pioneer, please do so by May 14, 1997 to receive them before the Special
Meetings.

     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Mergers. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated March 17, 1997. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of the Joint Proxy Statement/Prospectus to shareholders nor the issuance of Chorus Common Stock in the Mergers shall create any implications to the contrary.

                          APPENDIX I

                 AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 31, 1996, ("the date hereof"), between and among the following Wisconsin corporations: Pioneer Communications, Inc. ("Pioneer") and Mid-Plains, Inc. ("Mid-Plains"). Pioneer and Mid-Plains are herein sometimes referred to collectively as the "Companies" or the "Parties," or individually as the "Party."

                      W I T N E S S E T H

     WHEREAS, the Companies consider it advantageous to establish a parent corporation, the name of which shall be selected by the Parties subsequent to the date hereof (referred to herein as the "Parent"), which shall be a holding company rather than an operating company, in order to realize efficiencies and economies in operations of the telephone systems of the Companies, to provide better service to their customers, and to promote the flexibility needed for expansion of the business of the Companies; and

     WHEREAS, the Boards of Directors of the respective Parties hereto deem it advisable and in the best interests of the respective Parties and their respective shareholders to merge Pioneer Acquisitions (as defined in Section
1.2 hereof) into Pioneer and to merge Mid-Plains Acquisitions (as defined in
Section 1.2 hereof) into Mid-Plains in accordance with the Wisconsin Business Corporation Law and this Agreement, whereby each holder of shares of Pioneer common stock will receive four (4) shares of Parent common stock for each share presently held of Pioneer common stock, and each holder of shares of Mid-Plains common stock will receive the same number of shares of Parent common stock as those presently held of Mid-Plains; and

     WHEREAS, the Boards of Directors of the respective Parties hereto have each determined that the Merger (as defined in Section 1.2 hereof) and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each approved the Merger upon the terms and conditions set forth herein; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall constitute a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions, covenants and grants herein contained, and intending to be legally bound hereby in accordance with the laws of the State of Wisconsin, the Parties hereto agree as follows:

                           ARTICLE I
                          THE MERGER

     SECTION 1.1 Formation of the Holding Company. Mid-Plains will form a Parent under the Wisconsin Business Corporation Law ("Wisconsin Law") as a wholly-owned subsidiary of Mid-Plains. At the Effective Time (defined in Section 1.4 below), Mid-Plains and Pioneer shall be wholly-owned subsidiaries of Parent as set forth in Section 1.3 hereof.

     SECTION 1.2 Formation of the Merger Subsidiaries. Parent will form under Wisconsin Law Pioneer Acquisitions, Inc. ("Pioneer Acquisitions") and Mid-Plains Acquisitions, Inc. ("Mid-Plains Acquisitions") under Wisconsin Law. Pioneer Acquisitions and Mid-Plains Acquisitions will be wholly-owned subsidiaries of Parent and shall be merged into Pioneer and Mid-Plains, respectively, (collectively, the "Merger") as set forth in Section 1.3 hereof. Pioneer Acquisitions and Mid-Plains Acquisitions are herein sometimes referred to collectively as the "Merger Subsidiaries." The Merger Subsidiaries will be formed solely to facilitate the Merger and will conduct no business or activity other than in connection with the Merger.

     SECTION 1.3 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and Wisconsin Law, the Merger shall be consummated, whereby Pioneer Acquisitions shall be merged with and into Pioneer, the separate corporate existence of Pioneer Acquisitions shall cease, and Pioneer shall continue as the surviving corporation which shall be a wholly-owned subsidiary of Parent; and, whereby Mid-Plains Acquisitions shall be merged with and into Mid-Plains, the separate corporate existence of Mid-Plains Acquisitions shall cease, and Mid-Plains shall continue as the surviving corporation which shall also be a wholly-owned subsidiary of Parent. Pioneer and Mid-Plains, as the surviving corporations after the Merger, are herein sometimes referred to as the "Surviving Corporations" and the Merger Subsidiaries, as the non-surviving corporations after the Merger, are herein sometimes referred to as the "Merged Corporations."

     SECTION 1.4 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof and the consummation of the Closing referred to in Section 7.2(b) hereof, the Parties shall cause the Merger to be consummated by filing Articles of Merger with the Department of Financial Institutions of the State of Wisconsin with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of Wisconsin Law (the time of such filing being the "Effective Time").

     SECTION 1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Surviving Corporations and the Merged Corporations shall continue with, or vest in, as the case may be, Pioneer and Mid-Plains, respectively, as the Surviving Corporations, and all debts, liabilities and duties of the Surviving Corporations and the Merged Corporations shall continue to be, or become, as the case may be, the debts, liabilities and duties of Pioneer and Mid-Plains, respectively, as the Surviving Corporations. As of the Effective Time, the Surviving Corporationsshall be direct wholly-owned subsidiaries of Parent.

     SECTION 1.6 Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporations. Unless otherwise agreed by Pioneer and Mid-Plains before the Effective Time, at the Effective Time:

     (a) the Articles of Incorporation of Pioneer shall be the Articles of Incorporation of Pioneer as in effect immediately prior to the Effective Time, until thereafter amended as provided by law.

     (b) the Bylaws of Pioneer shall be the Bylaws of Pioneer immediately prior to the Effective Time, until thereafter amended as provided by law; and

     (c) the directors and officers of Pioneer immediately prior to the Effective Time shall continue to serve in their respective offices of Pioneer from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.
If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of Pioneer, such vacancy may thereafter be filled in the manner provided by law and the Bylaws of Pioneer.

     (d) the Restated Articles of Incorporation of Mid-Plains shall be the Restated Articles of Incorporation of Mid-Plains as in effect immediately prior to the Effective Time, until thereafter amended as provided by law.

     (e) the Restated Bylaws of Mid-Plains shall be the Restated Bylaws of Mid-Plains immediately prior to the Effective Time, until thereafter amended as provided by law; and

     (f) the directors and officers of Mid-Plains immediately prior to the Effective Time shall continue to serve in their respective offices of Mid-Plains from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of Mid-Plains, such vacancy may thereafter be filled in the manner provided by law and the Restated Bylaws of Mid-Plains.

                          ARTICLE II
               EFFECT ON STOCK OF THE SURVIVING
           CORPORATIONS AND THE MERGED CORPORATIONS

     SECTION 2.1 Conversion of Securities. The manner and basis of converting the shares of common stock of the Surviving Corporations and of the Merged Corporations at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth in this Article II.

     SECTION 2.2 Conversion of Shares. (a) Each then issued and outstanding share of common stock, no par value, of Mid-Plains ("Mid-Plains Common Stock") and all rights in respect thereof other than those shares of shareholders exercising their dissenters' rights ("Mid-Plains Dissenting Shares"), which shall not be deemed to include any share then held in its treasury, shall by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into one outstanding share of no par value common stock of Parent, whereupon each such share of Mid-Plains Common Stock so converted shall be deemed to be a share acquired by Mid-Plains and held in its treasury. Each such share of Parent common stock so issued shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622 of Wisconsin Law.

     (b) The then outstanding shares of common stock of Mid-Plains Acquisitions ("Mid-Plains Acquisitions Common Stock") shall, by virtue of the Merger and without any action on the part of Parent, be converted into a number of shares of Mid-Plains transferred from those deemed acquired by Mid-Plains and held in its treasury pursuant to subsection (a) above, equal to the number of shares of Parent common stock issued pursuant to subsection (a) above. Each such share of Mid-Plains shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622 of Wisconsin Law.

     (c) Each then outstanding share of common stock, $.01 par value, of Pioneer ("Pioneer Common Stock") and all rights in respect thereof other than those shares of shareholders exercising their dissenters' rights ("Pioneer Dissenting Shares"), which shall not be deemed to include any share then held in its treasury, shall by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into four (4) outstanding shares of no par value common stock of Parent, whereupon each such share of Pioneer Common Stock so converted shall be deemed to be a share acquired by Pioneer and held in its treasury. Each such share of Parent common stock so issued shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622 of Wisconsin Law. Such ratio of Pioneer Common Stock to Parent common stock is herein referred to as the "Exchange Ratio."

     (d) The then outstanding shares of common stock of Pioneer Acquisitions shall, by virtue of the Merger and without any action on the part of Parent, be converted into the number of shares of Pioneer transferred from those deemed acquired by Pioneer and held in its treasury pursuant to subsection (c) above. Each such share of Pioneer shall thereupon be fully paid and nonassessable, except as provided under sec. 180.0622 of Wisconsin Law.

     (e) All shares of Mid-Plains Common Stock and Pioneer Common Stock thereafter remaining in the Companies' respective treasuries shall be cancelled.

     (f) The 100 shares of Parent common stock owned by Mid-Plains immediately prior to the Merger shall by virtue of the Merger and without further action be deemed transferred to Parent's treasury and cancelled.

     (g) Mid-Plains Dissenting Shares and Pioneer Dissenting Shares (collectively, the "Dissenting Shares") will be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of Wisconsin Law, unless and until the right of such holders to receive fair value for such Dissenting Shares terminates in accordance with Wisconsin Law, in which case such shares will cease to be Dissenting Shares and will represent the right to receive Parent Common Stock pursuant to this Agreement.

     SECTION 2.3. Stock Certificates. (a) Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Mid-Plains Common Stock will be required to surrender the same to Parent for cancellation or transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Parent common stock based on the shares of Mid-Plains Common Stock previously represented by the stock certificate(s) surrendered. Until so surrendered or presented for transfer, each outstanding certificate or certificates which prior to the Effective Time represented the Mid-Plains Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Parent common stock as though such surrender or transfer and exchange had taken place. The stock transfer books for Mid-Plains Common Stock shall be deemed to be closed at the Effective Time, and no transfer of shares of Mid-Plains Common Stock outstanding prior to and at the Effective Time shall thereafter be made on such books, provided, however, shares of Mid-Plains Common Stock owned by Parent pursuant to Section 2.2 (b) hereof or issued after the Effective Time to any holder shall be fully transferrable unless otherwise directed by the Board of Directors of Mid-Plains.

     (b) Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Pioneer Common Stock will be required to surrender the same to Parent for cancellation or transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the number of shares of Parent common stock as finally determined pursuant to Section 2.2 (c) hereof. Until so surrendered or presented for transfer, each outstanding certificate, which prior to the Effective Time represented Pioneer Common Stock, shall be deemed and treated for all corporate purposes to represent the ownership of the number of shares of Parent common stock finally determined pursuant to
Section 2.2(c) hereof. The stock transfer books for Pioneer Common Stock shall be deemed to be closed at the Effective Time, and no transfer of shares of Pioneer Common Stock outstanding prior to and at the Effective Time shall thereafter be made on such books, provided, however, shares of Pioneer Common Stock owned by Parent pursuant to Section 2.3(d) hereof or issued after the Effective Time to any holder shall be fully transferrable unless otherwise directed by the Board of Directors of Pioneer.

     SECTION 2.4 Transfer Books. The stock transfer books of Pioneer and Mid-Plains shall be closed at the Effective Time and no transfer of any Pioneer Common Stock or Mid-Plains Common Stock will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of Pioneer or Mid-Plains Common Stock that is not registered in the stock transfer records of Pioneer or Mid-Plains, respectively, at the Effective Time, a certificate or certificates representing the number of shares of Parent common stock into which such Pioneer or Mid-Plains Common Stock shall have been converted shall be issued to the transferee.

     SECTION 2.5 No Fractional Share Certificates. No scrip or fractional share certificate for Parent common stock will be issued upon the surrender for exchange of certificates evidencing Pioneer or Mid-Plains Common Stock.

                          ARTICLE III
               CERTAIN MATTERS RELATED TO PARENT

     SECTION 3.1     Articles of Incorporation of Parent and Bylaws.
(a) Prior to the Effective Time and subject to and upon the terms and conditions of this Agreement and Wisconsin Law, Parent shall cause the Articles of Incorporation of Parent as set forth in Schedule 3.1(a) hereto, to be filed with the Wisconsin Department of Financial Institutions.

     (b) The Bylaws of Parent are as set forth in Schedule 3.1(b) hereto.

     SECTION 3.2 Dividends. (a) From the date hereof to the Effective Time, each of Pioneer and Mid-Plains shall coordinate with the other the declaration of, and the setting of record dates and payment dates for, dividends on Pioneer Common Stock and Mid-Plains Common Stock; provided, however, that (i) Pioneer may not declare an annualized dividend in 1996 in excess of $3.75 per share, (ii) Mid-Plains may not declare an annualized dividend in 1996 in excess of $1.08 per share, (iii) Pioneer may not declare an annualized dividend in 1997 in excess of $4.32 per share, and Mid-Plains may not declare an annualized dividend in 1997 in excess of $1.08. The Companies may declare dividends in 1997, provided they do so on a prorata quarterly basis. As such, the Companies may not declare a dividend per share for a period in 1997 consisting of less than one (1) fiscal quarter. For example, if the Effective Time is August 1, 1997, then Pioneer may declare a dividend of $2.16 per share effective immediately prior to the Effective
Time, and Mid-Plains may declare a dividend of $0.54 per share immediately prior to the Effective Time, provided that neither of the Companies declared a dividend for the first fiscal quarter of 1997. Pursuant to the foregoing, dividends maybe paid prior to or subsequent to the Effective Time.

     (b) It is the present intention of the Companies that, after the Effective Time, the initial quarterly dividend per share of Parent common stock will be at least equal to $0.27, being the quotient of the dividend paid on each share of Mid-Plains Common Stock for the last full fiscal year immediately preceding the date hereof ($1.08), divided by four (4), subject to approval and declaration thereof by the Board of Directors of Parent.

     SECTION 3.3 Headquarters. Pioneer and Mid-Plains agree that commencing at the Effective Time the headquarters of Parent shall be located in Dane County, Wisconsin.

                          ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PIONEER

     Pioneer hereby represents and warrants as of the date hereof to Mid-Plains as follows:

     SECTION 4.1 Organization and Qualification; Subsidiaries. Each of Pioneer and its Subsidiaries (as defined in Section 10.4) is a corporation duly organized, validly existing and in good standing under Wisconsin Law. Each of Pioneer and its Subsidiaries has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

     SECTION 4.2 Articles of Incorporation and Bylaws. Pioneer has heretofore furnished, or otherwise made available, to Mid-Plains a complete and correct copy of the Articles of Incorporation and the Bylaws, each as amended to the date hereof, of Pioneer and each of its Subsidiaries. Such Articles of Incorporation and Bylaws are in full force and effect. Neither Pioneer nor any of its Subsidiaries is in violation of any of the provisions of its respective Articles of Incorporation or, in any material respect, its Bylaws.

     SECTION 4.3 Capitalization. (a) The authorized capital stock of Pioneer consists of 500,000 shares of Pioneer Common Stock, of which, as of March 1, 1996, 173,140 shares were issued and outstanding, no shares were held in the treasury of Pioneer.

     (b) There are no outstanding obligations of Pioneer or any of Pioneer's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Pioneer.

     (c) All of the issued and outstanding shares of Pioneer Common Stock are validly issued, fully paid and nonassessable.

     (d)  All the outstanding capital stock of each of Pioneer's
Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned by Pioneer free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances, except as provided in Schedule 4.3(d). There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Pioneer or any of Pioneer's Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of any Pioneer Subsidiary, whether or not presently issued or outstanding, and there are no outstanding obligations of Pioneer or any of Pioneer's Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any of Pioneer's Subsidiaries. The options discussed in Schedule 4.3(d) shall be exercised prior to the Effective Time or such options shall be void. Except for those listed in Schedule 4.3(d), Pioneer does not directly or indirectly own any equity interest in any other person (as defined in Section 10.4).

     SECTION 4.4 Authority Relative to this Agreement. Pioneer has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of this Agreement, to carry out its obligations hereunder. The execution and delivery of this Agreement by Pioneer and the consummation by Pioneer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pioneer, subject to the approval of this Agreement by Pioneer's Shareholders required by Wisconsin Law. This Agreement has been duly executed and delivered by Pioneer and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Pioneer, enforceable against it in accordance with its terms.

     SECTION 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Pioneer does not, and the performance of this Agreement by Pioneer will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of Pioneer, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Pioneer or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) violate or conflict with the Articles of Incorporation or Bylaws of any of Pioneer's Subsidiaries, (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Pioneer or any of its Subsidiaries pursuant to, result in the loss of any material benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Pioneer or any of its Subsidiaries is a party or by which Pioneer, any of such Subsidiaries or any of their respective property is bound or affected, (v) to Pioneer's knowledge, conflict with or violate any law, regulation, court order, judgment or decree applicable to any of its Material Investments (defined in Section 10.4(f) or by which such Material Investments' property is bound or affected, (vi) to Pioneer's knowledge, violate or conflict with the Articles of Incorporation or Bylaws of any of its Material Investments, or (vii) to Pioneer's knowledge, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any of its Material Investments pursuant to, or result in the loss of any material benefit under, or require the consent of any other party to, any permit, license or franchise to which any of its Material Investments is a party or by which any of such Material Investments or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii),
(iv), (v), (vi) or (vii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Pioneer.

     (b) Except for applicable requirements, if any, of state regulatory laws and commissions, the Federal Communications Commission, the Exchange Act, filing and recordation of appropriate merger or other documents as required by Wisconsin Law and any filings required pursuant to any state securities or "blue sky" laws, neither Pioneer nor any of its Subsidiaries is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained by Pioneer or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement.

     SECTION 4.6 SEC Filings, Financial Statements. (a) Pioneer is exempt from filing any and all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") under the Exchange Act
(as defined in Section 10.4 hereof).

     (b) The financial statements, including all related notes, contained in the 1995 Annual Report (or incorporated by reference therein) fairly present the consolidated financial position of Pioneer and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Pioneer and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout theperiods involved (except for changes in accounting principles disclosed in the notes thereto, if any) and subject in the case of interim financial statements to normal year-end adjustments.

     SECTION 4.7 Absence of Certain Changes or Events. Since December 31, 1995, Pioneer and its Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Pioneer or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Pioneer (by way of illustration, Pioneer has not incurred any material financial obligations other than those shown on its December 31, 1995 balance sheet), and Pioneer and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     SECTION 4.8 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Pioneer's knowledge, threatened against Pioneer or any of its Subsidiaries, or any properties or rights of Pioneer or any of its Subsidiaries, before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, as to which there is more than a remote possibility of an adverse judgment or determination against Pioneer or any of its Subsidiaries or any properties or rights of Pioneer or any of its Subsidiaries.

     SECTION 4.9 No Violation of Law. The business of Pioneer and its Subsidiaries is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any governmental or judicial entity (including any self-regulatory body) ("Legal Requirements"), or in violation of any permits, franchises, licenses, authorizations or consents that are granted by any government or judicial entity (including any self-regulatory body) ("Permits"), except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Pioneer. No investigation or review by any governmental or regulatory entity (including any self-regulatory body) with respect to Pioneer or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to Pioneer's knowledge, threatened, nor has any governmental or regulatory entity (including any self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pioneer. Neither Pioneer nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any court, governmental entity or regulatory agency that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on Pioneer, nor has Pioneer or any of its Subsidiaries been advised that any court, governmental entity or regulatory agency is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this Section 4.9 are being made with respect to Environmental Laws.

     SECTION 4.10 Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of Pioneer for inclusion in the registration statement to be filed with the SEC by Parent and Mid-Plains in connection with the issuance of shares of Parent common stock in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Pioneer for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the meetings of Pioneer and Mid-Plains Shareholders to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Joint Proxy Statement") will, at the dates mailed to Shareholders and at the times of the Pioneer Shareholders' meeting and the Mid-Plains Shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to Mid-Plains) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 4.11     Employee Matters; ERISA.  (a) Set forth on Schedule
4.11 hereto is a true and complete list of all employee benefit plans covering present and former employees or directors of Pioneer and of each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "Pioneer Benefit Plans").

     (b) With respect to the Pioneer Benefit Plans, individually and in the aggregate, no event has occurred and, to Pioneer's knowledge, there does not now exist any condition or set of circumstances, that could subject Pioneer or any of its Subsidiaries to any material liability arising under the Code, ERISA or any other applicable Legal Requirements (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Pioneer or any of its Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course, if any.

     (c) Except as set forth on Schedule 4.11 hereto, none of the Pioneer Benefit Plans that are "welfare plans" within the meaning of Section 3 (1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

     (d) Pioneer has made available to Mid-Plains a true and correct copy of each current or last, in the case where there is no current, expired collective bargaining agreement to which Pioneer or any of its Subsidiaries is a party or under which Pioneer or any of its Subsidiaries has obligations and, with respect to each Pioneer Benefit Plan, where applicable, (i) such plan (but only to the extent such plan is intended to be covered by Section 401 of the Code) and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement (including all material amendments to each such trust agreement), (iv) the most recent determination of the IRS with respect to the qualified status of such Pioneer Benefit Plan, and (v) the most recent actuarial report or valuation.

     (e)(i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Pioneer or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Pioneer Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Pioneer nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Pioneer or any of its Subsidiaries, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause
(ii) (A) or (B) of this sentence.

     (f) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Pioneer Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

     (g) Neither Pioneer nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code has, with respect to any Pioneer Benefit Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Pioneer or any Pioneer Benefit Plan and which would result in a Material Adverse Effect on Pioneer.

     (h) No Pioneer Benefit Plan subject to Section 412 of the Code has incurred any now existing "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Pioneer nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Pioneer Benefit Plan. Neither Pioneer nor any of its Subsidiaries is a party to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to any "multiemployer plan" (as defined in Section 3 (37) of ERISA) for which there is any outstanding liability.

     SECTION 4.12 Labor Matters. Except as disclosed on Schedule 4.12 hereto, neither Pioneer nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Pioneer or any of its Subsidiaries as an exclusive bargaining representative for employees of Pioneer or any of its Subsidiaries. Except as disclosed on
Schedule 4.12 hereto, to Pioneer's knowledge, there is no current union representation question involving employees of Pioneer or any of its Subsidiaries, nor does Pioneer have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Neither Pioneer nor any of its Subsidiaries has made any commitment not contained in the collective bargaining agreements listed on Schedule 4.12 hereto that would require the application of the terms of any collective bargaining agreements entered into by Pioneer or any of its Subsidiaries to Mid-Plains, to any joint venture of Mid-Plains, or to any Subsidiary of Mid-Plains (other than Pioneer or its Subsidiaries). Except as disclosed on Schedule 4.12 hereto, (i) there is no material active arbitration under any collective bargaining agreements involving Pioneer or any of its Subsidiaries, (ii) there is no material unfair labor practice, grievance, employment discrimination or other labor or employment related charge, complaint or claim against Pioneer or any of its Subsidiaries pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to Pioneer's knowledge, threatened,
(iii) there is no material strike, picketing or work stoppage by, or any lockout of, employees of Pioneer or any of its Subsidiaries pending or, to Pioneer's knowledge, threatened, against or involving Pioneer or any of its Subsidiaries, (iv) there is no significant active arbitration under any collective bargaining agreement involving Pioneer or any of its Subsidiaries regarding the employer's right to move work from one location or entity to another, or to consolidate work locations, or involving other similar restrictions on business operations, (v) there is no arbitration, administrative agency proceeding, suit or claim pending, or, to Pioneer's knowledge, threatened, involving the "New Businesses", "Neutrality Letter", and "Old Business Letter" provisions contained in any collective bargaining agreement to which Pioneer or any of its Subsidiaries is a party, and (vi) there is no material proceeding, claim, suit, action or governmental investigation pending or, to Pioneer's knowledge, threatened, in respect of which any director, officer, employee or agent of Pioneer or any of its Subsidiaries is or may be entitled to claim indemnification from Pioneer or such Pioneer Subsidiary pursuant to their respective charters or bylaws or as provided in the indemnification agreements, if any, listed on Schedule
4.12 hereto. For purposes of this Section 4.12, "material" refers to any liability which could reasonably be expected to exceed $50,000.

     SECTION 4.13     Environmental Matters.

      (a) To Pioneer's knowledge, Pioneer and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below) and neither Pioneer nor any of its Subsidiaries has received any written or oral communication from any person or governmental authority that alleges that Pioneer or any of its Subsidiaries is not in compliance with applicable Environmental Laws where such non-compliance could reasonably be expected to result in a Material Adverse Effect on Pioneer.

     (b) To Pioneer's knowledge, Pioneer and each of its Subsidiaries has obtained or has applied for all material environmental, health and safety permits, licenses, variances, approvals and authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such material Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and Pioneer and its Subsidiaries are in material compliance with all terms and conditions of such Environmental Permits. To Pioneer's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued material compliance on the part of Pioneer or any of its Subsidiaries with such Environmental Permits. Neither Pioneer nor any of its Subsidiaries has knowledge of matters or conditions that would preclude reissuance or transfer of any such Environmental Permit, including amendment of such instrument, to Mid-Plains or one of its Subsidiaries, where such action is necessary to maintain compliance with Environmental Laws in all material respects.

     (c) To Pioneer's knowledge, there is no currently existing requirement to be imposed in the future by any Environmental Law or Environmental Permit which could reasonably be expected to result in the incurrence of a material cost by Pioneer or any of its Subsidiaries.

     (d) To Pioneer's knowledge, there is no material Environmental Claim (as defined below) pending or threatened (i) against Pioneer or any of its Subsidiaries, (ii) against any person whose liability for any Environmental Claim Pioneer or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Pioneer or any of its Subsidiaries owns, leases or manages, in whole or in part.

     (e) To Pioneer's knowledge, there have been no Releases (as defined below) of any Hazardous Material (as defined below) that would be reasonably likely to form the basis of any material Environmental Claim against Pioneer or any of its Subsidiaries, or against any person whose liability for any material Environmental Claim Pioneer or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (f) To Pioneer's knowledge, with respect to any predecessor of Pioneer or any of its Subsidiaries, there is no material Environmental Claim pending or threatened, or any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim against Pioneer or any of its Subsidiaries.

     (g) To Pioneer's knowledge, Pioneer has disclosed to Mid-Plains all material facts which Pioneer reasonably believes form the basis of a material current or future cost relating to any environmental matter affecting Pioneer and its Subsidiaries which Pioneer believes will or is reasonably likely to result in a Material Adverse Effect on Pioneer.

     (h) To Pioneer's knowledge, neither Pioneer nor any of its Subsidiaries, nor any owner of premises leased or operated by Pioneer or any of its Subsidiaries, has filed any notice with respect to such premises under federal, state, local or foreign law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts 264-267 or any state or local equivalent or is engaging or has engaged in business operations involving the generation, transportation, treatment, recycle or disposal of any waste (excluding low level radioactive tubes from central office equipment or typical smoke and fire alarm components) regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry.

     (i) To Pioneer's knowledge, none of the properties owned, leased or operated by Pioneer, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites (the "NPL"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any other comparable state or local environmental database (excluding easements that transgress such Superfund or CERCLIS sites).

     (j) To Pioneer's knowledge, the Merger will not require any governmental approvals under the Environmental Laws, including those that are triggered by sales or transfers of businesses or real property.

     For purposes of this Section 4.13 and Section 5.13 hereof:

          (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Pioneer or any of its Subsidiaries (for purposes of this Section 4.13) or by Mid-Plains or any of its Subsidiaries (for purposes of Section 5.13 hereof) (including but not limited to obligations to clean up contamination resulting from leaking underground storage tanks); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

          (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, any form of natural gas, explosives, and polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law.

          (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     SECTION 4.14 Board Action; Vote Required. (a) The Board of Directors of Pioneer has unanimously determined that the transactions contemplated by this Agreement are in the best interests of Pioneer and its Shareholders and has resolved to recommend to such Shareholders that they vote in favor thereof.

     (b) The approval of this Agreement by a majority of the votes entitled to be cast by all holders of Pioneer Common Stock is the only vote of the holders of any class or series of the capital stock of Pioneer required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     SECTION 4.15 Opinion of Financial Advisor. Pioneer may receive the opinion of an investment banker or other qualified entity to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Pioneer Common Stock. Alternatively, Pioneer may receive the opinion from such parties that the analysis completed by Mid-Plains' financial advisor was reasonable.

     SECTION 4.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pioneer or any of its Subsidiaries.

     SECTION 4.17     Tax Matters.

     (a) All federal tax returns and tax reports required to be filed by Pioneer or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be filed with the appropriate governmental authorities on or prior to the Effective Time or by the due date thereof including extensions;

     (b) All state and local tax returns and tax reports required to be filed by Pioneer or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time which relate to income, profits, franchise, property, sales, use or other taxes, have been or will be filed with the appropriate governmental authorities on or prior to the Effective Time or by the due date thereof including extensions;

     (c) The tax returns and tax reports referred to in subparts (a) and (b) of this Section 4.17 correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material tax liabilities of Pioneer and its Subsidiaries required to be shown thereon;

     (d) All federal, state and local and foreign income, profits, franchise, property, sales, use and other taxes (including interest and penalties) shown as due on those tax returns and tax reports referred to in subparts (a) and (b) of this Section 4.17 which have been or will be filed by the Effective Time, whether or not such amounts are referred to or shown on any tax returns or tax reports referred to in Section 4.17 (a) or (b) hereof, have been or will be fully paid or adequately reflected as a liability on Pioneer's or its Subsidiaries' books and records on or prior to the Closing Date;

     (e) With respect to any period for which tax returns and tax reports have not yet been filed, or for which taxes are not yet due or owing, Pioneer and its Subsidiaries have made due and sufficient accruals for such taxes in their respective books and records and financial statements;

     (f) The representations and warranties contained in the Pioneer Officer's Certificate attached hereto as Schedule 4.17(f) are true and correct, and will be correct as of the Effective Time; and

     (g) Pioneer has not taken or agreed to take any action that would (a) prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code, or (b) make untrue any representation or warranty contained in the Officer's Certificate referred to in Section 4.17(f) hereof.

     SECTION 4.18 Intellectual Property. To Pioneer's knowledge, neither Pioneer nor any of its Subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Pioneer or its Subsidiaries in their operations, and, to the knowledge of Pioneer, neither Pioneer nor any of its Subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another.

     SECTION 4.19 Insurance. Each of Pioneer and each of its Subsidiaries is, and has been continuously since the later of January 1, 1985 or the date of incorporation, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Pioneer and its Subsidiaries during such time period.

     SECTION 4.20 Ownership of Securities. As of the date hereof, neither Pioneer nor, to Pioneer's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a)(i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Mid-Plains, which in the aggregate represent 10% or more of the outstanding shares of Mid-Plains Common Stock, nor (b) is an "interested stockholder" of Mid-Plains within the meaning of Section 180.1140(8) of Wisconsin Law.

     SECTION 4.21     Certain Contracts.  (a) All contracts described in
Item 601 (b) (10) of Regulation S-K to which Pioneer or its Subsidiaries is a party or may be bound ("Pioneer Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither Pioneer nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Pioneer Contract, except for defaults which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Pioneer. True and complete copies of all Pioneer Contracts have been delivered to Mid-Plains or made available for inspection.

     (b) There exists no contract, agreement or arrangement to which Pioneer or any of its Subsidiaries is a party or may be bound and (i) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby in a manner which, individually or in the aggregate with all such other contracts, agreements or arrangements would reasonably be expected to result in a Material Adverse Effect on Pioneer; (ii) is an arrangement limiting or restraining Mid-Plains, Pioneer, any Mid-Plains or Pioneer Subsidiary or any successor thereto from engaging or competing in any business which has, or could reasonably be expected to have in the foreseeable future, a Material Adverse Effect on Pioneer; or (iii) to Pioneer's knowledge, is an arrangement limiting or restraining Mid-Plains, Pioneer or any of their respective Subsidiaries or any successor thereto from engaging or competing in any business.

     SECTION 4.22 Certain Regulatory Matters. (a) Except for billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no proceedings or investigations pending or, to Pioneer's knowledge, threatened, before any court, administrative, governmental or regulatory body in which any of the following matters are being considered, nor has Pioneer or any of its Subsidiaries received written notice or inquiry from any such body, government official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any administrative, governmental or regulatory body.

     (b) Except as disclosed on Schedule 4.22 hereto, neither Pioneer nor any of its Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon Pioneer and remain outstanding) regarding
(i) reduction of rates charged to customers; (ii) reduction of earnings;
(iii) refunds of amounts previously charged to customers or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements, to or by any court, administrative, governmental or regulatory body, government official, consumer advocacy or similar organization.

     SECTION 4.23 SFAS 106 Matters. To Pioneer's knowledge, the accrual by Pioneer at the Effective Time of the portion of its remaining transition obligation under Statement of Financial Accounting Standards No. 106 which it is required to accrue at such time will not adversely affect the ability of Pioneer to declare and pay annual dividends to Parent after the Effective Time in the same amounts as Pioneer paid to its Shareholders on an annual basis prior to the Effective Time.

                           ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF MID-PLAINS

     Mid-Plains hereby represents and warrants as of the date hereof to Pioneer as follows:

     SECTION 5.1 Organization and Qualification; Subsidiaries. Each of Mid-Plains and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of Wisconsin. Each of Mid-Plains and its Subsidiaries has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

     SECTION 5.2 Articles of Incorporation or Organization and Bylaws or Operating Agreement. Mid-Plains has heretofore furnished, or otherwise made available, to Pioneer a complete and correct copy of the Articles of Incorporation and the Bylaws or Articles of Organization and Operating Agreement (collectively, its "Organizational Documents"), each as amended to the date hereof, of Mid-Plains and each of its Subsidiaries. Such Organizational Documents are in full force and effect. Neither Mid-Plains nor any of its Subsidiaries is in violation of any of the provisions of its respective Organizational Documents in any material respect.

     SECTION 5.3 Capitalization. (a) The authorized capital stock of Mid-Plains consists of (i) 25,000,000 shares of Mid-Plains Common Stock, of which, as of December 31, 1995, 1,982,960 shares were issued and outstanding, no shares were held in the treasury of Mid-Plains and except as set forth on
Schedule 5.3, after the date hereof or, as permitted by Section 6.2 hereof,
(i) since December 31, 1995, no shares of Mid-Plains Common Stock have been issued, and (ii) there are no outstanding Mid-Plains Equity Rights. For purposes of this Agreement, Mid-Plains Equity Rights shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Mid-Plains or any of Mid-Plains' Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Mid-Plains ("Mid-Plains Equity Rights"). Schedule 5.3 hereto sets forth a complete and accurate list of certain information with respect to all outstanding Mid-Plains Equity Rights as of December 31, 1995. Since December 31, 1995, no Mid-Plains Equity Rights have been issued except as set forth on Schedule 5.3, or, after the date hereof, as permitted by
Section 6.2 hereof.

     (b) There are no outstanding obligations of Mid-Plains or any of Mid-Plains' Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Mid-Plains.

     (c) All of the issued and outstanding shares of Mid-Plains Common Stock are validly issued, fully paid and nonassessable.

     (d) All the outstanding capital stock or interests of each of Mid-Plains' Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned by Mid-Plains free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances.
There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Mid-Plains or any of Mid-Plains' Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock or interests of any Mid-Plains' Subsidiary, whether or not presently issued or outstanding (except for rights offirst refusal to purchase interests in Subsidiaries which are not wholly-ownedby Mid-Plains), and there are no outstanding obligations of Mid-Plains or any of Mid-Plains' Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or interests of any of Mid-Plains' Subsidiaries.
Except for (i) its Subsidiaries and Material Investments, (ii) immaterial amounts of equity securities acquired, in the capacity of creditor, in bankruptcy proceedings, (iii) equity interests held by Material Investments and Jointly Held Persons, (iv) investments of persons in which Mid-Plains has less than a 10% interest and (v) equity interests disclosed on Schedule 5.3 hereto or hereafter acquired as permitted under Section 6.2 hereof, Mid-Plains does not directly or indirectly own any equity interest in any other person.

     SECTION 5.4 Authority Relative to this Agreement. Mid-Plains has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger Agreement, the issuance of Mid-Plains Common Stock pursuant to the Merger Agreement, to carry out its obligations hereunder. The execution and delivery of this Agreement by Mid-Plains and the consummation by Mid-Plains of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mid-Plains, subject to the approval of this Agreement by Mid-Plains' Shareholders required by Wisconsin Law.
This Agreement has been duly executed and delivered by Mid-Plains and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes a legal, valid and binding obligation of Mid-Plains, enforceable against it in accordance with its terms.

     SECTION 5.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Mid-Plains does not, and the performance of this Agreement by Mid-Plains will not, (i) violate or conflict with the Restated Articles of Incorporation or Bylaws of Mid-Plains, (ii) conflict with or violate any law, regulation, court order, judgment or decree applicable to Mid-Plains or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) violate or conflict with the Organizational Documents of any of Mid-Plains' Subsidiaries, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Mid-Plains or any of its Subsidiaries pursuant to, result in the loss of any material benefit under, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Mid-Plains or any of its Subsidiaries is a party or by which Mid-Plains, any of such Subsidiaries or any of their respective property is bound or affected, (v) to Mid-Plains' knowledge, conflict with or violate any law, regulation, court order, judgment or decree applicable to any of its Material Investments or by which such Material Investments' property is bound or affected, (vi) to Mid-Plains' knowledge, violate or conflict with the Organizational Documents of any of its Material Investments, or (vii) to Mid-Plains' knowledge, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any of its Material Investments pursuant to, or result in the loss of any material benefit under, or require the consent of any other party to, any permit, license or franchise to which any of its Material Investments is a party or by which any of such MaterialInvestments or any of their respective property is bound or affected, except, in thecase of clauses (ii), (iii), (iv), (v), (vi) or (vii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Mid-Plains.

     (b) Except for applicable requirements, if any, of regulatory laws and commissions in Wisconsin, the Federal Communications Commission, the Exchange Act, filing and recordation of appropriate merger or other documents as required by Wisconsin Law and any filings required pursuant to Wisconsin state securities or "blue sky" laws, neither Mid-Plains nor any of its Subsidiaries is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Mid-Plains or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement.

     SECTION 5.6 SEC Filings; Financial Statements. (a) Mid-Plains has filed all forms, reports and documents required to be filed with the SEC since January 1, 1993, and has heretofore delivered or made available to Pioneer, in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993, 1994 and 1995, (ii) all proxy statements relating to Mid-Plains' meetings of Shareholders (whether annual or special) held since January 1, 1993, (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1996, and (iv) all other reports or registration statements filed by Mid-Plains with the SEC since January 1, 1993 (collectively, the "Mid-Plains SEC Reports"). The Mid-Plains SEC Reports (i) were prepared substantially in accordance with the requirements of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements, including all related notes and schedules, contained in the Mid-Plains SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Mid-Plains and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Mid-Plains and its Subsidiaries for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments, except that Mid-Plains has taken a $1.8 million one-time extraordinary charge as a result of Mid-Plains going off of FAS 71.

     SECTION 5.7 Absence of Certain Changes or Events. Except as disclosed in the Mid-Plains SEC Reports filed prior to the date hereof and on Schedule 5.7, since December 31, 1995, Mid-Plains and its Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Mid-Plains or any of its Subsidiaries which has had, or is reasonably likely to have, a Material
Adverse Effect on Mid-Plains, and Mid-Plains and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     SECTION 5.8 Litigation. Except as listed on Schedule 5.8, there are no claims, actions, suits, proceedings or investigations pending or, to Mid-Plains' knowledge, threatened against Mid-Plains or any of its Subsidiaries, or any properties or rights of Mid-Plains or any of its Subsidiaries, before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, as to which there is more than a remote possibility of an adverse judgment or determination against Mid-Plains or any of its Subsidiaries or any properties or rights of Mid-Plains or any of its Subsidiaries except (a) as disclosed on Schedule 5.8 hereto, (b) as disclosed on Schedules 5.9, 5.12, 5.13 or 5.22 hereto, and (c) cases in which neither Mid-Plains nor any of its Subsidiaries is a named defendant. With respect to tax matters, litigation shall not be deemed threatened unless a tax authority has delivered a written notice of deficiency to Mid-Plains or any of its Subsidiaries.

     SECTION 5.9 No Violation of Law. The business of Mid-Plains and its Subsidiaries is not being conducted in violation of any Legal Requirements or in violation of any Permits, except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Mid-Plains. Except as disclosed in Mid-Plains SEC Reports and as set forth on Schedule 5.9 hereto, no investigation or review by any governmental or regulatory entity (including any self-regulatory body) with respect to Mid-Plains or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to Mid-Plains's knowledge, threatened, nor has any governmental or regulatory entity (including any self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mid-Plains. Except as set forth on Schedule 5.9 hereto, neither Mid-Plains nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any court, governmental entity or regulatory agency that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on Mid-Plains, nor has Mid-Plains or any of its Subsidiaries been advised that any court, governmental entity or regulatory agency is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this Section 5.9 are being made with respect to Environmental
Laws.

     SECTION 5.10 Joint Proxy Statement. None of the information supplied or to be supplied by or on behalf of Mid-Plains for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Mid-Plains for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to Shareholders and at the times of the Pioneer Shareholders' meeting and the Mid-Plains Shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement (except for information relating solely to Pioneer) will comply as to form in all material respects with the provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 5.11     Employee Matters; ERISA.  (a) Set forth on Schedule
5.11 hereto is a true and complete list of all employee benefit plans covering present and former employees or directors of Mid-Plains and of each of its Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, any deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "Mid-Plains Benefit Plans").

     (b) All contributions and other payments required to be made by Mid-Plains or any of its Subsidiaries to or under any Mid-Plains Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Mid-Plains Financial Statements.

     (c) Each of the Mid-Plains Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code has been determined by the IRS to be so qualified, and, to Mid-Plains' knowledge, no circumstances exist that could reasonably be expected by Mid-Plains to result in the revocation of any such determination. Mid-Plains is in compliance in all material respects with, and each of the Mid-Plains Benefit Plans is and has been operated in all material respects in compliance with, all applicable Legal Requirements governing such plan, including, without limitation, ERISA and the Code. Each Mid-Plains Benefit Plan intended to provide for the deferral of income or the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code and other Legal Requirements to the extent required to provide such income tax benefits.

     (d) With respect to the Mid-Plains Benefit Plans, individually and in the aggregate, no event has occurred and, to Mid-Plains' knowledge, there does not now exist any condition or set of circumstances, that could subject Mid-Plains or any of its Subsidiaries to any material liability arising under the Code, ERISA or any other applicable Legal Requirements (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which Mid-Plains or any of its Subsidiaries is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

     (e) Except as set forth on Schedule 5.11 hereto, none of the Mid-Plains Benefit Plans that are "welfare plans" within the meaning of Section 3 (1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title
I of ERISA.

     (f) Except as set forth on Schedule 5.11 hereto, (i) the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Mid-Plains or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Mid-Plains Benefit Plan being established or becoming accelerated, vested or payable and
(ii) neither Mid-Plains nor any of its Subsidiaries is a party to (A) any management, employment, deferred compensation, severance plan (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA),
(B) any consulting contract with any person who prior to entering into such contract was a director or officer of Mid-Plains or any of its Subsidiaries, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (ii) (A) or (B) of this sentence.

     (g) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Mid-Plains Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

     (h) Neither Mid-Plains nor any of its Subsidiaries nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and
Section 4975 of the Code has, with respect to any Mid-Plains Benefit Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to Section 502 (i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Mid-Plains or any Mid-Plains Benefit Plan and which would result in a Material Adverse Effect on Mid-Plains.

     (i) No Mid-Plains Benefit Plan subject to Section 412 of the Code has incurred any now existing "accumulated funding deficiency" (as defined in ERISA), whether or not waived. Neither Mid-Plains nor any of its Subsidiaries has incurred, and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any Mid-Plains Benefit Plan. Neither Mid-Plains nor any of its Subsidiaries is a party to, and neither has incurred or reasonably expects to incur, any withdrawal liability with respect to, any "multiemployer plan" (as defined in Section 3(37) of ERISA) for which there is any outstanding liability.

     SECTION 5.12 Labor Matters. Neither Mid-Plains nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Mid-Plains or any of its Subsidiaries as an exclusive bargaining representative for employees of Mid-Plains or any of its Subsidiaries. Except as disclosed on Schedule 5.12 hereto, to Mid-Plains' knowledge, there is no current union representation question involving employees of Mid-Plains or any of its Subsidiaries, nor does Mid-Plains have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees.

     SECTION 5.13     Environmental Matters.  Except as set forth on
Schedule 5.13 hereto or in the Mid-Plains SEC Reports filed prior to the date hereof:

     (a) To Mid-Plains' knowledge, Mid-Plains and each of the Mid-Plains Subsidiaries is in compliance with all applicable Environmental Laws and neither Mid-Plains nor any of its Subsidiaries has received any written or oral communication from any person or governmental authority that alleges that Mid-Plains or any of its Subsidiaries is not in compliance with applicable Environmental Laws where such non-compliance could reasonably be expected to result in a Material Adverse Effect on Mid-Plains.

     (b) To Mid-Plains' knowledge, Mid-Plains and each of its Subsidiaries has obtained or has applied for all material Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such material Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and Mid-Plains and its Subsidiaries are in material compliance with all terms and conditions of such Environmental Permits. To Mid-Plains' knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued material compliance on the part of Mid-Plains or any of its Subsidiaries with such Environmental Permits.

     (c) To Mid-Plains' knowledge, there is no currently existing requirement to be imposed in the future by any Environmental Law or Environmental Permit which could reasonably be expected to result in the incurrence of a material cost by Pioneer or any of its Subsidiaries.

     (d) To Mid-Plains' knowledge, there is no material Environmental Claim pending or threatened (i) against Mid-Plains or any of its Subsidiaries, (ii) against any person whose liability for any Environmental Claim Mid-Plains or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Mid-Plains or any of its Subsidiaries owns, leases or manages, in whole or in part.

     (e) To Mid-Plains' knowledge, there have been no Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against Mid-Plains or any of its Subsidiaries, or against any person whose liability for any material Environmental Claim Mid-Plains or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (f) To Mid-Plains' knowledge, with respect to any predecessor of Mid-Plains or any of its Subsidiaries, there is no material Environmental Claim pending or threatened, or any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim against Mid-Plains or any of its Subsidiaries.

     (g) To Mid-Plains' knowledge, Mid-Plains has disclosed to Pioneer all material facts which Mid-Plains reasonably believes form the basis of a material current or future cost relating to any environmental matter affecting Mid-Plains and its Subsidiaries which Mid-Plains believes will or is reasonably likely to result in a Material Adverse Effect on Mid-Plains.

     (h) To Mid-Plains' knowledge, neither Mid-Plains nor any of its Subsidiaries, nor any owner of premises leased or operated by Mid-Plains or any of its Subsidiaries has filed any notice with respect to such premises under federal, state or local law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts 264-267 or any state, or local equivalent or is engaging or has engaged in business operations involving the generation, transportation, treatment, recycle or disposal of any waste (excluding low level radioactive tubes from central office equipment or typical smoke and fire alarm components) regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry.

     (i) To Mid-Plains' knowledge, none of the properties owned, leased or operated by Mid-Plains, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the NPL, CERCLIS or any other comparable state or local environmental database (excluding easements that transgress such Superfund Sites listed on the NPL or CERCLIS sites).

     (j) To Mid-Plains' knowledge, the Merger will not require any governmental approvals under the Environmental Laws, including those that are triggered by sales or transfers of businesses or real property.

     SECTION 5.14 Board Action; Vote Required. (a) The Board of Directors of Mid-Plains has unanimously determined that the transactions contemplated by this Agreement are in the best interests of Mid-Plains and its Shareholders and has resolved to recommend to such Shareholders that they vote in favor thereof.

     (b) The approval of this Agreement by a majority of the votes cast thereon, provided that the total votes cast thereon represents over 50% in interest of all securities of Mid-Plains entitled to vote thereon, is the only vote of the holders of any class or series of the capital stock of Mid-Plains required to approve this Agreement, the Merger, and the other transactions contemplated hereby.

     SECTION 5.15 Opinion of Financial Advisor. Mid-Plains shall receive the opinion of Edelman & Co., Ltd. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Mid-Plains Common Stock.

     SECTION 5.16 Brokers. Except for Edelman & Co., Ltd., the arrangements with which have been disclosed to Pioneer prior to the date hereof, who has been engaged by Mid-Plains, no broker, finder or investment banker is entitled to any brokerage, finder's, investment banking or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Mid-Plains or any of its Subsidiaries.

     SECTION 5.17 Tax Matters. Except as set forth on Schedule 5.17 hereto:

     (a) All material federal and foreign tax returns and tax reports required to be filed by Mid-Plains or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be filed with the appropriate governmental authorities on or prior to the Effective Time or by the due date thereof including extensions;

     (b) All material state and local tax returns and tax reports required to be filed by Mid-Plains or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time which relate to income, profits, franchise, property, sales, use or other taxes, have been or will be filed with the appropriate governmental authorities on or prior to the Effective Time or by the due date thereof including extensions;

     (c) The tax returns and tax reports referred to in subparts (a) and (b) of this Section 5.17 correctly reflect (and as to returns not filed as of the date hereof, will correctly reflect) all material tax liabilities of Mid-Plains and its Subsidiaries required to be shown thereon;

     (d) All material federal, state, and local income, profits, franchise, property, sales, use and other taxes (including interest and penalties) shown as due on those tax returns and tax reports referred to in subparts (a) and
(b) of this Section 5.17 which have been or will be filed by the Effective Time, as well as any material foreign withholding taxes imposed on or in respect of any amounts paid to or by Mid-Plains or any of its Subsidiaries, whether or not such amounts or withholding taxes are referred to or shown on any tax returns or tax reports referred to in Section 5.17(a) or (b) hereof, have been or will be fully paid or adequately reflected as a liability on Mid-Plains' or its Subsidiaries' books and records on or prior to the Closing Date;

     (e) With respect to any period for which tax returns and tax reports have not yet been filed, or for which taxes are not yet due or owing, Mid-Plains and its Subsidiaries have made due and sufficient accruals for such taxes in their respective books and records and financial statements;

     (f) The representations and warranties contained in the Mid-Plains Officer's Certificate attached hereto as Schedule 5.17(f) are true and correct; and

     (g) Mid-Plains has not taken or agreed to take any action that would
(a) prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code, or (b) make untrue any representation or warranty contained in the Officer's Certificate referred to in Section 5.17(f) hereof.

     SECTION 5.18 Intellectual Property. To Mid-Plains' knowledge, neither Mid-Plains nor any of its Subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Mid-Plains or its Subsidiaries in their operations, and, to the knowledge of Mid-Plains, neither Mid-Plains nor any of its Subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another.

     SECTION 5.19 Insurance. Mid-Plains and each of its Subsidiaries is, and has been continuously since January 1, 1985 (or such later date as such Subsidiary was organized or acquired by Mid-Plains), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Mid-Plains and its Subsidiaries during such time period. Except as set forth on such Schedule 5.19, since January 1, 1993, neither Mid-Plains nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of Mid-Plains or its Subsidiaries. The insurance policies of Mid-Plains and its Subsidiaries are valid and enforceable policies.

     SECTION 5.20 Ownership of Securities. As of the date hereof, neither Mid-Plains nor, to Mid-Plains' knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a)(i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Pioneer, which in the aggregate represent 10% or more of the outstanding shares of Pioneer Common Stock, nor (b) is an "interested stockholder" of Pioneer within the meaning of Section 180.1140(8) of the Wisconsin Law.

     SECTION 5.21     Certain Contracts.  All contracts described in Item
601 (b) (10) of Regulation S-K to which Mid-Plains or its Subsidiaries is a party or may be bound ("Mid-Plains Contracts") have been filed as exhibits to, or incorporated by reference in, Mid-Plains' Annual Report on Form 10-K for the year ended December 31, 1995. All Mid-Plains Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither Mid-Plains nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Mid-Plains Contract, except for defaults which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Mid-Plains. True and complete copies of all Mid-Plains Contracts have been delivered to Pioneer or made available for inspection.

     SECTION 5.22 Certain Regulatory Matters. (a) Except for billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there are no proceedings or investigations pending or, to Mid-Plains' knowledge, threatened, before any court, administrative, governmental or regulatory body in which any of the following matters are being considered, nor has Mid-Plains or any of its Subsidiaries received written notice or inquiry from any such body, government official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any administrative, governmental or regulatory body.

     (b) Neither Mid-Plains nor any of its Subsidiaries has any outstanding commitments (and no such obligations have been imposed upon Mid-Plains and remain outstanding) regarding (i) reduction of rates charged to customers;
(ii) reduction of earnings; (iii) refunds of amounts previously charged to customers or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements to or by any court, administrative, governmental or regulatory body, government official, consumer advocacy or similar organization.

     SECTION 5.23 SFAS 106 Matters. To Mid-Plains' knowledge, the accrual by Mid-Plains at the Effective Time of the portion of its remaining transition obligation under Statement of Financial Accounting Standards No. 106 which it is required to accrue at such time will not adversely affect the ability of Mid-Plains to declare and pay annual dividends to Parent after the Effective Time in the same amounts as Mid-Plains paid to its Shareholders on an annual basis prior to the Effective Time.

                          ARTICLE VI
                    CONDUCT OF INDEPENDENT
                 BUSINESSES PENDING THE MERGER

     SECTION 6.1 Transition Planning. Dean W. Voeks and Douglas J. Timmerman, as President of Mid-Plains and Pioneer, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be President of his respective company for any reason, such person's successor as President shall assume his predecessor's responsibilities under this Section 6.1. During the period between the date hereof and the Effective Time, Messrs. Voeks and Timmerman jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of Parent, Mid-Plains and Pioneer after the Effective Time, and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

     SECTION 6.2 Conduct of Business in the Ordinary Course. Each of Pioneer and Mid-Plains covenants and agrees that, subject to the provisions of Section 7.11 hereof, between the date hereof and the Effective Time, unless the other shall otherwise consent in writing, and except as described on Schedule 6.2 hereto or as otherwise expressly contemplated hereby, the business of such Party and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of Pioneer and Mid-Plains and their respective Subsidiaries will use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted and to preserve their present relationships with significant customers and suppliers and with other persons with whom they have significant business relations. By way of amplification and not limitation, except as set forth on Schedule 6.2 hereto or as otherwise expressly contemplated by this Agreement, each of Pioneer and Mid-Plains agrees on behalf of itself and its Subsidiaries that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the other:

     (a) (i) except for grants of rights to acquire common stock given to employees of Mid-Plains and its Subsidiaries under the Mid-Plains Stock Purchase Plan, which shall not exceed the amounts set forth on Schedule 5.11 hereto: issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of, or any other ownership interest in, such Party or any of its Subsidiaries; (ii) amend or propose to amend the Organizational Documents of such Party or any of its Subsidiaries or adopt, amend or propose to amend any shareholder rights plan or related rights agreement; (iii) split, combine or reclassify any outstanding shares of Pioneer Common Stock or Mid-Plains Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of Pioneer Common Stock or Mid-Plains Common Stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 6.2(a);

     (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in another entity other than an entity which is a wholly owned Subsidiary of such Party as of the date hereof; (ii) except in the ordinary course of business and in a manner consistent with past practice, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any assets of such Party or any of its Subsidiaries; (iii) authorize or make capital expenditures which are in excess of the amounts shown in Schedule 6.2 hereto; (iv) enter into any agreement, contract or commitment which involves an amount in excess of $50,000 individually for Pioneer or $200,000 individually for Mid-Plains, or as part of a series of related transactions, except for agreements, contracts and commitments entered into (A) in the ordinary course of business of operating the wireline, directory publishing or cellular business of Pioneer or Mid-Plains, as the case may be, or (B) in accordance with the then current business plan for any of the other existing businesses of Pioneer or Mid-Plains, as the case may be; or (v) authorize, enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters prohibited by this Section 6.2(b);

     (c) take any action with respect to the grant of any severance or termination pay, or stay, bonus, or other incentive arrangements (otherwise than pursuant to Benefit Plans and policies of such Party in effect on the date hereof) or with respect to any increase in benefits payable under its severance or termination pay policies, or stay, bonus or other incentive arrangements in effect on the date hereof.

     (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or as otherwise required by Legal Requirements or the provisions of any Pioneer Benefit Plan or Mid-Plains Benefit Plan, as the case may be) under any Pioneer Benefit Plan or any Mid-Plains Benefit Plan, as the case may be, to any director or employee of, or independent contractor or consultant to, such Party or any of its Subsidiaries, adopt or otherwise materially amend (except for amendments required or made advisable by Legal Requirements) any Pioneer Benefit Plan or Mid-Plains Benefit Plan, as the case may be, or enter into or amend any employment or consulting agreement of the type which would be required to be disclosed hereunder pursuant to Section 4.11 hereof with respect to Pioneer or Section 5.11 hereof with respect to Mid-Plains, or grant or establish any new awards under any such existing Pioneer Benefit Plan or Mid-Plains Benefit Plan or agreement (except in the ordinary course of business and in amounts and in a manner consistent with past practice);

     (e) change in any material respect its accounting policies, methods or procedures except as required by GAAP;

     (f) do any act or omit to do any act which would cause a breach of any contract, commitment or obligation if the result would, individually or in the aggregate, have a Material Adverse Effect;

     (g) take any action which could reasonably be expected to adversely affect or delay the ability of any of the Parties to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby;

     (h) take any action that would (i) prevent or impede the Merger from qualifying as a tax-free reorganization under Section 368 of the Code; (ii) make untrue any representation or warranty contained, in the case of Pioneer and its Subsidiaries, in the Officer's Certificate set forth on Schedule 4.17(f) and, in the case of Mid-Plains and its Subsidiaries, in the Officer's Certificate set forth on Schedule 5.17(f); or (iii) prevent or impede the Merger from qualifying as a pooling of interests for accounting purposes;

     (i) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to increases in employee compensation;

     (j) take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect.

     Pioneer and Mid-Plains agree that any written approval obtained under this Section 6.2 may be relied upon by the other Party if signed by the President or any other executive officer of the Party providing such written approval.

     SECTION 6.3 No Solicitation. From and after the date hereof, Pioneer, without the prior written consent of Mid-Plains, will not, and will not authorize or permit any of its Party Representatives (as defined in Section
7.5 hereof) to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; as used herein, "Acquisition Proposal" shall mean a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving Pioneer, or any Subsidiary of Pioneer or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of or any Subsidiary of Pioneer.

     SECTION 6.4 Subsequent Financial Statements. Prior to the Effective Time, Pioneer and Mid-Plains will consult with the other prior to making publicly available its financial results for any period. The respective audited financial statements and unaudited interim financial statements of each of Pioneer and Mid-Plains, as the case may be, will fairly present the financial position of such Party and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     SECTION 6.5 Control of Operations. Nothing contained in this Agreement shall give Mid-Plains, directly or indirectly, the right to control or direct Pioneer's operations prior to the Effective Time. Nothing contained in this Agreement shall give Pioneer, directly or indirectly, the right to control or direct Mid-Plains' operations prior to the Effective Time. Prior to the Effective Time, each of Mid-Plains and Pioneer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                          ARTICLE VII
                     ADDITIONAL AGREEMENTS

     SECTION 7.1     Joint Proxy Statement and the Registration Statement.
(a) As promptly as practicable after the execution and delivery of this Agreement, the Parties shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to the holders of record of shares of Mid-Plains Common Stock and Pioneer Common Stock, the Joint Proxy Statement, provided, however, that Pioneer and Mid-Plains shall not mail or otherwise furnish the Joint Proxy Statement to their respective Shareholders unless and until they have received notice from the SEC that the Registration Statement is effective under the 1933 Act.

     (b) The Parties will cooperate in the preparation of the Joint Proxy Statement and the Registration Statement and in having the Registration Statement declared effective as soon as practicable. However, Mid-Plains shall be responsible for preparing the Registration Statement and Joint Proxy Statement.

     SECTION 7.2 Pioneer and Mid-Plains Shareholders' Meetings and Consummation of the Merger. (a) At the earliest reasonably practicable time following the execution and delivery of this Agreement, each of Pioneer and Mid-Plains shall promptly take all action necessary in accordance with Wisconsin Law and its Articles of Incorporation and Bylaws to convene a Shareholders' Meeting. The shareholder vote or consent required for approval of this Agreement will be no greater than that contemplated by Sections 4.14(b) and 5.14(b) hereof. Each of Pioneer and Mid-Plains shall use all commercially reasonable efforts to solicit from its respective Shareholders proxies to be voted at its Shareholders Meeting in favor of this Agreement pursuant to the Joint Proxy Statement and, subject to the fiduciary duties of its Board of Directors, each of Pioneer and Mid-Plains shall include in the Joint Proxy Statement the recommendation of its Board of Directors in favor of this Agreement and the Merger. Each of the Parties shall take all other action necessary or, in the opinion of the other Parties, advisable to promptly and expeditiously secure any vote or consent of Shareholders required by Wisconsin Law, and such Party's Articles of Incorporation and Bylaws to effect the Merger.

     (b) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VIII hereof have been fulfilled or waived, each of the Parties shall execute in the manner required by Wisconsin Law and deliver to and file with the Department of Financial Institutions of the State of Wisconsin such instruments and agreements as may be required by Wisconsin Law and the Parties shall take all such other and further actions as may be required by law to make the Merger effective.
Prior to the filings referred to in this Section 7.2(b), a closing (the "Closing") will be held at the offices of Mid-Plains (or such other place as the Parties may agree) for the purpose of confirming all the foregoing. The Closing will take place upon the fulfillment or waiver of all of the conditions to closing set forth in Article VIII of this Agreement, or as soon thereafter as practicable (the date of the Closing being herein referred to as the "Closing Date").

     SECTION 7.3     Additional Agreements.   Each of the Parties will comply
in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.


     SECTION 7.4 Notification of Certain Matters. Each of Pioneer and Mid-Plains shall give prompt notice to the other of the following:

     (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or
(ii) directly or indirectly, any Material Adverse Effect on such Party;

     (b) any material failure of such Party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

     (c) any facts relating to such Party which would make it necessary or advisable to amend the Joint Proxy Statement or the Registration Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     SECTION 7.5 Access to Information. (a) From the date hereof to the Effective Time, each of Pioneer and Mid-Plains shall, and shall cause its respective Subsidiaries, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party complete access at all reasonable times to such Party's and its Subsidiaries' officers, employees, auditors, counsel agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request.

     (b) Each of Pioneer and Mid-Plains agrees that all information so received from the other Party shall be deemed received pursuant to the confidentiality agreement, dated as of June 16, 1996 between Pioneer and Mid-Plains (the "Confidentiality Agreement") and such Party shall, and shall cause its Subsidiaries and each of its and their respective officers, directors, employees, financial advisors and agents ("Party Representatives"), to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

     SECTION 7.6 Public Announcements. Pioneer and Mid-Plains shall use all reasonable efforts to develop a joint communications plan and each Party shall use all reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other.

     SECTION 7.7 Cooperation. Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the 1933 Act and the Exchange Act. The Parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

     SECTION 7.8     Indemnification, Directors' and Officers ' Insurance.
(a) Parent shall cause Mid-Plains and Pioneer to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Pioneer and Mid-Plains each of their Subsidiaries and any directors, officers or employees indemnification agreements of Pioneer and Mid-Plains and their respective Subsidiaries, (b) Parent shall cause Mid-Plains and Pioneer to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Pioneer and Mid-Plains, respectively, with respect to claims arising from facts or events which occurred on or before the Effective Time, and (c) Parent shall cause Pioneer and Mid-Plains to indemnify the directors and officers of Pioneer and Mid-Plains, respectively, to the fullest extent to which Pioneer and Mid-Plains are permitted to indemnify such officers and directors under Wisconsin Law.

     SECTION 7.9 Post-Merger Parent Board of Directors. At the Effective Time, the total number of persons serving on the Board of Directors of Parent shall be five (unless otherwise agreed in writing by Pioneer and Mid-Plains prior to the Effective Time), one of whom shall be designated by Pioneer and four of whom shall be designated by Mid-Plains.

     SECTION 7.10 Blue Sky. Pioneer and Mid-Plains will use their best efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals, if any, required to permit the distribution of the shares of Parent common stock to be issued in accordance with the provisions of this Agreement.

     SECTION 7.11 Pooling of Interests. Each of the Parties will use its best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests in accordance with GAAP, and such accounting treatment to be accepted by Mid-Plains' independent certified public accountants, and by the SEC, and each of the Parties agrees that it will take no action that would cause such accounting treatment not to be obtained.

     SECTION 7.12 Tax-Free Reorganization. Each of the Parties will use its best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368 of the Code.

                         ARTICLE VIII
                     CONDITIONS TO MERGER

     SECTION 8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

     (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Shareholders of each of Pioneer and Mid-Plains and the issuance of Mid-Plains Common Stock pursuant to the Merger shall have been approved by the requisite vote of the Shareholders of Mid-Plains, in each case in accordance with Wisconsin Law;

     (b) Legality. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of (i) making the Merger illegal or otherwise prohibiting the consummation of the Merger or (ii) creating a Material Adverse Effect on Pioneer or Mid-Plains, with or without including its ownership of Pioneer and its Subsidiaries after the Merger;

     (c) Regulatory Matters. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby and no Material Adverse Effect on Mid-Plains, with or without including its ownership of Pioneer and its Subsidiaries after the Merger, or Pioneer, shall have been filed, have occurred or have been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either (i) have a Material Adverse Effect on any of (A) Pioneer or (B) Mid-Plains (either with or without including its ownership of Pioneer and its Subsidiaries after the Merger), or (ii) prevent the Parties from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that such Parties currently anticipate receiving therefrom;

     (d) Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing by each of Pioneer and Mid-Plains of the Joint Proxy Statement to its respective Shareholders, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn;

     (e) Blue Sky. Wisconsin state securities or blue sky permits or approvals required to carry out the transactions contemplated hereby shall have been received;

     (f) Pooling. Each of Pioneer and Mid-Plains shall have received a letter from Kiesling Associates LLP, dated as of the Closing Date, to the effect that the transactions contemplated hereby will qualify for pooling of interests accounting treatment;

     (g) Consents Under Pioneer Agreements. Pioneer shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Mid-Plains, with or without including its ownership of Pioneer and its Subsidiaries after the Merger, or Pioneer; and

     (h) Consents Under Mid-Plains Agreements. Mid-Plains shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby except those which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Mid-Plains, with or without including its ownership of Pioneer and its Subsidiaries after the Merger, or Pioneer.

     (i) Pioneer and Mid-Plains shall have received the opinions referred to in Sections 4.15 and 5.15.

     (j) The Parties contemplate that the concept of a confederation of independent telephone companies may be found desirable by other similarly situated companies. If one or more of such companies expresses an interest to join the Parties to this Agreement in the formation of a holding company and provides notice to that effect to Mid-Plains within ninety (90) days from the date hereof, then proceeding to satisfy the terms and conditions of this Agreement shall be conditioned upon acceptance by such third party and the Parties hereto of (1) an agreement similar in form to this Agreement, and (2) acknowledgement from each of the parties thereto that the exchange ratios contained in such an agreement are fair from the financial point of view of the holders of common stock of such parties.

     SECTION 8.2 Additional Conditions to Obligations of Pioneer. The obligations of Pioneer to effect the Merger are also subject to the fulfillment of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Mid-Plains contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under
Section 6.2 hereof or otherwise contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 8.2(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Mid-Plains, either with or without including its ownership of Pioneer and its Subsidiaries after the Merger;

     (b) Agreements, Conditions and Covenants. Mid-Plains shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, including by way of illustration and not limitation, satisfactory completion of its due diligence on or before February 14, 1997;

     (c) Certificates. Pioneer shall have received a certificate of an executive officer of Mid-Plains to the effect set forth in paragraphs (a) and
(b) above;

     (d) Tax Opinion. (i) Pioneer shall have received an opinion of Axley Brynelson, special counsel to Pioneer for this specific purpose, dated as of the Closing Date, in form and substance reasonably satisfactory to Pioneer, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by Mid-Plains, Pioneer or the Merger Subsidiaries as a result of the formation of the Merger Subsidiaries and the Merger; and (B) no gain or loss will be recognized for federal income tax purposes by the Shareholders of Pioneer upon their exchange of Pioneer Common Stock solely for Mid-Plains Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Mid-Plains Common Stock or the payment of any real property transfer or gains taxes on behalf of the Shareholders of Pioneer). In rendering such opinion, Axley Brynelson may require and rely upon representations and covenants including those contained in certificates of officers of Pioneer and Mid-Plains and others; and

          (ii) Mid-Plains shall have received the opinion described in
     Section 8.3 (d) (i) hereof, in form and substance reasonably satisfactory to Pioneer.

     (e) Bylaws Amendment, Board of Directors. Mid-Plains shall have taken all such actions as shall be necessary so that (i) the Bylaws Amendment shall become effective not later than the Effective Time; and (ii) at the Effective Time, the composition of Parent's Board shall comply with Section 7.9 hereof (assuming Pioneer has designated the Pioneer Director as contemplated by Section 7.9 hereof).

     (f) Schedules. Pioneer shall have received all of the schedules required to be prepared by Mid-Plains hereunder on or before January 31, 1997, and shall have satisfactorily completed its review of such schedules on or before February 14, 1997.

     SECTION 8.3 Additional Conditions to Obligations of Mid-Plains. The obligations of Mid-Plains to effect the Merger are also subject to the fulfillment of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Pioneer contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes permitted under Section 6.2 hereof or otherwise contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 8.3(a) only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Pioneer or Mid-Plains (only after including its ownership of Pioneer and its Subsidiaries after the Merger);

     (b) Agreements, Conditions and Covenants. Pioneer shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time, including by way of illustration and not limitation, satisfactory completion of its due diligence on or before February 14, 1997;

     (c) Certificates. Mid-Plains shall have received a certificate of an executive officer of Pioneer to the effect set forth in paragraphs (a) and
(b) above;

     (d) Tax Opinion. (i) Mid-Plains shall have received an opinion of Axley Brynelson, special counsel to Mid-Plains, dated as of the Effective Time, in form and substance reasonably satisfactory to Mid-Plains, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger constitutes a tax-free reorganization under Section 368 of the Code and therefore: (A) no gain or loss will be recognized for federal income tax purposes by Mid-Plains, Pioneer or the Merger Subsidiaries as a result of the formation of the Merger Subsidiaries and the Merger; and (B) no gain or loss will be recognized for federal income tax purposes by the Shareholders of Mid-Plains as a result of the Merger. In rendering such opinion, Axley Brynelson may require and rely upon representations and covenants including those contained in certificates of officers of Mid-Plains and Pioneer and others; and

          (ii) Pioneer shall have received the opinion described in Section 8.2(d) (i) hereof, in form and substance reasonably satisfactory to Mid-Plains.

     (e) Schedules. Mid-Plains shall have received all of the schedules required to be prepared by Pioneer hereunder on or before January 31, 1997, and shall have satisfactorily completed its review of such schedules on or before February 14, 1997.

                          ARTICLE IX
               TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of Pioneer or Mid-Plains:

     (a) By mutual written consent of each of Pioneer and Mid-Plains;

     (b) By either Pioneer or Mid-Plains if the Merger shall not have been consummated on or before June 30, 1997 (the "Termination Date");provided, however, that the right to terminate this Agreement under this Section 9.1
(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 31, 1997. The Parties agree that any amendment of this Agreement to extend the Termination Date beyond December 31, 1997 shall be made without any amendment to or renegotiation of any other material provisions of this Agreement;

     (c) By either Pioneer or Mid-Plains if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) By either Pioneer or Mid-Plains if the other shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by such other Party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate and without regard to materiality qualifiers contained therein, results or would reasonably be expected to result in a Material Adverse Effect on Pioneer, Mid-Plains or Chorus with or without including its ownership of Pioneer, Mid-Plains and their Subsidiaries after the Mergers;

     (e) By either Pioneer or Mid-Plains upon the occurrence of (i) a Material Adverse Effect or an event which could reasonably be expected to result in a Material Adverse Effect on Chorus (either with or without including its ownership of Pioneer and Mid-Plains and their Subsidiaries after the Mergers), or Mid-Plains, Pioneer or Chorus, under Section 8.1 (c) hereof arising from an action by a state or federal governmental body, agency or official which has become final and nonappealable, or (ii) any other Material Adverse Effect, or an event which could reasonably be expected to result in a Material Adverse Effect on the others (which in the case of Chorus shall not include its ownership of Pioneer and Mid-Plains and their Subsidiaries after the Mergers), or, after the Effective Time, Chorus, including its ownership of Pioneer and Mid-Plains and their Subsidiaries;

     (f) By either Pioneer or Mid-Plains if the Board of Directors of the other or any committee of the Board of Directors of the other (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger or, in the case of the Board of Directors or any committee of the Board of Directors of Mid-Plains, or the issuance of Chorus Common Stock pursuant to the Merger Agreement, (ii) shall fail to reaffirm such approval or recommendation upon such Party's request, (iii) shall approve or recommend any acquisition of the other or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a Party thereof, or (iv) shall resolve to take any of the actions specified in clause (i) above;

     (g) By either Pioneer or Mid-Plains if any of the required approvals of the Shareholders of Pioneer or of Mid-Plains shall fail to have been obtained at a duly held Shareholders meeting of either of such companies, including any adjournments thereof; or

     (h) Provided, however, that no termination shall be effective pursuant to Sections 9.1(f) or (g) under circumstances in which an Initial Pioneer Termination Fee or an Initial Mid-Plains Termination Fee is payable by the terminating Party under Section 9.2(b) or (c), as the case may be, unless concurrently with such termination, such termination fee is paid in full by the terminating Party in accordance with the provisions of Sections 9.2(b) or (c), as the case may be.

     SECTION 9.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.1 hereof, and subject to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties, except (i) as set forth in this Section 9.2 and in Sections 4.10, 4.16, 5.10, 5.16 and
10.3 hereof, and (ii) nothing herein shall relieve any Party from liability for any willful breach hereof.

     (b) If this Agreement (A) is terminated by Pioneer pursuant to Section
9.1 (f) hereof or by Pioneer pursuant to Section 9.1(g) hereof because of the failure to obtain the required approval from the Pioneer Shareholders or (B) is terminated as a result of Pioneer's material breach of Section 7.2 hereof which is not cured within 30 days after notice thereof to Pioneer, Pioneer shall pay to Mid-Plains a termination fee equal to 20% of all of Mid-Plains' out of pocket expenses related to preparing this Agreement and related activities (the "Initial Pioneer Termination Fee").

     (c) If this Agreement (A) is terminated by Mid-Plains pursuant to Sections 9.1 (f) hereof or Mid-Plains pursuant to Section 9.1 (g) hereof because of the failure to obtain the required approval from the Mid-Plains Shareholders, or (B) is terminated as a result of Mid-Plains's material breach of Section 7.2 hereof which is not cured within 30 days after notice thereof to Mid-Plains, Mid-Plains shall pay to Pioneer a termination fee equal to 80% of all of Pioneer's out of pocket expenses related to preparing this Agreement and related activities (the "Initial Mid-Plains Termination Fee").

     (d) Each termination fee payable under Sections 9.2(b) and (c) above shall be payable in cash within ten (10) days of written demand.

     (e) Pioneer and Mid-Plains agree that the agreements contained in Sections 9.2(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one Party fails to promptly pay to the other any fee due under such Sections 9.2(b) and (c), the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Marshall & Ilsley Bank from the date such fee was required to be paid.

     SECTION 9.3 Amendment. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time; provided, however, that, after approval of the Merger Agreement by the Shareholders of Pioneer or Mid-Plains, whichever shall occur first, no amendment may be made which would (a) alter or change the amount or kinds of consideration to be received by the holders of Pioneer Shares upon consummation of the Merger, (b) alter or change any term of the Articles of Incorporation of Pioneer or the Articles of Incorporation of Mid-Plains, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Pioneer or Mid-Plains. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     SECTION 9.4 Waiver. At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                           ARTICLE X
                      GENERAL PROVISIONS

     SECTION 10.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.1 hereof, as the case may be, except that (a) the agreements set forth in Article I and Sections 2.3, 2.4, 2.5, and 7.8 hereof shall survive the Effective Time indefinitely, (b) the agreements and representations set forth in Sections 4.10, 4.16, 5.10, 5.16, 7.5(b), 9.2 and
10.3 hereof shall survive termination indefinitely and (c) nothing contained herein shall limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     SECTION 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

(a) if to Pioneer:

Pioneer Communications, Inc.
25 West Main Street
Madison, WI 53703
Attention: Douglas J. Timmerman, President
Telecopy No.: (608) 252-8783


(b) if to Mid-Plains:

Mid-Plains, Inc.
1912 Parmenter Street
Post Office Box 620070
Middleton, WI 53562-0070
Attention:  Dean W. Voeks, President
Telecopy No.: (608) 836-8060

with a copy to:

Axley Brynelson
2 East Mifflin Street
Post Office Box 1767
Madison, WI 53701-1767
Attention:  Daniel T. Hardy, Esq. and
Darold J. Londo, Esq.
Telecopy No.: (608) 257-5444

     SECTION 10.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those out of pocket expenses incurred by either Party in connection with the preparation and printing of the Joint Proxy Statement and the Registration Statement, as well as the filing fees related thereto, shall be paid one-third by Pioneer and two-thirds by Mid-Plains.

     SECTION 10.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "1933 Act" means the Securities Act of 1933, as the same may be amended from time to time, and "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

     (b) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of aperson, whether through the ownership of stock or other equity interests, as trustee or executor, by contract or credit arrangement or otherwise.

     (d) "knowledge" of any Party shall mean the actual knowledge of the executive officers of such Party.

     (e) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (A) the telecommunications industry, (B) the United States economy or (c) the United States securities markets if, in any of (A), (B) or (C), the effect on Pioneer or Mid-Plains, determined without including its ownership of Pioneer after the Merger, (as the case may be) and its respective Subsidiaries, taken as a whole, is not disproportionate relative to the effect on the other and its Subsidiaries, taken as a whole. All references to Material Adverse Effect on Mid-Plains or its Subsidiaries contained in Article IV, V or VI of this Agreement shall be deemed to refer solely to Mid-Plains and its Subsidiaries without including its ownership of Pioneer and its Subsidiaries after the Merger.

     (f) "Material Investment" means (a) as to Pioneer, any person which Pioneer directly or indirectly holds the stock of, or other equity interest in, provided the lesser of the fair market value or book value of such interest exceeds $50,000, excluding, however, any person which is a Subsidiary of Pioneer; and (b) as to Mid-Plains, any person which Mid-Plains directly or indirectly holds the stock of, or other equity interest in, provided the lesser of the fair market value or book value of such interest exceeds $200,000, excluding, however, any person which is a Subsidiary of Mid-Plains.

     (g) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

     (h) "Subsidiary", "Pioneer Subsidiary", or "Mid-Plains Subsidiary" means any corporation or other legal entity of which Pioneer or Mid-Plains, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 10.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 7.8 (Indemnification, Directors' and Officers' Insurance) and Section 7.9 (Post-Merger Parent Board of Directors), is not intended to confer upon any person other than Pioneer, Mid-Plains, Parent, and the Merger Subsidiaries and, after the Effective Time, their respective Shareholders, any rights or remedies hereunder.

     SECTION 10.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin applicable to contracts executed in and to be performed entirely within that State.

     SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MID-PLAINS, INC.


By:  /s/Dean W. Voeks
     Dean W. Voeks, President



PIONEER COMMUNICATIONS, INC.


By:  /s/Douglas J. Timmerman

     Douglas J. Timmerman, President

                          APPENDIX II


             SECTIONS 180.1301 TO 180.1331 OF THE
              WISCONSIN BUSINESS CORPORATION LAW

                        SUBCHAPTER XIII
                      DISSENTERS' RIGHTS

180.1301 Definitions. In st. 180.1301 to 180.1331:
    (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.
    (1m) "Business combination" has the meaning given in s. 180.1130 (3).
    (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.
    (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.
    (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.
    (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.
    (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.
    History: 1989 a. 303; 1991 a. 16.

180.1302 Right to dissent. (1) Except as provided in sub. (4) and s. 180.1008
(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
    (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:
    1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.
    2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.
    (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.
    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:
    1.  A sale pursuant to court order.
    2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
    (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.
    (2) Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:
    (a)  Alters or abolishes a preferential right of the shares.
    (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
    (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.
    (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
    (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.
    (3) Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2)
(b), 180.1815 (3) or 180.1829 (1) (c).
    (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.
    (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.
    History: 1989 a. 303; 1991 a. 16.

180.1303 Dissent by shareholders and beneficial shareholders. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
    (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:
    (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.
    (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.
    History: 1989 a. 303.

180.1320 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.
    (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.
    History: 1989 a. 303.

180.1321 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:
    (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.
    (b)  Not vote his or her shares in favor of the proposed action.
    (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
    History: 1989 a. 303.

180.1322 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.
    (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:
    (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.
    (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.
    (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.
    (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.
    (e)  A copy of ss. 180.1301 to 180.1331.
    History: 1989 a. 303.

180.1323 Duty to demand payment. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.
    (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.
    (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
    History: 1989 a. 303.

180.1324 Restrictions on uncertificated shares. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.
    (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.
    History: 1989 a. 303.

180.1325 Payment. (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.
    (2) The payment shall be accompanied by all of the following:
    (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.
    (b) A statement of the corporation's estimate of the fair value of the shares.
    (c)  An explanation of how the interest was calculated.
    (d)  A statement of the dissenter's right to demand payment under s.
180.1328 if the dissenter is dissatisfied with the payment.
    (e)  A copy of ss. 180.1301 to 180.1331.
    History: 1989 a. 303.

180.1326 Failure to take action. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s.
180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.
    History: 1989 a. 303.

180.1327 After-acquired shares. (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
    (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.
    History: 1989 a. 303.

180.1328 Procedure if dissenter dissatisfied with payment or offer. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:
    (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
    (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.
    (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.
    (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.
    History: 1989 a. 303.

180.1330 Court action. (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.
    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.
    (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:
    (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.
    (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322
(2) (c), for which the corporation elected to withhold payment under s.
180.1327.
    History: 1989 a. 303.

180.1331 Court costs and counsel fees. (1) (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).
    (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.
    (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:
    (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.
    (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
    (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
    History: 1989 a. 303.

                         APPENDIX III

                  FORM OF AMENDED AND RESTATED
                   ARTICLES OF INCORPORATION
                              OF
                 CHORUS COMMUNICATIONS GROUP, LTD.

     Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation to engage in any lawful act authorized by Chapter 180 of the Wisconsin Statutes.

                           ARTICLE I

     The name of the corporation is Chorus Communications Group, Ltd.

                          ARTICLE II

     The corporation shall be authorized to issue 25,000,000 shares of common stock, each share having no par value. No holder of common stock shall be entitled as such, as a matter of right, to subscribe for or purchase or receive any part of any new or additional issue of stock, or securities convertible into stock, of any class whatever, whether now or hereafter authorized, or whether issued for cash, property or services, by way of dividend, or in exchange for the stock of another corporation.

                          ARTICLE III

     The initial registered office of the corporation is 1912 Parmenter Street, City of Middleton, County of Dane, State of Wisconsin.

                          ARTICLE IV

     The name of the initial registered agent at such address is Fredrick
E. Urben.

                           ARTICLE V

     The number of directors constituting the board of directors shall be fixed by bylaw.



The foregoing Amended and Restated Articles of Incorporation for Chorus Communications Group, Ltd. supersede and take the place of the existing Articles of Incorporation and any amendments thereto. Furthermore, the undersigned, the duly appointed acting Secretary of Chorus Communications Group, Ltd., does hereby certify that the foregoing Amended and Restated Articles of Incorporation for Chorus Communications Group, Ltd. is a true and accurate portrayal of the Amended and Restated Articles of Incorporation for Chorus Communications Group, Ltd. adopted by the shareholders of Chorus Communications Group, Ltd. on May 17, 1997, pursuant to secs. 180.1003,
180.1004 and 180.1007, Wisconsin Statutes.

/s/Fredrick E. Urben
Fredrick E. Urben, Secretary

This instrument was drafted by:

Attorney Daniel T. Hardy
Post Office Box 1767
Madison, WI   53701-1767
                          APPENDIX IV






                            BYLAWS

                              OF

             CHORUS COMMUNICATIONS GROUP, LTD.

                   (a Wisconsin Corporation)

                       TABLE OF CONTENTS


ARTICLE I.  OFFICES  . . . . . . . . . . . . . . . . . . .IV-1
     Section 1.     Principal Office . . . . . . . . . . .IV-1
     Section 2.     Registered Office  . . . . . . . . . .IV-1

ARTICLE II.  SHAREHOLDERS  . . . . . . . . . . . . . . . .IV-1
     Section 1.     Annual Meeting . . . . . . . . . . . .IV-1
     Section 2.     Special Meetings . . . . . . . . . . .IV-1
     Section 3.     Nominations for the Board of Directors IV-1
     Section 4.     Shareholder Proposals  . . . . . . . .IV-1
     Section 5.     Place of Meeting . . . . . . . . . . .IV-2
     Section 6.     Notice of Meeting  . . . . . . . . . .IV-2
     Section 7.      Quorum  . . . . . . . . . . . . . .  IV-2
     Section 8.     Proxies  . . . . . . . . . . . . . . .IV-2
     Section 9.     Voting . . . . . . . . . . . . . . . .IV-2
     Section 10.     Acceptance and Rejection of Votes, Proxies, Etc.
IV-2
     Section 11.     Fixing of Record Date . . . . . . . .IV-3

ARTICLE III.  BOARD OF DIRECTORS . . . . . . . . . . . . .IV-3
     Section 1.     General Powers . . . . . . . . . . . .IV-3
     Section 2.     Number and Term. . . . . . . . . . . .IV-3
     Section 3.     Qualifications . . . . . . . . . . . .IV-3
     Section 4.     Regular Meetings . . . . . . . . . . .IV-3
     Section 5.     Special Meetings . . . . . . . . . . .IV-4
     Section 6.     Notice . . . . . . . . . . . . . . . .IV-4
     Section 7.     Quorum . . . . . . . . . . . . . . . .IV-4
     Section 8.     Manner of Acting . . . . . . . . . . .IV-4
     Section 9.     Vacancies  . . . . . . . . . . . . . .IV-4
     Section 10.     Compensation  . . . . . . . . . . . .IV-5
     Section 11.     Informal Action by Directors  . . . .IV-5
     Section 12.     Removal . . . . . . . . . . . . . . .IV-5
     Section 13.     Committees  . . . . . . . . . . . . .IV-5
     Section 14.     Director Emeritus . . . . . . . . . .IV-5

ARTICLE IV.  OFFICERS  . . . . . . . . . . . . . . . . . .IV-6
     Section 1.     Number and Qualifications  . . . . . .IV-6
     Section 2.     Election and Term of Office  . . . . .IV-6
     Section 3.     Removal  . . . . . . . . . . . . . . .IV-6
     Section 4.     Vacancies  . . . . . . . . . . . . . .IV-6
     Section 5.     President/CEO  . . . . . . . . . . . .IV-6
     Section 6.     The Vice-Presidents  . . . . . . . . .IV-6
     Section 7.     The Secretary  . . . . . . . . . . . .IV-6
     Section 8.     The Treasurer  . . . . . . . . . . . .IV-7
     Section 9.     Assistant Secretaries and Assistant Treasurers  IV-7
     Section 10.     Salaries  . . . . . . . . . . . . . .IV-7

ARTICLE V.  CONTRACTS, LOANS. CHECKS AND DEPOSITS  . . . .IV-7
     Section 1.     Contracts  . . . . . . . . . . . . . .IV-7
     Section 2.     Loans  . . . . . . . . . . . . . . . .IV-7
     Section 3.     Checks, Drafts, etc  . . . . . . . . .IV-7
     Section 4.     Deposits . . . . . . . . . . . . . . .IV-7

ARTICLE VI.  CERTIFICATES OF STOCK OWNERSHIP . . . . . . .IV-7
     Section 1.     Certificates for Shares  . . . . . . .IV-8
     Section 2.     Acquisition of Shares  . . . . . . . .IV-8

ARTICLE VII.  FISCAL YEAR  . . . . . . . . . . . . . . . .IV-8

ARTICLE VIII.  AMENDMENTS  . . . . . . . . . . . . . . . .IV-8

ARTICLE IX.  LOST CERTIFICATES . . . . . . . . . . . . . .IV-8

ARTICLE X.  INDEMNIFICATION  . . . . . . . . . . . . . . .IV-8
     Section 1.     Indemnification for Successful Defense   IV-8
     Section 2.     Other Indemnification  . . . . . . . .IV-8
     Section 3.     Written Request  . . . . . . . . . . .IV-9
     Section 4.     Nonduplication . . . . . . . . . . . .IV-9
     Section 5.     Determination of Right to Indemnification IV-9
     Section 6.     Advance Payment of Expenses as Incurred IV-9
     Section 7.     Nonexclusivity . . . . . . . . . . . .IV-9
     Section 8.     Insurance  . . . . . . . . . . . . . IV-10
     Section 9.     Securities Law Claims. . . . . . . . IV-10
     Section 10.    Liberal Construction . . . . . . . . IV-10

ARTICLE XI.  DISTRIBUTIONS . . . . . . . . . . . . . . . IV-10

ARTICLE XII.  CORPORATE SEAL . . . . . . . . . . . . . . IV-10

ARTICLE XIII.  EMERGENCY BYLAWS  . . . . . . . . . . . . IV-11

                            BYLAWS
                              OF
             CHORUS COMMUNICATIONS GROUP, LTD.


                      ARTICLE I.  OFFICES

     SECTION 1. PRINCIPAL OFFICE. The principal office of the corporation in the State of Wisconsin shall be located at 1912 Parmenter Street, Middleton, Wisconsin. The corporation may have such other offices, within the State of Wisconsin, as the Board of Directors may designate from time to time.

     SECTION 2. REGISTERED OFFICE. The registered office of the corporation required by the Wisconsin business corporation law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin, and the address of the registered office may be changed from time to time by the Board of Directors.

                   ARTICLE II.  SHAREHOLDERS

     SECTION 1. ANNUAL MEETING. The date of the Annual Meeting of Shareholders shall be in April of each year or at such time as the Board of Directors may determine. The specific date and time shall be determined by the Board of Directors. The purpose of the annual meeting is to elect directors and to transact other business as may properly come before the meeting, pursuant to Section 4 below. If the election of directors is not held at the annual meeting of the shareholders, or other business is not transacted at any subsequent continuation after adjournment thereof, the Board of Directors shall cause the election to be held and the other business to be transacted at a special meeting of the shareholders as soon thereafter as convenient.

     SECTION 2. SPECIAL MEETINS. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President/CEO, the Secretary, or the Board of Directors, and shall be called by the President/CEO at the request of holders of ten percent (10%) of the issued voting stock of the corporation.

     SECTION 3. NOMINATIONS FOR THE BOARD OF DIRECTORS. Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of the corporation. Nominations for the Board of Directors, other than those made by or on behalf of the existing management of the corporation, shall be made in writing and delivered or mailed to the principal executive offices of the corporation not earlier than the January 1 and not later than the February 28 immediately preceding the corporation's Annual Meeting of Shareholders at which such nomination is to be acted upon. Notice of the appropriate time within which to make a nomination shall be given to all shareholders in the proxy statement for the year preceding the election. Any nominations for the Board of Directors made by the shareholders shall contain the name, address and date of birth of each proposed nominee, the principal occupation of each nominee for the last five years, the name and address of the nominating shareholder, and the number of shares of common stock of the corporation owned by the proposed nominee and nominating shareholder.

     SECTION 4. SHAREHOLDER PROPOSALS. The proposal of other business (other than the election of directors) to be considered by the shareholders at an Annual Meeting of Shareholders may be made (i) by or at thedirection of the Board of Directors, or (ii) by any shareholder of the corporation pursuant to timely notice in writing to the Secretary of thecorporation.
To be timely, a Shareholder's Notice shall be delivered to or mailed and received at the principal executive offices of the corporation byDecember
15 prior to the meeting in order to have such proposal considered for inclusion in the proxy statement. Such Shareholder's Notice to theSecretary shall set forth (a) as to the shareholder giving notice and thebeneficial owner, if any, on whose behalf the proposal is made, (i) their name and record address, and (ii) the number of shares of capital stock of the corporation which are beneficially owned by each of them, and (b) a brief description of the business desired to be brought before the meeting,the reasons for conducting such business at the meeting and any material interest in such business of such shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation's Notice of Meeting. Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section.


     SECTION 5. PLACE OF MEETING. The Board of Directors may designate any place, within the State of Wisconsin, as the place of meeting for any annual meeting or for any special meeting called by the President/CEO, the Secretary, or the Board of Directors. A waiver of notice signed by all shareholders entitled to vote at a meeting may designate any place, within the State of Wisconsin, as the place for the holding of such meeting. If no designation is made, the place of meeting shall be the registered office of the corporation in the State of Wisconsin, but any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shareholders. If no designation is made, the place of meeting shall be the principal business office of the corporation in the State of Wisconsin or such other suitable place in the county of such principal office as may be designated by the person calling such meeting, but any meeting may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat.

     SECTION 6. NOTICE OF MEETING. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President/CEO, the Secretary, or the Board of Directors, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the shareholder's address as it appears on the books of the corporation, with postage thereon prepaid.

     SECTION 7. QUORUM. The holders of a majority of the issued common stock of the corporation shall constitute a quorum at a meeting of shareholders. Though less than a quorum of shareholders are represented at a meeting, the holders of a majority of the issued voting common stock so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or be represented, any business may be transacted which might have been transacted at the meeting as originally notified. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. If a quorum exists, action on a matter (other than the election of directors) by the shareholders is approved if the votes cast by the shareholders favoring the action exceed the votes cast opposing the action.

     SECTION 8. PROXIES. At all meetings of shareholders, a shareholder entitled to vote may vote by proxy appointed in writing by such shareholder. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Unless otherwise provided in the proxy, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting Secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her proxy shall not of itself constitute a revocation.

     SECTION 9. VOTING. Each shareholder entitled to vote shall be entitled to one vote for each share held upon each matter submitted to a vote at a meeting of shareholders.

     SECTION 10. ACCEPTANCE AND REJECTION OF VOTES, PROXIES, ETC. If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the corporation if acting in good faith is entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholders. The corporation is entitled to reject a vote, consent, waiver, or proxy appointment if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder. The corporation and its officer or agent who accepts or rejects a vote, consent, waiver, or proxy appointment in good faith and in accordance with the standards of this section are not liable in damages to the shareholder for the consequences of the acceptance or rejection. Corporate action based on the acceptance or rejection of a vote, consent, waiver, or proxy appointment under this section is valid unless a court of competent jurisdiction determines otherwise.

     SECTION 11. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any distribution or dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date. Such record date shall not be less then ten (10) nor more than seventy (70) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is so fixed by the Board of Directors for the determination of shareholders entitled to notice of, or to vote at a meeting of shareholders, or shareholders entitled to receive a share dividend or distribution, the record date for determination of such shareholders shall be at the close of business on:

     (a) With respect to an annual shareholder meeting or any special shareholder meeting called by the Board of Directors or any person specifically authorized by the Board of Directors or these Bylaws to call a meeting, the date on which the first notice is delivered to shareholders;

     (b) With respect to a special shareholder's meeting demanded by the shareholders, the date the first shareholder signs the demand;

     (c) With respect to the payment of a share dividend, the date the Board of Directors authorizes the share dividend;

     (d) And with respect to a distribution to shareholders, (other than one involving a repurchase or reacquisition of shares), the date the Board of Directors authorizes the distribution.

     When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

               ARTICLE III.  BOARD OF DIRECTORS

     SECTION 1. GENERAL POWERS. The affairs of the corporation shall be managed by its Board of Directors.

     SECTION 2. NUMBER AND TERM. The Board of Directors of the corporation shall consist of such number of directors, not less than five (5) nor more than thirteen (13), as shall, from time to time, be fixed by the Board of Directors. The Board of Directors shall be divided into three classes as nearly equal in number as may be, with the term of office of one class expiring each year. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classed as nearly equal in number as possible. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     SECTION 3.  QUALIFICATIONS.    Directors shall be residents of the
State of Wisconsin and shareholders of the corporation.

     SECTION 4. REGULAR MEETINGS. A regular meeting of the Board of Directors may be held without other notice than this By-law immediately after, and at the same place as, the annual meeting of shareholders, and each adjourned session thereof, and the Board of Directors may provide by resolution for the holding of additional regular meetings. The time and place, within or without the State of Wisconsin, for the holding of such additional regular meetings shall be without other notice than such resolution.

     SECTION 5. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the President/CEO, Secretary or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, within or without the State of Wisconsin, as the place for holding any special meeting of the Board of Directors called by them. If no other place is fixed, the place of the meeting shall be the principal office of the corporation in the State of Wisconsin.

     SECTION 6. NOTICE. Notice of any special meeting shall be given at least forty-eight (48) hours previously thereto by mail, telegram, radiogram, facsimile, telex, e-mail, other form of wire or wireless communication medium, or by personal service delivered to each director at his or her address as designated. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, teletype, facsimile, e-mail, or other form of wire or wireless communication medium, such notice shall be deemed to be delivered when said notice is delivered to the applicable transferring medium. Whenever any notice whatever is required to be given to any director of the corporation under the provisions of these By-laws or under the provisions of any statute, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business and at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting.

       Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board of Directors, need be specified in the notice or waiver of notice of such meeting.

     SECTION 7. QUORUM. A majority of the number of directors fixed by the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but though less than such quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

     SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by these Bylaws or by law. Any or all directors may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which (i) all directors participating may simultaneously hear each other during the meeting or (ii) all communication during the meeting is immediately transmitted to each participating director, and each participating director is able to immediately send messages to all other participating directors. If a meeting will be conducted through the use of any means described in (i) and (ii) above, all participating directors shall be informed that a meeting is taking place at which official business may be transacted. A director participating in a meeting by this means is deemed to be present in person at the meeting.

     A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless: (1) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meeting; or (2) his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or (3) he or she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

     SECTION 9. VACANCIES. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the affirmative vote of a majority of the directors then in office; provided, that in case of a vacancy created by the removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

     SECTION 10. COMPENSATION. The Board of Directors shall receive such compensation as the Board of Directors shall from time to time determine.

     SECTION 11. INFORMAL ACTION BY DIRECTORS. Any action required to be taken at a meeting of the Board of Directors, or any other action which may be taken at a meeting of the Board of Directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.

     SECTION 12. REMOVAL. A director may be removed from office with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a meeting of shareholders called for that purpose. A director may resign at any time by delivering written notice of his or her resignation to the Board of Directors, to the President/CEO or Secretary of the corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

     SECTION 13.  COMMITTEES

     (a) Creation of Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee must have two or more members, who serve at the pleasure of the Board of Directors.

     (b) Selection of Members. The creation of a committee and appointment of members to it must be approved by a majority of all the directors in office when the action is taken.

     (c) Required Procedures. Sections of this Article III, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements of the Board of Directors, apply to committees and their members.

     (d) Authority. Each committee may exercise those aspects of the authority of the Board of Directors which the Board of Directors confers upon such committee in the resolution creating the committee. Provided, however, a committee may not do any of the following: (1) authorize distributions;
(2) approve or propose to shareholders action that the Wisconsin Business Corporation Act requires be approved by shareholders; (3) fill vacancies on the Board of Directors or on any of its committees; (4) amend the Articles of Incorporation; (5) adopt, amend, or repeal Bylaws; (6) approve a plan of merger; (7) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or (8) authorize or approve the issuance or sale or contract for sale of shares or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee (or a senior executive officer of the corporation) to do so within limits specifically prescribed by the Board of Directors. Unless otherwise provided by the Board of Directors in creating the committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of authority.

     SECTION 14. DIRECTOR EMERITUS. The Board of Directors may appoint one or more former directors to the position of Director Emeritus to assist the Board with the discharge of its duties upon such terms and conditions and at such compensation as the Board of Directors may determine. A Director Emeritus shall not be entitled to vote on any matter that comes before the Board.

                     ARTICLE IV.  OFFICERS

     SECTION 1. NUMBER AND QUALIFICATIONS. The principal officers of the corporation shall be a President/Chief Executive Officer (CEO), a Vice-President, a Secretary, an Assistant Secretary, a Treasurer and an Assistant Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected by the Board of Directors. Whenever the Board of Directors shall so order, two offices may be held by the same person except President/CEO and Vice-President, and President/CEO and Secretary. Officers of the corporation, other than the President/CEO, need not be directors of the corporation.

     SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his or her successor shall have been elected and shall have been qualified or until his or her death or until he or she shall resign.

     SECTION 3. REMOVAL. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby.

     SECTION 4. VACANCIES. Should a vacancy in any officer position arise because of an officer's death, resignation, removal, disqualification or otherwise, such vacancy, upon recommendation of the President/CEO, shall be filled by the Board of Directors for the unexpired portion of the term.

     SECTION 5. PRESIDENT/CEO. The President/CEO shall be the chief executive officer of the corporation and subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He or she shall, when present, preside at all meetings of the shareholders and of the Board of Directors. He or she shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such officers, agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties, and compensation, and to delegate authority to them. He or she may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates representing shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing or the execution thereof shall be expressly delegated by the Board of Directors or by these By-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of the President/CEO and such other duties as may be prescribed by the Board of Directors from time to time.

     SECTION 6. THE VICE-PRESIDENTS. The Board of Directors may appoint an Executive Vice-President and as many Vice-Presidents as it deems appropriate. Any Vice-President shall perform such duties and have such authority as from time to time may be delegated or assigned to him or her by the President/CEO or the Board of Directors. In the absence of the President/CEO or in the event of his or her death, inability or refusal to act, the Vice-President delegated authority under Section 5 and, in the absence of such delegation, the Executive Vice-President and then the Vice-President with the most seniority as a Vice-President and who is not then absent or disabled, shall perform the duties of the President/CEO, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President/CEO. Any Vice-President may sign, with the Secretary, certificates representing the shares of the corporation; and shall perform such other duties as from time to time may be assigned to him or her by the President/CEO or by the Board of Directors.

     SECTION 7. THE SECRETARY. The Secretary shall: (a) keep the minutes of the shareholders and of the Board of Directors meetings in one or more books provided for that purpose; (b) see that all notices are given in accordance with the provisions of these By-laws or as required by law; (c) be custodian of the corporate records; (d) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) sign with the President/CEO, or a Vice-President, certificates of stock ownership of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President/CEO or by the Board of Directors.

     SECTION 8. THE TREASURER. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine. He or she shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Article V of these By-laws; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President/CEO or by the Board of Directors.

     SECTION 9. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the President/CEO or any Vice-President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the President/CEO or the Board of Directors.

     SECTION 10. SALARIES. The salary of the President/CEO shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof. All other salaries of principal officers shall be fixed by the President/CEO, subject to review by the Board of Directors.

       ARTICLE V.  CONTRACTS, LOANS, CHECKS AND DEPOSITS

     SECTION 1. CONTRACTS. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances.

     SECTION 2. LOANS. No long-term loans shall be contracted on behalf of the corporation without approval of a majority of the Board of Directors.

     SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by or under the authority of resolution of the Board of Directors or any of its committees.

     SECTION 4. DEPOSITS. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as may be selected by or under the authority of the Board of Directors.

         ARTICLE VI.  CERTIFICATES OF STOCK OWNERSHIP

     SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of the corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the President/CEO or any Vice-President and by the Secretary or Assistant Secretary. All certificates shall be consecutively numbered or otherwise identified. The name and address of the shareholder to whom the certificates thereby are issued, and date of issue, shall be entered on the books of the corporation. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed, or mutilated certificate, a new one may be issued therefor pursuant to Article IX hereof or upon such other terms and indemnity to the corporation as the Board of Directors may prescribe.

     SECTION 2. ACQUISITION OF SHARES. The corporation may acquire its own shares and the shares so acquired shall constitute authorized but unissued shares.

                   ARTICLE VII.  FISCAL YEAR

     The fiscal year of the corporation shall begin on the first day of January and end on the last day of December in each following year.

                   ARTICLE VIII.  AMENDMENTS

     The corporation's shareholders may amend or repeal the corporation's Bylaws even though the Bylaws may also be amended or repealed by its Board of Directors.

     These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors of the corporation unless the shareholders in adopting, amending, or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

     The Secretary of the corporation shall mail a copy of each amendment adopted by the Board of Directors at the time of payment of the dividend next following the adoption of the amendment.

                ARTICLE IX.  LOST CERTIFICATES

     Any shareholder claiming a certificate of stock to have been lost, stolen or destroyed shall make an affidavit or affirmation of such fact, and shall give the Board of Directors such bond as the Treasurer may require sufficient to indemnify against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or any damage or loss that may arise from issuing a new certificate, whereupon the Board of Directors may by resolution duly entered on record order a new certificate of the same alleged to be lost or destroyed.

                  ARTICLE X.  INDEMNIFICATION

     SECTION 1. INDEMNIFICATION FOR SUCCESSFUL DEFENSE. Within twenty (20) days after receipt of a written request pursuant to Section 3 below, the corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. The phrase "expenses" in this Article X shall include fees, costs, charges, disbursements, attorneys fees, and other expenses incurred in connection with a proceeding. The phrase "director or officer" in this Article X shall mean each present, former, and future director or officer of the corporation or an individual who, while a director or officer of the corporation, is or was serving at the corporation's request as an officer, director, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or foreign corporation, limited liability company, partnership, joint venture, trust or other enterprise. Other definitions which may be relevant to this
Article X are as set forth in Section 180.0850 of the Wisconsin Statutes.

     SECTION 2.  OTHER INDEMNIFICATION.

     (a) In cases not included under Section 1 above, the corporation shall indemnify a director or officer against liability and expenses incurred by such person in a proceeding to which the person was a party because he or she is a director or officer unless liability was incurred because the person breached or failed to perform a duty he or she owes or owed to the corporation and the breach or failure to perform constitutes any of the following:

          (1) A willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the person has a material conflict of interest.

          (2) A violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or not reasonable cause to believe his or her conduct was unlawful.

          (3) A transaction from which the director or officer derived an improper personal profit.

          (4)  Willful misconduct.

     (b) Determination of whether indemnification is required under this section shall be made pursuant to Section 5 below.

     (c) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this section.

     SECTION 3. WRITTEN REQUEST. A director or officer who seeks indemnification under Sections 1 or 2 above shall make a written request to the corporation.

     SECTION 4. NONDUPLICATION. The corporation shall not indemnify a director or officer under Sections 1 or 2 above if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding. However, the director or officer has no affirmative duty to look to any other person for indemnification nor to first exhaust his or her remedies to seek indemnification from such other person.

     SECTION 5. DETERMINATION OF RIGHT TO INDEMNIFICATION. The director or officer seeking indemnification under Section 2 above shall seek one of the methods for determining his or her right to indemnification pursuant to the provisions of Section 180.0855(1) through (6) of the Wisconsin Statutes; and such selection shall be made within sixty (60) days after the commencement of any proceeding. Such selection shall be made in writing and delivered to the Secretary of the corporation. If it is determined that indemnification is required under Section 2 above, the corporation shall pay all liabilities and expenses not prohibited by Section 4 above within ten
(10) days after receipt of the written determination as to a director's or officer's indemnification under Section 2 above. The corporation shall also pay all expenses incurred by the director or officer in the determination process.

     SECTION 6. ADVANCE PAYMENT OF EXPENSES AS INCURRED. Upon written request by the person seeking indemnification under Section 2 above, the corporation will pay or reimburse his or her reasonable expenses as incurred if the person requesting such indemnification provides the corporation with all of the following: (a) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and (b) a written undertaking, executed by such person, to repay the allowance and reasonable interest on the allowance to the extent it is ultimately determined under Section 5 above that indemnification under
Section 2 above is not required and that indemnification is not ordered by a court under Section 180.0854 of the Wisconsin Statutes. The undertaking under this section shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.

     SECTION 7.  NONEXCLUSIVITY.

     (a) Except as provided in (b), Sections 1, 2, and 6 above do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:

          (1)     The articles of incorporation.

          (2) A written agreement between the director or officer and the corporation.

          (3)     A resolution of the Board of Directors.

          (4) A resolution, after notice, adopted by a majority vote of all of the corporation's voting shares then issued and outstanding.

          (5)     The statutes or common law of the State of Wisconsin.

     (b) Regardless of the existence of an additional right under (a), the corporation shall not indemnify a director or officer or permit a director or officer to retain any allowance of expenses, unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty he or she owed or owes to the corporation which constitutes conduct under Section 2(a) (1), (2), (3) or (4). A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.

     (c) Sections 1 to 8 herein do not affect the corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:

          (1) As a witness in a proceeding to which he or she is not a party.

          (2) As a plaintiff or petitioner in a proceeding because he or she is or was a director or officer of the corporation.

     SECTION 8. INSURANCE. The corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as a director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under Sections 1, 2, or 6.

     SECTION 9.  SECURITIES LAW CLAIMS.

     (a) Pursuant to the public policy of the State of Wisconsin, the corporation shall provide indemnification, allowance of expenses, and insurance for any liability incurred in connection with a proceeding involving securities regulation described under (b) to the extent required or permitted under Sections 1 to 8.

     (b) Section 1 to 8 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule, or regulation regulating the offer, sale, or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

     SECTION 10. LIBERAL CONSTRUCTION. In order for the corporation to obtain and retain qualified directors and officers, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of directors or officers and, accordingly, the indemnification above provided for shall be granted in all cases unless to do so would clearly contravene applicable law, controlling precedent, or public policy.

                  ARTICLE XI.  DISTRIBUTIONS.

     The Board of Directors may authorize, and the corporation may make, distributions (including dividends on its outstanding shares) in the manner and upon the terms and conditions provided by law.

                 ARTICLE XII.  CORPORATE SEAL.

     The Board of Directors may provide a corporate seal which may be circular in form and have inscribed thereon any designation including the name of the corporation, Wisconsin as the state of incorporation, and the words "Corporate Seal."

               ARTICLE XIII.  EMERGENCY BYLAWS.

     The following provisions of this Article XIII, "Emergency Bylaws" shall be effective only during an emergency, which is defined as when a quorum of the corporation's directors cannot be readily assembled because of some catastrophic event or events. These Emergency Bylaws are not effective after the emergency ends.

     During such emergency:

     (a) Notice of Board of Director Meetings. Any one member of the Board of Directors or any one of the following officers: President/CEO, Vice-President, Secretary, or Treasurer, may call a meeting of the Board of Directors. Notice of such meeting need be given only to those directors whom it is practicable to reach, and may be given in any practical manner, including by publication and radio. Such notice shall be given at least six
(6) hours prior to commencement of the meeting.

     (b) Temporary Directors and Quorum. One or more officers of the corporation present at the emergency Board of Directors meeting, as is necessary to achieve a quorum, shall be considered to be directors for the meeting, and shall so serve in order of rank, and within the same rank, in order of seniority. In the event that less than a quorum of the directors are present (including any officers who are to serve as directors for the meeting), those directors present (including the officers serving as directors) shall constitute a quorum.

     (c) Actions Permitted To Be Taken. The Board of Directors as constituted in paragraph (b), and after notice as set forth in paragraph (a) may:

          (1) Officers' Powers. Prescribe emergency powers to any officer of the corporation;

          (2) Delegation of Any Power. Delegate to any officer or director, any of the powers of the Board of Directors;

          (3) Lines of Succession. Designate lines of succession of officers and agents, in the event that any of them are unable to discharge their duties;

          (4) Relocate Principal Place of Business. Relocate the principal place of business, or designate successive or simultaneous principal places of business;

          (5) All Other Action. Take any other action, convenient, helpful, or necessary to carry on the business of the corporation.

                          APPENDIX V


                OPINION OF EDELMAN & CO., LTD.



February 21, 1997

The Board of Directors
Mid-Plains, Inc.
1912 Parmenter Street
Middleton, WI  53562

Gentlemen:

We understand that Mid-Plains, Inc. ("Mid-Plains") and Pioneer Communications, Inc. ("Pioneer") have entered into an Agreement and Plan of Merger dated as of December 31, 1996 ("the Agreement") the effect of which, among other things, shall be that Mid-Plains and Pioneer shall each become wholly owned subsidiaries of a newly formed holding company (the "Parent"). Under the Agreement, upon consummation of this transaction (the "Merger"), each share of Pioneer common stock will be exchanged for four (4) shares of Parent common stock and each share of Mid-Plains common stock will be exchanged for one (1) share of Parent common stock (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement. We understand that the Merger is intended to be accounted for as a pooling-of-interests.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Mid-Plains common stock of the Exchange Ratio.

In forming our opinion, we have reviewed, among other things: (i) with respect to Mid-Plains, the Annual Reports on Form 10-K and Annual Reports to shareholders for the fiscal years ended December 31, 1991 through 1995; the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and audited financial statements for the fiscal year ended December 31, 1996,
(ii) with respect to Pioneer, the Annual Report to shareholders for the fiscal year ended December 31, 1995, which includes audited financial statements; audited financial statements for the fiscal year ended December 31, 1996, the Annual Reports to shareholders for the fiscal years ended December 31, 1991 through 1994, which contain unaudited financial statements; and audited financial statements of Dickeyville Telephone Corporation and Farmers Telephone Company for the fiscal years ended December 31, 1991 through 1995, (iii) certain other information concerning the future prospects of Mid-Plains and Pioneer, and of the combined entity, as furnished by the respective companies, (iv) historical stock trading data for Mid-Plains and Pioneer common stock, and for the stocks of certain larger publicly traded independent telephone companies, (v) the financial terms of the combination contemplated by the Agreement and the financial terms of other mergers and acquisitions which we believed to be relevant, (vi) the business strategy and shareholder benefits underlying the Merger, as described by senior management of Mid-Plains and Pioneer, and (vii) such other matters as we deemed necessary. We also met with certain senior officers of Mid-Plains and Pioneer to discuss the foregoing as well as other matters relevant to our opinion, including the past and current business operations, financial condition and future prospects of Mid-Plains and Pioneer. We also took into account our assessment of general economic, market, industry and financial conditions, and such additional financial and other factors as we deemed relevant.

In conducting our review and preparing our opinion, we relied upon the accuracy and completeness of the financial and other information provided to us or as publicly available and did not independently verify any such information. We relied upon assurances of Mid-Plains and Pioneer management that the forward-looking information they provided was reasonable and reflected the best currently available information. We did not inspect any properties, assets or liabilities of Mid-Plains or Pioneer and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Mid-Plains or Pioneer. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement.

In addition to our services in connection with rendering this opinion, we have acted as financial advisor to Mid-Plains in connection with this transaction and will receive a fee for our services upon closing of the Merger.

Our engagement and the opinion expressed herein are for the benefit of the Mid-Plains Board of Directors. Our opinion is based on economic, market and other conditions, as of December 31, 1996, and is based upon financial statements through December 31, 1996. Our opinion relates solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address Mid-Plains' decision to effect the Merger. It is understood that, except for inclusion in full in a proxy statement relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, which will not unreasonably be withheld, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Mid-Plains common stock.

Sincerely,


/s/ Edelman & Co., Ltd.
Edelman & Co., Ltd.
                          APPENDIX VI

         OPINION OF MADISON VALUATION APPRAISERS, INC.

February 17, 1997


Board of Directors
Pioneer Communications, Inc.
Attention:  Douglas J. Timmerman, President
140 N. Monroe Street
Lancaster, Wisconsin  53813

RE:  Analysis of Fairness Opinion of Edelman & Co., Ltd.

Gentlemen:

Madison Valuation Associates, Inc., ("MVA") was engaged by you to review the fairness opinion expressed by Edelman & Co., Ltd. ("Edelman") to the directors of Mid-Plains, Inc., ("Mid-Plains") as to the ownership interests received by Mid-Plains in the holding company to be established to effect the proposed merger of Pioneer Communications, Inc. ("Pioneer") and Mid-Plains and to advise you as to our opinion of whether Edelman's analysis is reasonable.

More specifically, we were engaged to:

          review the report and supporting information prepared by Edelman, discuss Edelman's report with a representative of Edelman, study the offering document provided to the stockholders of Pioneer and all other supporting workpapers we deem to be appropriate, conduct our independent research on publicly reported business enterprises and stock transactions in the telecommunications industry involving companies similar to Pioneer and Mid-Plains, and present our conclusions regarding the reasonableness of Edelman's analysis to you in an oral discussion and this summary letter.

We were not engaged to determine the potential value of Pioneer or its stock in a merger or purchase with any company other than Mid-Plains, and we were not engaged to prepare an independent opinion as to the fairness of the proposed transaction involving Pioneer and Mid-Plains. We were also not engaged to make a recommendation to Pioneer's stockholders or directors about the decision to accept or reject the exchange offer.

It is our understanding that Mid-Plains and Pioneer have entered into an Agreement and Plan of Merger (the "Agreement") dated December 31, 1996, the effect of which, among other things, shall be that Mid-Plains and Pioneer shall each become wholly-owned subsidiaries of a newly formed holding company. Under the Agreement, upon consummation of this transaction which is to be accounted for as a "pooling-of-interests," each share of Pioneer common stock will be exchanged for four shares of the new company's common stock and that each share of Mid-Plains common stock will be exchanged for one share of the new company's common stock. The terms and conditions of the transaction are detailed in the Agreement.

We have reviewed the Fairness Opinion letter to Mid-Plains by Edelman, dated January 22, 1997, and Edelman's Memorandum to File dated January 22, 1997, regarding the Mid-Plains Fairness Opinion as of December 31, 1996, and its supporting workpapers. In addition, we have discussed Edelman's analysis with an Edelman representative; studied the offering document to be provided to the stockholders of Pioneer and other supporting workpapers that we have deemed appropriate; and conducted our independent research of certain larger, publicly traded, independent telephone companies and stock transactions in the telecommunications industry involving companies similar to Pioneer and Mid-Plains. We presented our conclusions regarding the reasonableness of Edelman's analysis to you in an oral discussion at the offices of Pioneer on January 29, 1997, and in this summary letter.

Based on our review of the information relevant to the fairness opinion expressed by Edelman to the directors of Mid-Plains, and Edelman's supporting analysis and letter representing its fairness opinion, dated January 22, 1997, and our independent research, it is our opinion that Edelman's analysis and opinion are reasonable.

In conducting our review and preparing our analysis, we used and relied on information and data furnished to MVA by Edelman, Pioneer, its agents, advisors and representatives or otherwise available from generally recognized public sources, and we do not assume responsibility for the accuracy or completeness of this information. MVA did not undertake to independently verify this information. In particular, in forming an opinion about the reasonableness of Edelman's work, we have reviewed, among other things:

     a. Pioneer's Annual Report to shareholders for the fiscal year ended December 31, 1995, which contains audited financial statements; the Annual Reports to shareholders for the fiscal years ended December 31, 1991 through 1994, which contain unaudited financial statements; unaudited financial information for Pioneer as of September 30, 1996; and the audited financial statements of Dickeyville Telephone Corporation and Farmers Telephone Company for the fiscal years ended December 31, 1991 through 1995;

     b. Mid-Plains' Annual Reports on Form 10-K and Annual Reports to shareholders for the fiscal years ended December 31, 1991 through 1995, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

     c. certain other information concerning the future prospects of Mid-Plains and Pioneer, and of the combined entity, as furnished to Edelman by the respective companies which was assumed to be reasonable;

     d. historical stock trading data for Mid-Plains and Pioneer common stock, and for the stocks of certain larger, publicly traded, independent telephone companies;

     e. the financial terms of the combination contemplated by the Agreement and the financial terms of other mergers and acquisitions which were considered comparable;

     f.   the Agreement;

     g. Fairness Opinion letter to Mid-Plains by Edelman, dated January 22, 1997 in which Edelman concludes:

               "Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of December 31, 1996, the Exchange Ratio is fair, from a financial point of view, to the holders of Mid-Plains common stock"

     h. Edelman Memorandum to File, dated January 22, 1997, re: Mid-Plains Fairness Opinion as of December 31, 1996; and

     i. such other matters as we deemed relevant and necessary including the past and current business operations, financial condition and future prospects of Mid-Plains, Pioneer, the general economy and the telecommunications industry. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement.

Pioneer acknowledges that all opinions and advice (written or oral) given by MVA to Pioneer in connection with this proposed merger are intended solely for the benefit and use of Pioneer (including its stockholders, management, directors, and attorneys) in considering the transaction to which they relate, and Pioneer agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted, or referred to at any time, in any manner, or for any purpose, nor shall any public references to MVA be made by Pioneer, its stockholders, agents, advisors, or representatives without the prior written consent of MVA, which will not be unreasonably withheld, except as may otherwise be required by law or by a court of competent jurisdiction.

Pioneer has agreed to indemnify MVA, its directors, employees, agents and controlling persons (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which such Indemnified Party may become subject under any federal or state law, or otherwise, relating to or arising out of the proposed merger or the performance by MVA of the services contemplated by this engagement and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. Pioneer will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, or expense is found in a final judgment by a court to have resulted primarily from MVA's gross negligence or bad faith.

This summary letter presents our conclusions regarding our review of the reasonableness of the fairness opinion expressed by Edelman to the directors of Mid-Plains. If you have any questions regarding this letter or our conclusions, please give us a call. We have appreciated the opportunity to work with you. Thank you for allowing Madison Valuation Associates, Inc., to be of service to you.

Sincerely,

MADISON VALUATION ASSOCIATES, INC.


/s/ Robert H. Cramer
Robert H. Cramer
        APPENDIX VII






                       MID-PLAINS, INC.


               Consolidated Financial Statements
               As of December 31, 1996 and 1995
                   Together With Report of
                Independent Public Accountants

           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders and Board of Directors,
Mid-Plains, Inc.:

We have audited the accompanying consolidated balance sheets of Mid-Plains, Inc. (a Wisconsin Corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mid-Plains, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the company discontinued applying the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of
Regulation," in 1996.


/s/KIESLING ASSOCIATES LLP
Madison, Wisconsin
February 10, 1997

                      MID-PLAINS, INC.

                 CONSOLIDATED BALANCE SHEETS

                                       December 31,     December 31,
                                       1996             1995
  In Thousands
  ASSETS
  CURRENT ASSETS
     Cash and cash equivalents         $  1,058         $    560
     Accounts receivable
        Due from subscribers              1,069              818
        Customer sales and service          941              704
        Other, principally connecting
           companies                      1,313            2,073
     Refundable income taxes                138              215
     Inventories
        Plant materials and supplies        459              376
        Communication systems and parts     858              903
     Other                                  413              271
                                          6,249            5,920

  PROPERTY, PLANT AND EQUIPMENT
     Telephone, in service and under
       construction                      50,552           46,198
     Less accumulated depreciation      (21,730)         (16,663)
                                         28,822           29,535


  INVESTMENTS AND OTHER ASSETS
     Cellular limited
        partnership interest              4,101            4,374
     Personal Communication
        Services deposit                    360              -0-
     Other                                  356              885
                                          4,817            5,259

  TOTAL ASSETS                         $ 39,888         $ 40,714

                      MID-PLAINS, INC.
                 CONSOLIDATED BALANCE SHEETS

                                               December 31,    December
31,
                                               1996            1995
  In Thousands
  LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES
     Current maturities of long-term debt      $    216        $    973
     Notes payable to banks                         -0-           4,440
     Accounts payable                             3,093           2,949

     Other                                        1,089             636
                                                  4,398           8,998

  LONG-TERM DEBT                                 12,185           7,597

  DEFERRED CREDITS
     Deferred income taxes                        2,568           3,230
     Unamortized investment tax credits             177             236
     Other                                        1,063             931
                                                  3,808           4,397

  COMMITMENTS AND CONTINGENCIES (See Notes)

  SHAREHOLDERS' EQUITY
     Common stock                                11,889           6,610

     Additional paid-in capital                     -0-           5,059

     Retained earnings                            7,608           8,053

                                                 19,497          19,722


  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $39,888        $ 40,714


  The accompanying notes are an integral part of the consolidated financial statements.
TABLE

                       MID-PLAINS, INC.

               CONSOLIDATED STATEMENTS OF INCOME

                                      Year Ended December 31,
                                      1996       1995        1994
In Thousands Except For Per Share Data
OPERATING REVENUES
   Telephone operations -
      Local network services          $ 5,211    $ 4,265     $3,548
      Network access and long
        distance services              12,259     11,530      9,916
      Other                             2,391      2,308      2,096
   System sales and services            7,226      6,475      5,900
                                       27,087     24,578     21,460

OPERATING EXPENSES
   Telephone operations -
      Plant operations                  3,397      2,818      2,567
      Depreciation                      3,428      3,073      2,307
      Customer operations               2,809      2,524      2,411
      Corporate operations              3,037      2,531      2,381
      General taxes                     1,175      1,027        868
   System sales and services -
      Cost of sales and services        4,230      4,118      3,429

      Operating expenses                2,295      2,023      2,015
                                       20,371     18,114     15,978

OPERATING INCOME                        6,716      6,464      5,482
   Other income                            42         27         18
   Interest expense                    (1,177)      (957)      (896)

INCOME BEFORE INCOME TAX EXPENSE
     AND EXTRAORDINARY ITEM             5,581      5,534      4,604
   Income tax expense                   2,139      2,109      1,715

INCOME BEFORE EXTRAORDINARY ITEM        3,442      3,425      2,889
EXTRAORDINARY ITEM                      1,782        -0-        -0-
NET INCOME                             $1,660    $ 3,425     $2,889

EARNINGS PER SHARE
   Income before Extraordinary Item    $ 1.73    $  1.73     $ 1.47
   Extraordinary Item                    (.89)       -0-        -0-
   Net Income                          $  .84    $  1.73     $ 1.47


The accompanying notes are an integral part of the consolidated financial statements.
TABLE

                                    MID-PLAINS, INC.

                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                         Additional              Total
                        Common Stock     Paid-in      Retained
Shareholders'
                        Shares   Amount  Capital      Earnings   Equity
In Thousands
Balances,
   December 31, 1993     1,965   $6,549  $4,568       $5,649     $16,766

   Net income                                          2,889       2,889

   Cash dividend -
   $.86 a share                                       (1,693)     (1,693)
   Stock purchase plan       9       32     238                      270

Balances,
   December 31, 1994     1,974    6,581   4,806        6,845      18,232

   Net income                                          3,425       3,425

   Cash dividend -
   $ 1.12 a share                                     (2,217)     (2,217)
   Stock purchase plan       9       29     253                      282

Balances,
   December 31, 1995     1,983    6,610   5,059        8,053      19,722

   Net income                                          1,660       1,660
   Cash dividend -
   $1.06 a share                                      (2,105)     (2,105)
   Stock purchase plan       6      178      42                      220
   Conversion to
     no par common stock          5,101  (5,101)                     -0-

Balances,
    December 31, 1996    1,989  $11,889   $  -0-      $7,608     $19,497


 The accompanying notes are an integral part of the consolidated financial statements.
TABLE

                  MID-PLAINS, INC.

          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,

                                          1996          1995         1994

    In Thousands
    OPERATING ACTIVITIES
        Net income                        $1,660        $3,425       $2,889
        Add (Deduct) adjustments to
         reconcile net income to net
         cash from operations:
          Extraordinary Item               1,782           -0-         -0-
          Depreciation                     3,528         3,173       2,390
          Deferred income taxes              431           390         485
          Change in accounts and other
           receivables                       272          (211)       (369)
          Change in inventories              (38)         (134)         51
          Change in accounts payable         144           150         809
          Change in other assets and
           liabilities                     1,151           130        (139)
        Net cash from operating activities 8,930         6,923       6,116

     FINANCING ACTIVITIES
        Long-term borrowings                 -0-         5,000         -0-
        Repay long-term debt               (969)        (3,384)       (802)
        Short-term bank notes:
          Borrowings                     16,816          9,230         400
          Repayments                    (16,456)        (6,090)     (1,500)
        Dividends paid                   (2,105)        (2,217)     (1,693)
        Stock purchase plan                 220            282         270
        Net cash from (used in)
          financing activities           (2,494)         2,821      (3,325)

     INVESTING ACTIVITIES
        Additions to property, plant
         and equipment                   (5,901)        (7,146)     (4,233)
        Investment in cellular
         partnership                        273         (1,995)        -0-
        Personal Communication
           Services deposit                (360)           -0-         -0-
        Other, net                           50           (229)         22
        Net cash used in
           investing activities          (5,938)        (9,370)     (4,211)

     CASH AND CASH EQUIVALENTS
        Net increase (decrease)
         during year                        498            374      (1,420)
        Beginning of year                   560            186       1,606
        End of year                      $1,058         $  560       $ 186

     The accompanying notes are an integral part of the consolidated financial statements.

                       MID-PLAINS, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Name Change - On April 29, 1996, the shareholders approved amendments to the company's Articles of Incorporation which included changing the name from Mid-Plains Telephone, Inc. to Mid-Plains, Inc.

     Business and Consolidation - Mid-Plains Inc.'s consolidated financial statements include the accounts of Mid-Plains, its wholly-owned subsidiary, Mid-Plains Communications Systems, Inc. and its 75%
     interest in PCS Wisconsin, LLC.   All significant inter-company items
     have been eliminated in consolidation. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Mid-Plains, Inc.'s main business is a telecommunications provider which provides telephone and data services to customers within its 116 square mile service area located in Dane County, Wisconsin. Mid-Plains Communications Systems, Inc.'s operations provide business systems, installation and service to a base of customers throughout southern Wisconsin and northern Illinois. PCS Wisconsin, LLC was established in 1996 to build and operate a personal communication system in south central and southwestern Wisconsin.

     Regulation - The accounting policies of Mid-Plains, Inc. and its subsidiaries (Mid-Plains) conform to generally accepted accounting principles, and where applicable, the accounting principles prescribed by the Public Service Commission of Wisconsin (PSCW).

     Prior to the second quarter of 1996, Mid-Plains had followed the accounting for regulated enterprises as prescribed by Statement of Financial Accounting Standards No.71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). This accounting requires the deferral of certain costs and obligations based upon recovery of such amounts in future years. SFAS 71 also requires companies to depreciate plant and equipment over lives acceptable to the regulator. In the second quarter of 1996, Mid-Plains concluded that generally accepted accounting principles prescribed by SFAS 71 were no longer appropriate. As a result, Mid-Plains recorded a second quarter extraordinary non-cash after-tax charge of $1,782,000 (See note 3). Additionally, Mid-Plains has adjusted its estimated depreciated lives of its plant and equipment to give effect to shorter, more economical realistic lives.

     In 1994, the Wisconsin Legislature enacted the Telecommunications Act of 1993. As a result of this and other regulatory and legislative activities, management concluded that the recovery of certain regulatory assets and payment of certain regulatory liabilities related to employee and retiree benefits would not be realized. The elimination of these regulatory assets of $360,000 and regulatory liabilities of $574,000 were reflected as increases in the 1994 operating expenses and revenues, respectively. These changes in estimates increased 1994 net income by $130,000.

     Property, Plant and Equipment - Telephone property is stated at original cost of construction. Beginning in September 1995, regulators modified accounting principles for the allowance for funds used during construction (AFUDC) to conform with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Cost". During 1996, interest capitalized relating to plant construction was $38,000. No AFUDC was taken in 1995 or in 1994.


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Property, Plant and Equipment -

     Normal retirements of telephone property are charged against accumulated depreciation along with the costs of removal less salvage, with no gain or loss recognition. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expenses.

     As a result of the discontinuation of applying SFAS 71, beginning July 1, 1996, depreciation of telephone plant is provided for primarily on the straight-line method over estimated service lives. Prior to that date, depreciation of telephone plant was provided for primarily on the straight-line method using class rates acceptable to the PSCW. The composite rates are 7.3%, 7.3%, and 6.1%, for the years 1996, 1995, and 1994, respectively.

     When non-telephone property is sold or retired, a gain or loss is recognized. Depreciation is provided on the straight-line method over estimated service lives.

         Inventories - Inventories are stated at the lower of cost or market.

     The cost of materials and supplies inventory, which is used primarily for the construction of telephone plant, is determined principally by the average cost method.

     The cost of communications systems and parts inventory, held primarily for sale and servicing of telephone systems, is determined principally by the First-In, First-Out (FIFO) method.

     Income Taxes - Mid-Plains files a consolidated federal income tax return.

     Income tax expense is based on reported earnings before income taxes. Refundable income taxes reflect the difference between the amount of estimated income taxes prepaid and the amount currently owed. Deferred income taxes have been established to reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In addition, deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, that are anticipated to be in effect in the years in which the temporary differences are expected to reverse.

     Investment tax credits which were deferred prior to 1986 are being amortized over the service life of the related property.

     Revenue Recognition - Mid-Plains recognizes revenues when earned, regardless of the period in which they are billed.

          Telephone Revenues - Mid-Plains is required to provide service (and grant credit) to subscribers within its defined service territory.

          Revenues from long-distance services are derived from charges for access to Mid-Plains' local exchange network, subscriber line charges and contractual arrangements for billing and collection and other services. Interstate access revenues are based on an average schedule company settlement formula administered by the National Exchange Carrier Association (NECA) as regulated by the FCC. Intrastate access revenues are based on an individual company tariff access charge structure regulated by the PSCW.

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Revenue Recognition (Continued)
          The percentage of revenues for long-distance services provided to carriers which exceeded 10% of telephone revenues were: AT&T Communications, Inc. 21% in 1996, 23% in 1995, and 30% in 1994; Ameritech 12% in 1996, 15% in 1995, and 16% in 1994; and
          MCI 11% in 1996, 10% in 1995, and 11% in 1994. No other customer accounted for more than 10% of total revenues.

          System Sales and Services Revenues - Revenues from system sales and services are derived from the sale, installation and servicing of deregulated communications systems. Mid-Plains grants credit to customers, substantially all of whom are located in southern Wisconsin.

          Customer contracts for sales and installations are accounted for using the completed-contract method which recognizes income only if the contract is completed, or substantially so. This resulted in net deferred revenues of $273,000 and $185,000, at December 31, 1996 and 1995, respectively, which are included in other current liabilities.

     Cash and Cash Equivalents - Cash and cash equivalents include cash and certificates of deposit with original maturities of three months or less. Cash and cash equivalents are stated at cost which approximates market value. At December 31, 1996 and 1995, Mid-Plains had bank deposits in excess of federally insured limits of approximately $682,000 and $510,000, respectively.

     Supplemental Cash Flow Disclosures - Mid-Plains, during 1996, 1995, and 1994, paid interest in the amount of approximately $1,068,000, $960,000, and $888,000, respectively, and income taxes in the amount of approximately $1,658,000, $1,902,000, and $1,137,000, respectively.

     Earnings Per Share - Earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding. The number of shares used in this calculation were: 1996
     - 1,985,795; 1995 - 1,978,725; and 1994 - 1,969,628.

2.   PROPOSED MERGER

     Mid-Plains, Inc. (Mid-Plains) and Pioneer Communications, Inc.
     (Pioneer) have entered into an Agreement and Plan of Merger (Merger Agreement) dated December 31, 1996, which will result in the combination of Mid-Plains and Pioneer into a holding company. The proposed merger, which will be accounted for as a pooling of interests, has been approved by the respective Board of Directors.
     It is still subject to approval by the shareholders of each company.
     The companies expect to receive shareholder approvals and complete the proposed combination during the second quarter of 1997. Under the terms of the proposed Merger Agreement, Mid-Plains' shareholders will become shareholders of the holding company's common stock on a share-for-share basis and Pioneers' shareholders will become shareholders of the holding company's common stock on a four-for-one basis.

3.   EXTRAORDINARY ITEM - SFAS 71

     On a regular basis, management has evaluated the continued applicability of accounting for its telecommunications operations under SFAS 71. In the second quarter of 1996, Mid-Plains concluded that generally accepted accounting principles (GAAP) prescribed by SFAS 71 were no longer appropriate due to a number of factors including: The Federal Telecommunications Act of 1996; Mid-Plains' application pending before the Public Service Commission of Wisconsin
     (PSCW) for authority to implement an alternative plan to traditional rate-of-return regulation; and recognition of potential increased competition.

3.     EXTRAORDINARY ITEM - SFAS 71 (Continued)

     As a result of the discontinuation of applying SFAS 71, Mid-Plains recorded a second-quarter extraordinary noncash after-tax charge of $1,782,000. The following table is a summary of the extraordinary charge:

     In Thousands
                                            Pretax            After tax
     Increase in the accumulated
       depreciation balance                 $ 3,036           $ 1,845
     Non-plant assets and liabilities          (121)              (63)
                                            $ 2,915           $ 1,782


     The adjustment of $3,036,000 to net telecommunications plant was necessary as the estimated useful lives historically acceptable to the PSCW did not keep up with the rapid pace of technological changes in the industry and differed significantly from those used by unregulated enterprises. Plant balances were adjusted by increasing the accumulated depreciation balance. The increase was supported by a depreciation analysis that identified inadequate accumulated depreciation levels which Mid-Plains believes developed over the years primarily as a result of the systematic under-depreciation of assets resulting from the regulatory process. An impairment analysis was performed that did not identify any additional amounts not recoverable from future operations.

     When adjusting its net telecommunications plant, Mid-Plains gave effect to shorter, more economic realistic lives. The following is a summary of average lives of the affected telephone plant before and after the discontinuance of SFAS 71.

     Asset Category                         Before                After
     Digital Switching Equipment                13                 10
     Underground Metallic Cable                 28                 20
     Buried Metallic Cable                      23                 19


4.   COMMON STOCK

     On April 29, 1996, the shareholders of Mid-Plains approved amendments to the Company's Articles of Incorporation changing the Company's common stock from $3.33 1/3 par value to no par value and increasing the number of authorized shares of common stock from 3,000,000 to 25,000,000. The number of shares issued and outstanding as of December 31, 1996 and 1995 were 1,989,041 and 1,982,960, respectively.


5.     LONG-TERM DEBT

     The following table sets forth interest rates and other information on long-term debt outstanding at December 31, after giving effect to February 1997 refinancing of $2,601,000 Wisconsin Investment Board
     (WIB) First Mortgage Notes and $4,800,000 notes payable to banks.


                             Interest                  December 31,
                             Rates      Maturities     1996      1995

     In Thousands
     Registered Subordinate
     Debentures               8%        2000           $5,000    $5,000

     Wisconsin Investment
     Board First
         Mortgage Notes:
                              8-1/2%    1974-1998        -           414
                              9-3/4%    1987-1997        -           653
                              10-1/2%   1991-2000        -         2,503

     RTFC First Mortgage Note 6.3%      1997-2012       7,401         -
                                                       12,401      8,570
     Less current portion                                 216        973

     Long-term debt                                    12,185      7,597

     * Variable rate based on RTFC's cost

On January 31, 1997, Mid-Plains entered into a financing agreement with the Rural Telephone Finance Corporation (RTFC) that permits the Company to borrow up to $22,105,000 within four years at the RTFC's variable or fixed rates of interest as determined by RTFC. Mid-Plains is required to purchase Subordinated Capital Certificates (SCCs) equal to 5% of the advanced amount. SCCs are noninterest-bearing and are returned as the loan is repaid. The RTFC financing agreements provide that: $12,000,000 of the loan is available for refinancing existing debt, for capital expenditures and to provide working capital for telephone operations; $9,000,000 is available to invest in PCS Wisconsin (See note 10) and $1,105,000 is available to purchase SCCs.

Substantially all of the assets of Mid-Plains are pledged under the RTFC mortgage note.

In connection with the RTFC financing agreement, Mid-Plains is subject to restrictions on debt and the amount of retained earnings available for cash dividends. Under the agreement, at December 31, 1996, $3,542,000 of its retained earnings were not restricted and thus available for the payment of dividends.

Long-term debt maturing within each of the next five years is as follows: 1997 - $216,000; 1998 - $305,000; 1999 - $327,000; 2000 - $5,351,000 and 2001 -
$376,000.

6.   SHORT-TERM FINANCING

     The table below contains information related to short term financing:

                                         Year Ended December 31,

                                         1996         1995           1994
          In Thousands
          Balance of notes payable to
             banks at end of year        $  *         $4,440         $1,300
          Weighted average interest rate
             at end of year               8.10%        8.30%           8.50%
          Maximum amount outstanding
             during year                 $5,682       $4,440        $2,400
          Average amount outstanding
             during year                 $3,864       $1,619        $1,392
          Weighted average interest
             rate during the year         8.10%        8.80%         6.91%

          * Balance of notes payable to banks at December 31, 1996 was included in long-term debt due to refinancing (See note 5).
          After giving effect to the refinancing, Mid-Plains has available unused lines-of-credit of $7,000,000 for general corporate purposes.

7.   PROPERTY, PLANT AND EQUIPMENT

          The components of property, plant and equipment were as
follows:
                                              December 31,
                                              1996                1995
          In Thousands
          Land                                $   318              $  318
          Buildings                             3,434               3,431
          Digital switching equipment          17,166              15,668
          Cable, wiring and conduit            24,283              21,813
          Other                                 5,257               4,879
                                               50,458              46,109
          Under construction                       94                  89
                                               50,552              46,198
          Less accumulated depreciation       (21,730)            (16,663)
                                              $28,822             $29,535

     The 1996 increase in accumulated deprecation includes $3,036,000 due to the discontinuation of applying SFAS 71.

8.    INCOME TAXES

     The components of income tax expense were as follows:
                                     Year Ended December 31,

                                    1996            1995           1994
          In Thousands
          Current:
             Federal                $1,377          $1,479        $1,018
              State                    357             373           263
                  Total current      1,734           1,852         1,281
          Deferred:
             Federal                   363             247           395
             State                      91              74           110
                  Total deferred       454             321           505
          Investment tax credits       (49)            (64)          (71)
          Total income tax expense  $2,139          $2,109        $1,715

     The following is a reconciliation of the statutory federal income tax rate of 34% to Mid-Plains' effective income tax rate.
                                            Year Ended December 31,

                                           1996         1995        1994
          Statutory federal income tax
             rate                          34.0%        34.0%       34.0%
          State income taxes, net of
             federal benefit                 5.3          5.4         5.3
          Amortization of investment tax
             credits                        (.9)        (1.2)       (1.6)
          Amortization of excess deferred
             federal taxes                  (.4)         (.6)        (.7)
          Other differences                  .3           .5          .3
          Effective income tax rate         38.3%       38.1%        37.3%


 The components of Mid-Plains' deferred tax asset (liability) were as follows:
                                                  December 31,
                                                  1996               1995
          In Thousands
          Deferred tax asset:
             Unamortized investment tax credit    $    60             $  112
             Compensated absences                     242                196
             Deferred compensation                    115                106
             Deferred income                          102                 91
             Other                                    178                143
             Deferred tax asset                       697                648

          Deferred tax liability:
             Property, plant and equipment
                depreciation                       (2,044)            (2,636)
             Cellular interest                       (954)              (920)
             Other                                    (61)              (118)
             Deferred tax liabilities              (3,059)            (3,674)

          Net deferred tax liability               (2,362)            (3,026)
          Less: Current deferred tax asset           (206)              (204)
            Long-term deferred tax liability      $(2,568)           $(3,230)

9.   BENEFIT PLANS

     Pension Plan - Mid-Plains has a pension plan covering most of the employees of its telephone operations. The plan is non-contributory and provides for benefits to be paid to eligible employees at retirement based primarily upon years of service with Mid-Plains and compensation rates near retirement. Mid-Plains' funding policy has been to contribute annually an amount up to the maximum amount that can be deducted for federal income tax purposes. Plan assets consist of fixed income securities.

     Mid-Plains applies the Financial Accounting Standards Board's SFAS 87, Employers' Accounting for Pensions, using a measurement date of September 30 for financial reporting purposes.

     The funded status of the plan at October 1 for the year ended December 31 was as follows:

                                               1996            1995
     In Thousands
     Vested benefit obligation                 $ 5,717         $4,889
     Non-vested benefit obligation                 119             89
     Total actuarial present value of
       accumulated benefit obligation          $ 5,836         $ 4,978
     Projected benefit obligation for
       service rendered to date                $(9,124)        $(7,557)
     Plan assets at fair value as of
       October 1                                 6,748           6,101
     Plan assets less than
       projected benefit obligation             (2,376)         (1,456)
     Unrecognized loss on assets                 2,135           1,425
     Unrecognized net asset at transition          (94)           (115)
     Unrecognized prior service cost               333             243
     Amount contributed to plan for
       fourth quarter                                              155
     Prepaid pension (accrued) cost at
       December 31                               $  (2)        $   252

     On December 17, 1996, the Company's Board of Directors voted to terminate the pension plan effective April 15, 1997. It is anticipated that plan settlement will not have a material effect on the Company.

     The net periodic pension cost consists of the following:
                                             1996       1995        1994
     In Thousands
     Service cost -
       benefits earned during the period     $ 506      $ 494       $548
     Interest cost on
       projected benefit obligation            488        454        449
     Actual return on plan assets             (228)      (719)       230
     Net amortization and deferral            (201)       403       (584)
     Net pension cost                        $ 565      $ 632       $643

     Rates used for calculations -
     Discount rate - Interest rate used to
       adjust for the time value of money     6.50%      6.50%       6.50%
     Assumed rate of increase in
       compensation levels                    5.26%      5.30%       5.33%
     Expected long-term rate of return on
       pension assets                         7.75%      7.75%       7.75%

     401(k) Benefit Plan - Mid-Plains offers a defined contribution 401(k) benefit plan to substantially all employees. The cost of the 401(k) plan was as follows: 1996 - $189,000, 1995 - $179,000, and 1994 -
     $178,000.


9.     BENEFIT PLANS (Continued)

     Retiree Health Insurance Plan - Mid-Plains has a retiree health insurance plan for telephone operations employees retiring after 1992. The plan, which is unfunded, provides for limited coverage to retirees between the age of 60 and 65, based on accumulated sick leave in excess of 720 hours. The cost of the plan was $67,000 in 1996, $48,000 in 1995, and $26,000 in 1994.

     Stock Purchase Plan - Mid-Plains has a stock purchase plan which allows employees and directors to purchase limited quantities of Mid-Plains, Inc. stock. Mid-Plains has a pricing policy under which employees, other than officers, may purchase shares at a discounted market price and officers and directors may buy shares at full market price.

     Deferred Compensation Plan - Mid-Plains has an unfunded deferred compensation plan whereby an officer or director can defer a portion of current officers' salaries or director fees. For income tax purposes, a deduction is allowed at the time compensation is paid to the participants.

10.     COMMITMENTS AND CONTINGENCIES

     Capital expenditures for 1997 are estimated at $9 million, and substantial commitments have been made in connection with such expectations.

     On January 14, 1997, PCS Wisconsin LLC (PCS-WI), a subsidiary of Mid-Plains in which it has a 75% interest, was the successful bidder for a broadband Personal Communications Services (PCS) F-block license at an auction of the FCC. This 10MHz PCS license will, when granted, authorize the Company to provide two-way voice and data services on a new wireless digital network. The license covers Dane County and nine adjacent counties with a total population of approximately
     600,000. PCS-WI's bid for the license was $3,248,000. Pursuant to the FCC's auction procedures, on January 23, 1997, PCS-WI applied $325,000 of its bid deposits as a 10% down payment and will pay another 10% within five days of grant of license with the remaining
     80% to be financed by the federal government over the next 10 years.

     PCS-WI will be required by the FCC to construct an operating system that will be capable of providing service to at least 25% of the population in the license area within five years of the grant of the license. PCS-WI anticipates that construction, development and introduction of PCS networks and services will require substantial capital and operating expenditures over the next several years.

11.     INVESTMENT, LIMITED PARTNERSHIP

     Mid-Plains has an 18% share in a cellular partnership with Ameritech which provides cellular telephone service in Madison, Janesville/Beloit and bordering areas. The investment is accounted for using the cost method.

     From time to time, the general partner may request additional capital contributions from the limited partners to fund expansion or operation of cellular service. In the event that additional capital is requested, Mid-Plains may either contribute an amount equal to its then current percentage interest or have its percentage interest reduced. During 1995, Mid-Plains participated in a capital call and contributed $1,995,000 to the partnership. During 1996, Mid-Plains received distributions from the partnership of $273,000. No distributions were received from the partnership during 1995 and 1994.

12.     SEGMENT INFORMATION

     Mid-Plains operates in two industry segments: telephone services and the sales and service of communications systems.

                                             Year ended December 31,
                                      1996          1995          1994
     In Thousands
     Operating Revenues
       Telephone operations           $19,861       $18,103      $15,560
       System sales and services        7,226         6,475        5,900
                                      $27,087       $24,578      $21,460

     Operating Income
       Telephone operations           $ 6,015       $6,130        $5,026
       System sales and services          701          334           456
                                      $ 6,716      $ 6,464        $5,482

     Identifiable assets
       Telephone operations           $37,259      $38,441       $31,508
       System sales and services        2,629        2,273         2,381
                                      $39,888      $40,714       $33,889

     Depreciation
       Telephone operations           $ 3,428      $3,073         $2,307
       System sales and services          100         100             83
                                      $ 3,528      $ 3,173        $2,390

     Capital expenditures
       Telephone operations           $ 5,799      $7,016         $4,089
       System sales and services          102         130            144
                                      $ 5,901      $7,146         $4,233

13.     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents and short-term debt are based on face amounts which approximate fair value.

     After giving effect to refinancing (See Note 5), the fair value of long-term debt, estimated using discounted cash flow analysis based on Mid-Plains estimated current incremental borrowing rates for debt with similar terms, was as follows:
                                                  1996          1995
               In Thousands

               Carrying amount                    $12,401         $8,570
               Fair market value                  $12,901         $9,058

     It was not practicable to estimate the fair market value of Mid-Plains investment in the cellular limited partnership interest because of lack of quoted market prices. The carrying amount at December 31, 1996 is based upon the cost method of accounting. Management believes this amount is not impaired.

14.     QUARTERLY FINANCIAL INFORMATION (Unaudited):

                                              Quarter Ended
                             March 31     June 30     Sept. 30     Dec.31
     In Thousand Except for Per Share Data

     1996
     Operating Revenues      $6,609       $6,379      $7,309       $6,790
     Operating Income        $1,706       $1,663      $1,840       $1,507
     Income before
       Extraordinary Item    $  887       $  899      $  954       $ 702
     Net Income (loss)       $  887       $ (833)     $  954       $ 702
     Earnings per Share      $  .45       $ (.45)     $  .48       $ .36

     1995
     Operating Revenues      $5,746       $6,019      $6,710       $6,103
     Operating Income        $1,535       $1,706      $1,856       $1,367
     Net Income              $  825       $  946      $  976       $ 678
     Earnings per Share      $  .42       $  .46      $  .49       $ .36

     The second quarter of 1996 includes a $1,782,000 ($.89 per share) after tax charge related to the discontinuance of applying SFAS 71, as discussed in Note 3 above.


                  APPENDIX VIII

                 Pioneer Communications, Inc.
                     Lancaster, Wisconsin

               Consolidated Financial Statements
            Years Ended December 31, 1996, 1995 and 1994
               With Independent Auditor's Report

                 Independent Auditor's Report


To the Board of Directors and Stockholders
Pioneer Communications, Inc.

We have audited the accompanying consolidated balance sheets of Pioneer Communications, Inc. (a Wisconsin corporation) and subsidiaries, as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Communications, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.




/s/ KIESLING ASSOCIATES LLP

Madison, Wisconsin
April 2, 1997

               PIONEER COMMUNICATIONS, INC.
                     Lancaster, Wisconsin

                  Consolidated Balance Sheets

                                             December 31
                                             1996            1995
ASSETS
CURRENT ASSETS
     Cash and cash equivalents               $   844,290     $  659,917
     Temporary investments                     3,200,000      2,600,000
     Accounts receivable -
          Due from subscribers                   344,365        373,203
          Directory                              345,421        324,425
          Interexchange carriers                 553,044        544,170
          Other                                  111,314         72,445
     Inventories -
          Plant materials and supplies           204,207        155,560
          Communications systems and parts        41,349         34,059
     Prepaid taxes                                57,935        213,668
     Prepaid directory expense                   135,011        114,297
     Deferred income taxes                        30,863         17,014
     Other                                        50,225         46,694
                                               5,918,024      5,155,452

PROPERTY AND EQUIPMENT

     Telephone plant in service
        and under construction                10,766,319     10,322,477
     Other property                            1,245,311      1,306,797
                                              12,011,630     11,629,274
     Less accumulated depreciation            (6,431,746)    (5,775,980)
                                               5,579,884      5,853,294

NONCURRENT ASSETS
     Investments                                 302,014        302,014
     Deferred charges                                796          5,479
     Deferred regulatory assets                   15,855         16,757
                                                 318,665        324,250

TOTAL ASSETS                                $ 11,816,573     $11,332,996

The accompanying notes are an integral part of these consolidated financial statements.

                   PIONEER COMMUNICATIONS, INC.
                     Lancaster, Wisconsin

                  Consolidated Balance Sheets

                                                    December 31
                                                    1996           1995
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable -
          Interexchange carriers                    $  273,982     $  254,967
          Directory                                     96,825         86,484
          Other, trade                                 258,736        422,156
     Current portion of long-term debt                 166,748        170,894
     Accrued taxes                                      15,095          3,966
     Other                                              47,682         65,399
                                                       859,068      1,003,866

LONG-TERM DEBT, less current portion                 3,292,306      3,453,697

DEFERRED CREDITS
     Unamortized investment tax credit                 116,768        145,128
     Deferred income taxes                             469,943        288,909
     Deferred regulatory liability                      90,335        111,752
                                                       677,046        545,789

STOCKHOLDERS' EQUITY
     Common stock - $.01 par value,
     500,000 shares authorized,
     173,140 and 164,340 shares
     issued and outstanding                              1,731          1,643
     Additional paid-in capital                      1,873,873      1,504,206
     Director stock option plan                            -0-        360,955
     Retained earnings                               5,112,549      4,462,840
                                                     6,988,153      6,329,644


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $11,816,573    $11,332,996

The accompanying notes are an integral part of these consolidated financial statements.
 PIONEER COMMUNICATIONS, INC.
                     Lancaster, Wisconsin

               Consolidated Statements of Income

                                       Year Ended December 31
                                       1996            1995        1994
OPERATING REVENUES
     Telephone operations
          Local network services       $ 1,341,095     $ 1,239,967 $  866,973
          Network access and
             long distance services      3,064,029       3,182,354  3,189,816
          Other                            490,705         501,761    621,700
     Directory revenues                    857,352         742,345    581,426
     Equipment sales and rentals           340,546         294,668    277,088
                                         6,093,727       5,961,095  5,537,003

OPERATING EXPENSES
     Plant operations                      502,459         580,185    624,779
     Depreciation                          802,376         780,750    598,340
     Customer operations                   777,317         948,008    964,722
     Corporate operations                  596,391         510,836    478,864
     General Taxes                         273,682         268,299    255,933
     Directory expense                     802,539         772,923    589,494
     Cost of equipment sales and rentals   212,012         177,681    197,268
                                         3,966,776       4,038,682  3,709,400

OPERATING INCOME                         2,126,951       1,922,413  1,827,603

OTHER INCOME AND EXPENSE
     Interest and other income             196,707         143,062     48,636
     Interest expense                     (231,299)       (246,543)  (235,881)
                                           (34,592)       (103,481)  (187,245)

INCOME BEFORE INCOME TAX EXPENSE         2,092,359       1,818,932  1,640,358

INCOME TAX EXPENSE                         793,375         671,923    640,997

NET INCOME                            $  1,298,984     $ 1,147,009    999,361

Earnings per share                    $       7.50     $     6.62   $   5.82

The accompanying notes are an integral part of these consolidated financial statements.
        PIONEER COMMUNICATIONS, INC.
                     Lancaster, Wisconsin

        Consolidated Statements of Stockholders' Equity

                                              Director
                                   Additional Stock
                   Common Stock    Paid-In    Option    Retained
                   Shares  Amount  Capital    Plan      Earnings   Total
Balance at
December 31, 1993  164,340 $ 1,643 $1,504,206 $ 212,425 $3,449,490 $5,167,764

Add - Net income                                           999,361    999,361
    - 1994 Grants                                70,770                70,770

Deduct - Dividends
     (3.25/share)                                         (557,830)  (557,830)

Balance at
December 31, 1994  164,340 $ 1,643 $1,504,206 $ 283,195 $3,891,021 $5,680,065

Add - Net income                                         1,147,009  1,147,009
      - 1995 Grants                                         77,760     77,760

Deduct - Dividends
     (3.50/share)                                         (575,190)  (575,190)

Balance at
December 31, 1995 164,340    1,643 $1,504,206  $ 360,955 $4,462,840 $6,329,644

Add - Net income                                          1,298,984 1,298,984

Deduct - Dividends
     (3.75/share)                                          (649,275) (649,275)

Grants Exercised     8,800       88    369,667   (360,955)              8,800

Balance at
December 31, 1996  173,140  $ 1,731 $ 1,873,873  $   -0- $5,112,549 $6,988,153



The accompanying notes are an integral part of these consolidated financial statements.

               PIONEER COMMUNICATIONS, INC.
                     Lancaster, Wisconsin

             Consolidated Statements of Cash Flows

                                         Years Ended December 31
                                         1996         1995       1994
Increase (Decrease) in Cash
and Cash Equivalents

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                             $ 1,298,984  $1,147,009  $  999,361
  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Depreciation                            807,512     795,758     616,096
     Deferred income tax expense             167,185     215,698     149,239
     Amortization of investment
        tax credits                          (28,360)    (33,144)    (30,181)
     Regulatory assets and liabilities       (20,515)    (25,593)    (21,505)
     Directors' stock option plan                -0-      77,769      70,770
     Realized loss on investments                -0-         -0-      50,000
  Changes in assets and liabilities:
  (Increase) Decrease in:
     Accounts receivable                     (39,901)    (75,414)   (154,099)
     Inventories                             (55,937)      4,319     (74,333)
     Prepaid taxes                           155,733      16,267         -0-
     Deferred charges                          4,683      25,462     (91,480)
     Other                                       -0-         -0-      16,327
Increase (Decrease) in:
     Accounts payable                       (134,064)   (133,233)    151,812
     Accrued taxes                            11,129      (2,391)   (181,228)
     Other                                   (41,962)     (5,366)     55,074
      Net cash provided by
          operating activities           $ 2,124,487  $2,007,132  $1,555,853

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                      (545,188)   (518,875) (1,565,243)
  Purchase of temporary investments       (1,900,000) (2,000,000) (1,000,000)
  Proceeds from sale of
       temporary investments               1,300,000     800,000   1,798,250
  Purchase of other investments                  -0-     (66,303)    (25,000)
  Cost of removing plant, net of salvage      11,086       5,829      85,588
  Net cash used in investing activities  $(1,134,102)$(1,779,349) $ (706,405)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowing              -0-         -0-     245,000
  Repayment of long-term debt               (165,537)   (183,469)   (178,547)
  Dividends paid                            (649,275)   (575,190)   (557,830)
  Other                                        8,800         -0-         -0-
  Net cash used in financing activities   $ (806,012) $ (758,659)  $(491,377)

Net Increase (Decrease) in Cash
  and Cash Equivalents                       184,373    (530,876)    358,071

Cash and Cash Equivalents
  at Beginning of Year                       659,917   1,190,793     832,722

Cash and Cash Equivalents at End of Year  $  844,290  $  659,917  $1,190,793



The accompanying notes are an integral part of these consolidated financial statements.
 PIONEER COMMUNICATIONS, INC.
                     Lancaster, Wisconsin

          Notes to Consolidated Financial Statements
                  December 31, 1996 and 1995

Note 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The accounting policies of Pioneer Communications, Inc. (Company) and its subsidiaries conform to generally accepted accounting principles. Management uses estimates and assumptions in preparing its consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Telephone operations reflect practices appropriate to the telephone industry.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, The Farmers Telephone Company and Dickeyville Telephone Corporation. All material intercompany transactions have been eliminated in consolidation.

     Business of Subsidiaries

     The Company was organized as a holding company primarily to acquire and operate communications-related companies. In addition, the Company publishes directories for local telephone companies in Wisconsin and surrounding states.

     The Farmers Telephone Company (Farmers) and Dickeyville Telephone Corporation (Dickeyville) provide local and long distance telephone service to customers located in southwestern Wisconsin.

     Accounts Receivable

     The Company and Dickeyville use the reserve method for directory and certain due from subscriber accounts. The reserve for uncollectibles at December 31, 1996, 1995 and 1994 are $10,606, $13,913 and $-0-,
     respectively, for directory accounts and $11,127, $8,965 and $-0-, respectively, for due from subscriber accounts. The expense for uncollectible accounts, net of recoveries, were $13,328, $35,929 and $28,038 for directory accounts for 1996, 1995 and 1994, respectively. The expense for uncollectible accounts, net of recoveries, were $4,772, $11,666 and $1,561 for certain due from subscriber accounts for 1996, 1995 and 1994, respectively.

     Property and Equipment

     Telephone plant and other property are capitalized at original cost, including the capitalized cost of salaries and wages, materials, certain payroll taxes and employee benefits. Beginning in September 1995, regulators modified accounting principles for the allowance for funds used during construction (AFUDC) to conform with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Cost". The impact of this change was not material. No AFUDC was taken in 1996, 1995, or 1994.

     The Company provides for depreciation for financial reporting purposes on the straight-line method by the application of rates, based on the estimated service lives of the various classes of depreciable property, as approved by the Board of Directors. These estimates are subject to change in the near term.

     Depreciation on depreciable property totaled $807,512, $795,758 and $616,096, which resulted in composite rates of 7.0% for both 1996 and 1995 and 5.3% for 1994.

Note 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     Property and Equipment (Continued)

     Renewals and betterment of units of property are charged to telephone plant in service. When telephone plant is retired, its cost is removed from the asset account and charged against accumulated depreciation, together with removal cost less any salvage realized. No gains or losses are recognized in connection with routine retirements of depreciable property. Repairs and renewals of minor items of property are included in plant specific operations expense.

     Inventories

     Inventories are stated at the lower of cost or market.

     The cost of materials and supplies inventory, which is used primarily for the construction of telephone plant, is determined by the average cost method.

     The cost of communications systems and parts inventory, held primarily for sales and service, is determined by the average cost method.

     Income Taxes

     Income taxes are accounted for using a liability method and provide for the tax effects of transaction reported in the consolidated financial statements including both taxes currently due and deferred. Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     Investment tax credits (ITC), which were deferred prior to the Tax Reform Act of 1986, are being amortized over the regulatory life of the plant which produced the ITC.

     Revenue Recognition

     The Company recognizes revenues when earned regardless of the period in which they are billed.

     Telephone Operations

     Local network service revenues are recognized over the period a subscriber is connected to the telephone network. Calls within an extended community calling area are recognized when made based on a rate per minute of usage as approved by the PSCW.

     Network access and long distance service revenues are derived from charges for access to the Companies' local exchange network. The interstate portion of access revenues are based on an average schedule company settlement formula administered by the National Exchange Carrier Association (NECA) which is regulated by the FCC. The intrastate portion of access revenues are billed on individual company tariff access charge structure based on expense and plant investment of the Company as approved by the PSCW. The tariffs developed from these formulas are used to charge the connecting carrier and recognize revenues in the period the traffic is transported based on the minutes of traffic carried. Long distance revenues are recognized at the time a call is placed based on the minutes of traffic processed at tariffed and contracted rates.

     Other revenues include contractually determined arrangements for the provision of billing and collecting services and are recognized in the period when the services are performed.

     Directory Publishing Revenues

     Both the revenues and expenses related to directory publishing activities are recognized in the period when the directory is published.

     Equipment Sales and Rentals

     Revenues from system sales and services are derived from the sale, installation and servicing of communications systems. Customer contracts of sales and installations are recognized using the completed contract method which recognizes income when the contract is substantially comlete. Rental revenues are recognized over the rental period.

     Cash Equivalents

     All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents.

Note 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued).

     Earnings Per Share

     Earnings per share are computed by dividing net income by the weighted average number of shares and share equivalents of common stock outstanding during the year. The number of shares and share equivalents used in this calculation was 173,140 for both 1996 and 1995 and 171,640 for 1994.


Note 2.     PROPOSED MERGER

     The Company and Mid-Plains, Inc. (Mid-Plains) have entered into an Agreement and Plan of Merger (Merger Agreement) dated December 31,
     1996, which will result in the combination of the Company and Mid-Plains into a holding company. The proposed merger, which will be accounted for as a pooling of interests, has been approved by the respective Board of Directors. It is still subject to approval by the shareholders of each company. The companies expect to receive shareholder approvals and complete the proposed combination during the second quarter of 1997. Under the terms of the proposed Merger Agreement, the Company's shareholders will become shareholders of the holding company's common stock on a four-for-one basis and Mid-Plains' shareholders will become shareholders of the holding company's common stock on a one-for-one basis.

Note 3.   PROPERTY AND EQUIPMENT

          Property and equipment includes the following:
                                                 1996             1995

          Telephone Plant In Service -
           Land and buildings                    $    764,816     $   767,549
           Vehicles and work equipment                451,092         415,066
           Furniture and office equipment             513,044         447,740
           Switching Equipment                      3,241,360       2,947,538
           Outside Plant                            5,637,299       5,544,664
           Other plant and equipment                   46,183          45,844
           Under construction                         112,525         154,076
               Subtotal                            10,766,319      10,322,477

          Other Property -
            Land and buildings                        296,433         296,433
           Radio equipment                            172,123         172,123
           Customer premise equipment                 577,702         651,613
           Other                                      197,636         184,726
           Under construction                           1,417           1,902
               Subtotal                             1,245,311       1,306,797

               Total property and equipment       $12,011,630     $11,629,274

Note 4.     LONG-TERM DEBT

          Long-term debt consists of:
                                            1996              1995
          RUS Mortgage notes - 2%           $  196,996          231,364
          RUS Mortgage notes - 5%              404,916          415,395
          RTB Mortgage Notes - 4%              309,978          330,895
          RTB Mortgage notes - 6.04%           239,034          248,349
          RTB Mortgage notes - 6.05%           559,468          581,215
          RTB Mortgage notes - 7%               96,279           99,220
          RTB Mortgage notes - 8%            1,652,383        1,718,153
           Total long-term debt              3,459,054        3,624,591
          Less current portion                 166,748          170,894

                                         $   3,292,306     $  3,453,697

     The annual requirements for principal payments on long-term debt for the next five years are as follows:

                             1997     $166,748
                             1998      172,300
                             1999      188,700
                             2000      195,800
                             2001      208,000

     Substantially all assets of Farmers and Dickeyville are pledged as security for the long-term debt under certain loan agreements with the Rural Utilities Service (RUS) and the Rural Telephone Bank (RTB).
     These mortgage notes are to be repaid in equal quarterly and monthly installments covering the principal and interest beginning two to three years after the date of issue and expiring by 2012.

     Cash paid for interest for 1996, 1995 and 1994, totaled $229,526, $242,125 and $235,772, respectively.

     Of the funds available under the RUS and RTB approved loans, including amendments, $102,201 remained unadvanced as of December 31, 1996.

Note 5.     EMPLOYEE BENEFITS

     The Company provides a defined contribution 401(k) benefit plan to substantially all employees. Under this plan the Company matches the employee deferred amount up to 5% of compensation. The pension costs, expensed and capitalized, were $45,038, $40,180 and $35,518 for the years ended December 31, 1996, 1995 and 1994, respectively. The Company makes annual contributions to the plan equal to amounts accrued for pension expense.

Note 6.     DIVIDEND RESTRICTION

     The Company is not subject to restrictions on the payment of cash dividends to its stockholders.

     Farmers and Dickeyville are restricted as to the payment of dividends to the Company, by the RUS and RTB mortgage notes. As of December 31, 1996, the maximum amount which could be distributed to the Company in accordance with these restrictions was $166,096.

Note 7.     INCOME TAXES

     Income taxes reflected in the Consolidated Statements of Income consist of the following:

                                          1996        1995       1994
         Federal income taxes -
               Current tax expense        $510,868    $401,986   $420,003
               Deferred tax expense        130,463      93,181    103,026
               Amortization of
                investment tax credits     (28,360)    (33,144)   (30,181)
          State income taxes -
               Current tax expense         164,268     112,976    141,052
               Deferred tax expense         16,136      96,924      7,097
          Total income tax expense        $793,375    $671,923   $640,997

     Cash paid for income taxes and estimated income taxes for 1996, 1995 and 1994 totaled $487,025, $544,525 and $694,025, respectively.

     The following is a reconciliation of the statutory federal income tax rate of 34% to the Company's effective income tax rate:

                                                 Year Ended December 31
                                                 1996       1995    1994
     Statutory federal income tax rate           34.0%      34.0%   34.0%
     State income taxes, net of federal benefit   5.6        5.9     6.1
     Amortization of investment tax credits      (1.2)      (1.8)   (1.8)
     Other differences                           (0.5)      (1.2)    0.8
     Effective income tax rate                   37.9%      36.9%   39.1%

     The components of the Company's deferred tax asset (liability) were as follows:

                                                December 31
                                                1996             1995
          Deferred tax asset:
          Unamortized investment tax credit     $ 47,308         $57,327
          Regulatory liabilities                  35,683          44,143
          Loss carryforwards                      58,252          39,158
          Accrued liabilities                     22,279           9,051
          Director stock option plan                 -0-         142,580
          Other                                   20,084          12,009
          Deferred tax assets                    183,606         304,268

          Less:  Valuation allowance             (58,252)        (67,908)
                                                 125,354         236,360

          Deferred tax liability:
          Property, plant and
             equipment depreciation             (564,434)       (508,255)
          Deferred tax liabilities              (564,434)       (508,255)

          Net deferred tax liability            (439,080)       (271,895)
          Less: Current deferred tax asset       (30,863)        (17,014)
          Long-term deferred tax liability     $(469,943)     $ (288,909)

Note 7.     INCOME TAXES (Continued)

     Deferred credits include a regulatory liability at December 31, 1996 and 1995, of $90,335 and $111,752, respectively. A portion of the regulatory liability represents the excess deferred taxes on depreciable assets, resulting primarily from reductions in the statutory federal income tax rate. This amount is being amortized over the lives of the related depreciable assets in accordance with the average rate assumption method as required by income tax regulations. The regulatory liability also includes an amount associated with unamortized investment tax credits. This amount will be amortized in the same manner as the underlying investment tax credits. The regulatory liabilities have been increased to reflect future revenue requirement levels.

     As of December 31, 1996, the Company had Net Operating Loss (NOL) carryforwards for state income tax purposes of $699,900 that may be used in future years to offset taxable income. To the extent not utilized, the NOL carryforward will begin to expire in 2003.

Note 8.     INVESTMENTS

     In 1995, Farmers settled a legal proceeding involving the cellular license in Wisconsin Rural Service Area Number 8. As a result of the settlement, the Company acquired a 2% limited partnership interest in Wisconsin RSA 8 Limited Partnership for $66,303. This investment is accounted for on the cost method. In addition, the settlement provides Farmers an option to sell this interest during the period September 29, 1998 through March 29, 1999 for $400,000 adjusted for capital contributions and distributions and one-half the change in the Consumer Price Index from the date of the settlement.

     Temporary investments at December 31, 1996 consist primarily of one-year certificates of deposit with interest rates ranging from 5.50% to 6.75%. At December 31, 1995, certificates of deposit included in temporary investments had interest rates ranging from 5.35% to 6.82%. These investments are stated at cost.

     Investments also include $213,309 at December 31, 1996 and 1995, related to RTB Class B stock. Such RTB stock was purchased from the RTB as a condition of obtaining long-term financing. Holders of RTB Class B stock are entitled to patronage dividends in the form of additional Class B stock. However, such stock must be held until the related RTB loan is repaid and may be redeemed only after all shares of Class A stock have been retired, at the discretion of the Board of Directors of RTB.

Note 9.     DIRECTOR STOCK OPTION PLAN

     The Director Stock Option Plan, approved by the Company shareholders on April 25, 1990, and an amendment approved by the Company shareholders on April 29, 1992, granted the Company directors the option to purchase up to 13,000 shares of the Company's common stock. Each director has the option to purchase up to 200 shares of stock annually in lieu of receiving director fees or other compensation. Under the option, each share of common stock may be purchased for 1.5 times the previous year's book value per Company share less $1. The options expire and all rights to purchase shares cease ten years after the option is purchased. The options can be exercised not sooner than six months after the date of grant and must be exercised upon the director's death, disability or termination of service or otherwise with the consent of the plan committee.

     The options have no voting rights.

     The plan also provides for a cash payment equal to the amount of dividends that would have been paid had such options been outstanding shares of stock.


Note 9.     DIRECTOR STOCK OPTION PLAN (Continued)

     On February 22, 1996, the Company Directors cancelled the plan effective January 2, 1996. At that time, all 8,800 shares subject to granted option were issued. The remaining shares which had not been subject to granted options were removed from the plan and returned to the Company.

     The following table summarizes activity of the plan for 1995 and 1996:

                                           Shares Subject
                                           to Grant of Option     Amount
     Balance at December 31, 1993           5,800                  212,425

     1994 Grants                            1,500                   70,770

     Balance at December 31, 1994           7,300                 $283,195

     1995 Grants                            1,500                   77,760

     Balance at December 31, 1995           8,800                  360,955

     Grants exercised                      (8,800)                (360,955)

     Balance at December 31, 1996             -0-                  $     0

Note 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following required disclosures present the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

     The amounts disclosed represent management's best estimate of fair value. These fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve uncertainties, and require significant judgment and therefore, may vary significantly from amounts that would be realized in actual transactions. Further, in accordance with accounting requirements, the Company has excluded certain financial instruments and all other assets and liabilities from its disclosure. Accordingly, the aggregate fair value amounts presented are not intended to, and do not, represent the underlying fair value of the Company.

     The methods and assumptions used to estimate fair value are as follows:

     Cash, Cash Equivalents, and Temporary Investments

     The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

     The fair value of temporary investment was approximated by discounting the cash flow of the investments at the current rates offered for similar investments.

     Long-Term Investments

     For investments totaling $302,014 there are no quoted market prices. Because of this and certain limitations on charges in equity interest, management does not believe it is practicable or cost effective at this time to provide a current estimate of fair value. A portion of these investments represents a 2% interest in a limited partnership which is carried at its original cost of $66,303 on Farmers' books. As described in Note 8 Farmers does, however, have an option to sell this investment during the period September 29, 1998 through March 29, 1999.

     Long-Term Debt

     The fair value of the Company's long-term debt was estimated based on the current rates available to the Company for debt with similar remaining maturities.

     The carrying amount and estimated fair value of the Company's financial instruments are as follows:

                                  1996                  1995

                                  Carrying   Estimated  Carrying   Estimated
                                  Amount     Fair Value Amount     Fair Value
     Financial Assets
     Cash, cash equivalents, and
          temporary investments   $4,044,290 $4,050,699 $3,259,917 $3,272,059

     Financial Liabilities
     Long-term debt               $3,459,054 $3,179,603 $3,624,591 $3,482,004

Note 11.  REGULATORY ACCOUNTING

     Farmers and Dickeyville follow accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). In general, SFAS 71 requires companies to depreciate plant and equipment over lives approved by regulators which may extend beyond the assets' actual economic and technological lives. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery in the future. Consequently, the recorded net book value of certain assets and liabilities, primarily telephone plant and equipment, may be greater than that which would otherwise be recorded by unregulated enterprises. On an ongoing basis, the Company reviews the continued applicability of SFAS 71 based on the current regulatory and competitive environment. Although recent developments suggest that the telecommunications industry will become increasingly competitive, the degree to which cost of service regulatory oversight of local-exchange carriers, including the Company, will be lifted and competition will be permitted to establish the cost of service to the consumer is presently unknown. As a result, the Company continues to believe that accounting under SFAS 71 is appropriate.

                        APPENDIX IX


              CHORUS COMMUNICATIONS GROUP, LTD.


                     Financial Statement
                            as of
                       March 11, 1997
              With Independent Auditor's Report

                Independent Auditor's Report


To the Board of Directors
Chorus Communications Group, Ltd.

We have audited the accompanying balance sheet of Chorus
Communications Group, Ltd. (a Wisconsin corporation) at March 11, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Chorus Communications Group, Ltd. at March 11, 1997, in conformity with generally accepted accounting principles.


/s/KIESLING ASSOCIATES LLP
KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 11, 1997

                CHORUS COMMUNICATIONS GROUP, LTD.
                         BALANCE SHEET
                                                   March 11, 1997
ASSETS

CURRENT ASSETS
    Cash                                                100

TOTAL ASSETS                                            100

LIABILITIES AND STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY
     Common stock - no par value, 9,000 shares
     authorized, 100 shares issued and outstanding      100

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              100

The accompanying note is an integral part of this financial statement.


Note to Financial Statement
                       March 11, 1997

Note 1.  GENERAL

             Chorus Communications Group, Ltd. (Chorus) was incorporated as a Wisconsin corporation on March 7, 1997, to serve as a holding company. On March 10, 1997, Mid-Plains, Inc. purchased 100 shares of the common stock for $100 in cash, for the purpose of completing the organization of Chorus. Chorus has had no other financial transactions.

                            PART II
            INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 180.0851 of the WBCL requires a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if the director or officer was a party because he or she is a director or officer of the corporation. In cases not included in the foregoing, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

     (A-1) A willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.

     (A-2) A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.

     (A-3) A transaction from which the director or officer derived an improper personal profit.

     (A-4)     Willful misconduct.

Determination of whether indemnification is required under (A-1) through (A-4) above is made under Section 180.0855 of the WBCL, which provides that unless otherwise provided by the Articles of Incorporation or Bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification shall select one of the following means for determining his or her right to indemnification:

     (B-1) By a majority vote of a quorum of the Board of Directors consisting of directors who are not at the time parties to the same or related proceedings.

     (B-2) By independent legal counsel selected by a quorum of the Board of Directors or its committee in the manner prescribed in (B-1) above or, if unable to obtain such a quorum or committee, by a majority vote of the full Board of Directors, including directors who are parties to the same or related proceedings;

     (B-3) By a panel of three arbitrators consisting of one arbitrator selected by those directors entitled under (B-2) above to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the two arbitrators previously selected;

     (B-4) By an affirmative vote of shares as provided in Section 180.0725 of the WBCL;

     (B-5)     By a court under Section 180.0854 of the WBCL; or

     (B-6) By any other method provided for in any additional rights to indemnification permitted under Section 180.0858 of the WBCL.

     The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent, does not, by itself, create a presumption that indemnification of the director or officer is not required under Section 180.0851(2) of the WBCL.

     The mandatory indemnification provided in Section 180.0851 of the WBCL as outlined above, may be limited by the corporation's articles of incorporation, pursuant to Section 180.0852 of the WBCL.

     Section 180.0854 of the WBCL provides that except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court shall order indemnification if it determines any of the following: (a) that the director or officer is entitled to indemnification under Section 180.0851(1) or (2) of the WBCL; or
(b) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under Section 180.0851(2) of the WBCL.

     Section 180.0858 of the WBCL provides that Sections 180.0851 and
180.0853 of the WBCL do not preclude any additional rights to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the corporation, a written agreement between the director or officer and the corporation, a resolution of the Board of Directors, or a resolution that is adopted, after notice, by a majority vote of all of the corporation's shares then issued and outstanding.

     Notwithstanding the foregoing, however, the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses, unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under (A-1) to (A-4) discussed above. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in this determination.

     None of the foregoing provisions effect the corporation's power to pay or reimburse expenses incurred by a director or officer as a witness in a proceeding to which he or she is not a party, or as a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.

     It is the public policy of the state of Wisconsin to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investments by advisors.

     The Chorus Articles of Incorporation do not contain any provision which may limit its obligation to indemnify under Section 180.0851 of the WBCL.

     Article XI of the Chorus Bylaws makes mandatory the indemnification expressly authorized under the WBCL.

     Pursuant to Section 7.8 of the Merger Agreement, Chorus shall cause Mid-Plains and Pioneer to maintain in effect the current provisions regarding indemnification of officers and directors contained in the articles of incorporation and bylaws of Pioneer and Mid-Plains, and each of their subsidiaries. Chorus shall also cause Mid-Plains and Pioneer to maintain in effect a current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Pioneer and Mid-Plains, respectively, with respect to claims arising from facts or events which occurred on or before the Effective Time. Lastly, Chorus shall cause Pioneer and Mid-Plains to indemnify the directors and officers of Pioneer and Mid-Plains, respectively, to the fullest extent to which Pioneer and Mid-Plains are permitted to indemnify such officers and directors under Wisconsin law.

ITEM 21.     EXHIBITS.

Exhibit
Number     Exhibit

2 Agreement and Plan of Merger, dated December 31, 1996, between Pioneer Communications, Inc., and Mid-Plains, Inc. (Included as Appendix I to the Joint Proxy Statement/Prospectus.)

3(a) Form of Amended and Restated Articles of Incorporation of Chorus Communications Group, Ltd. (Included as Appendix II to the Joint Proxy Statement/Prospectus.)

3(b) Form of Bylaws of Chorus Communications Group, Ltd. (Included as Appendix III to the Joint Proxy Statement/Prospectus.)

5 Opinion of Axley Brynelson regarding validity of securities being registered.

8 Form of opinion of Axley Brynelson regarding certain federal income tax matters.

21    Subsidiaries of Chorus Communications Group, Ltd.

23(a) Consent of Kiesling Associates LLP (Mid-Plains)

23(b) Consent of Kiesling Associates LLP (Pioneer)

23(c) Consent of Kiesling Associates LLP (Chorus)

23(d) Consent of Axley Brynelson.  (Included in the opinion filed as Exhibit
      5 to this Registration Statement and incorporated herein by reference.)

23(e) Consent of Axley Brynelson.  (Included in the opinion filed as Exhibit
      8 to this Registration Statement and incorporated herein by reference.)

23(f) Consent of Edelman & Co., Ltd.

23(g) Consent of Madison Valuation Associates, Inc.

24(a) Powers of Attorney - Chorus.

24(b) Powers of Attorney - Mid-Plains

24(c) Powers of Attorney - Pioneer


99(a) Mid-Plains Proxy/Voting Instruction Card.

99(b) Pioneer Proxy/Voting Instruction Card.

ITEM 22.     UNDERTAKINGS

     (a)      The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5)  That every prospectus (i) that is filed pursuant to paragraph
     (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precendent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Chorus Communications Group, Ltd. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Middleton, Wisconsin on March 14, 1997.


                                   Chorus Communications Group, Ltd.

                                   By:  /s/ Dean W. Voeks


                                        Dean W. Voeks
                                        Chief Executive Officer


                                   By:  /s/ Howard G. Hopeman


                                        Howard G. Hopeman
                                        Executive Vice President and Chief
                                        Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated.

     Signature                   Title                  Date


/s/ G. Burton Bloch
G. Burton Bloch                  Director               March 14, 1997


/s/ Charles Maulbetsch
Charles Maulbetsch               Director               March 14, 1997


/s/ Harold L. Swanson
Harold L. Swanson                Director               March 14, 1997


/s/ Douglas J. Timmerman
Douglas J. Timmerman             Director               March 14, 1997


/s/ Dean W. Voeks
Dean W. Voeks                    Director               March 14, 1997

     Pursuant to the requirements of the Securities Act of 1933, Mid-Plains,
Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Middleton, Wisconsin on March 14, 1997.


                                   MID-PLAINS, INC.

                                   By:  /s/ Dean W. Voeks


                                        Dean W. Voeks
                                        President


                                   By:  /s/ Howard G. Hopeman


                                        Howard G. Hopeman
                                        Vice President and Chief Financial
                                        Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated.

     Signature                  Title                  Date


/s/ Floyd A. Brynelson
Floyd A. Brynelson              Director               March 14, 1997


/s/ S. C. Ehlers
S. C. Ehlers                    Director               March 14, 1997


/s/ E. A. Johnson
E. A. Johnson                   Director               March 14, 1997


/s/ Charles Maulbetsch
Charles Maulbetsch              Director               March 14, 1997


/s/ Harold L. (Lee) Swanson
Harold L. (Lee) Swanson         Director               March 14, 1997


/s/ Fredrick E. Urben
Fredrick E. Urben               Director               March 14, 1997


/s/ Dean W. Voeks
Dean W. Voeks                   Director               March 14, 1997


Pursuant to the requirements of the Securities Act of 1933, Pioneer Communications, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lancaster, Wisconsin on March 14, 1997.

                                   PIONEER COMMUNICATIONS, INC.

                                   By: /s/ Douglas J. Timmerman
                                        Douglas J. Timmerman
                                        President

                                   By: /s/ Terrence Mathers
                                        Terrence Mathers
                                        Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated.

Signature                     Title                    Date

/s/ G. Burton Bloch                Director            March 14, 1997
G. Burton Bloch

/s/ Mark V. Brickl                 Director            March 14, 1997
Mark V. Brickl

/s/ Albert Ertz, Jr.               Director            March 14, 1997
Albert Ertz, Jr.

/s/ Joseph Grosser                 Director            March 14, 1997
Joseph Grosser

/s/ Gerald Knapp                   Director            March 14, 1997
Gerald Knapp

/s/ Henry A. Melssen               Director            March 14, 1997
Henry A. Melssen

/s/ Dennis Marshall                Director            March 14, 1997
Dennis Marshall

/s/ Douglas J. Timmerman           Director            March 14, 1997
Douglas J. Timmerman